Filed Pursuant to Rule 424(b)(3)
Registration No. 333-126097

PROSPECTUS

$300,000,000

Pogo Producing Company

Offer to Exchange
registered
6.625% Senior Subordinated Notes due 2015
for all outstanding
6.625% Senior Subordinated Notes due 2015

The Exchange Notes:

  •
  will be freely tradable and otherwise substantially identical to the Outstanding Notes;

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  will accrue interest at 6.625% per annum, payable semiannually on each March 15 and September 15; and

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  will not be listed on any securities exchange or on any automated dealer quotation system, but may be sold in the over-the-counter market, in negotiated transactions or through a combination of those methods.

The exchange offer:

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  expires at 5:00 p.m., New York City time, on November 3, 2005, unless sooner terminated or extended; and

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  is not conditioned upon any minimum principal amount of Outstanding Notes being tendered.

You should note that:

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  we will exchange all Outstanding Notes that are validly tendered and not validly withdrawn for an equal principal amount of Exchange Notes that we have registered under the Securities Act of 1933;

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  you may withdraw tenders of Outstanding Notes at any time prior to the expiration of the exchange offer;

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  the exchange of Outstanding Notes for Exchange Notes in the exchange offer should not be a taxable event for U.S. federal income tax purposes; and

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  the exchange offer is subject to customary conditions, which we may waive in our sole discretion.

        Please consider carefully the risk factors beginning on page 21 of this prospectus before participating in the exchange offer.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is September 30, 2005.

        This prospectus is part of a registration statement we filed with the Securities and Exchange Commission. You should rely only on the information we have provided or incorporated by reference in this prospectus. We have not authorized anyone to provide you with additional or different information. We are not making an offer of these securities in any jurisdiction where the offer is not permitted. You should assume that the information in this prospectus is accurate only as of the date on the front of this prospectus and that any information we have incorporated by reference is accurate only as of the date of the document incorporated by reference.

TABLE OF CONTENTS

WHERE YOU CAN FIND MORE INFORMATION	i
SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS	ii
PROSPECTUS SUMMARY	1
RISK FACTORS	21
PRIVATE PLACEMENT	32
USE OF PROCEEDS	32
CAPITALIZATION	33
DESCRIPTION OF OTHER INDEBTEDNESS	34
THE EXCHANGE OFFER	36
DESCRIPTION OF THE EXCHANGE NOTES	47
CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS	101
PLAN OF DISTRIBUTION	106
TRANSFER RESTRICTIONS ON OUTSTANDING NOTES	108
LEGAL MATTERS	108
EXPERTS	108
INDEPENDENT PETROLEUM ENGINEERS	108

        Each broker-dealer that receives Exchange Notes pursuant to this exchange offer in exchange for securities acquired for its own account as a result of market-making or other trading activities must acknowledge that it will deliver a prospectus in connection with any resale of such new securities. This prospectus, as it may be amended or supplemented from time to time, may be used by such a broker-dealer in connection with resales of such new securities. We have agreed that, starting on the date of the completion of the exchange offer to which this prospectus relates for up to 180 days following completion of the exchange offer, we will make this prospectus available to any broker-dealer for use in connection with any such resale. See "Plan of Distribution." The letter of transmittal attached as an exhibit to the registration statement of which this prospectus forms a part states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an underwriter within the meaning of the Securities Act of 1933, as amended.

WHERE YOU CAN FIND MORE INFORMATION

        We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document we file at the Public Reference Room of the SEC, 100 F Street, N.E., Washington, D.C. 20549.

        Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public on the SEC's website at http://www.sec.gov and on our website at http://www.pogoproducing.com. However, the information on our website does not constitute a part of this prospectus. Reports and other information concerning us can also be inspected at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005. Our common stock is listed and traded on the New York Stock Exchange under the trading symbol "PPP."

i

        This prospectus is part of a registration statement we have filed with the SEC relating to the Notes. As permitted by SEC rules, this prospectus does not contain all of the information we have included in the registration statement and the accompanying exhibits and schedules we file with the SEC. You may refer to the registration statement, exhibits and schedules for more information about us and these securities.

        The information included in the documents described below is incorporated by reference and is considered to be a part of this prospectus. The most recent information that we file with the SEC automatically updates and supersedes older information. We are incorporating by reference into this prospectus (excluding any information that was furnished to (and not filed with) the SEC) the following documents (File No. 001-07792):

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  our Annual Report on Form 10-K for the fiscal year ended December 31, 2004, which was filed with the SEC on March 7, 2005;

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  our Quarterly Report on Form 10-Q for the quarterly periods ended March 31, 2005 and June 30, 2005, which were filed with the SEC on May 5, 2005 and August 2, 2005, respectively; and

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  our Current Reports on Form 8-K filed with the SEC on January 25, 2005, January 31, 2005, March 22, 2005, March 24, 2005, June 20, 2005, July 12, 2005, August 1, 2005, August 15, 2005, August 18, 2005, August 25, 2005, September 20, 2005, September 22, 2005 and September 29, 2005.

        Until the termination of the exchange offer described in this prospectus, we will also incorporate by reference all documents that we may file in the future under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, or the Exchange Act, excluding any information therein that was furnished to (and not filed with) the SEC.

        We will provide you without charge a copy of any and all documents that have been incorporated by reference into this prospectus, except that exhibits to such documents will not be provided unless they are specifically incorporated by reference into such documents. Requests for copies of any such document should be directed to:

Pogo Producing Company
5 Greenway Plaza, Suite 2700
Houston, Texas 77046
Attention: Corporate Secretary
Telephone number is (713) 297-5000

        To obtain timely delivery of any of our documents, you must make your request to us no later than October 27, 2005. Unless sooner terminated, the exchange offer will expire at 5:00 p.m., New York City time, on November 3, 2005. The exchange offer can be extended by us in our sole discretion, but we currently do not intend to extend the expiration date. Please read "The Exchange Offer" for more detailed information.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

        The statements included or incorporated by reference in this prospectus include "forward-looking statements" within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. All statements included or incorporated by reference herein, other than statements of historical fact, are forward-looking statements. In some cases, you can identify our use of forward-looking statements by the words "anticipate," "estimate," "expect," "objective," "projection," "forecast," "goal," and similar expressions. Such forward-looking statements include, without limitation, the statements herein and therein regarding the timing of future events regarding our operations and our

ii

subsidiaries, and the statements regarding our anticipated future financial position and cash requirements. Although we believe that the expectations reflected in these forward-looking statements are reasonable, we can give no assurance that such expectations will prove to have been correct. We disclose the important factors that could cause actual results to differ materially from our expectations in cautionary statements included in this prospectus and in other filings by us with the SEC. All subsequent written and oral forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by these cautionary statements. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of the risk factors set forth below and other factors set forth or incorporated by reference in this prospectus. These factors include:

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  the cyclical nature of the oil and natural gas industries;

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  our ability to successfully and profitably find, produce and market oil and natural gas;

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  uncertainties associated with the United States and worldwide economies;

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  current and potential governmental regulatory actions in countries where we operate;

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  substantial competition from larger companies;

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  our ability to implement cost reductions;

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  our ability to acquire additional oil and natural gas reserves;

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  operating interruptions (including leaks, explosions, fires, mechanical failure, unscheduled downtime, transportation interruptions, and spills and releases and other environmental risks);

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  fluctuations in foreign currency exchange rates in areas of the world where we conduct operations;

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  uncertainties and difficulties associated with the integration and operation of the properties of Northrock Resources Ltd., which we recently acquired; and

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  covenant restrictions in our debt agreements.

        Many of those factors are beyond our ability to control or predict. We caution you against putting undue reliance on forward-looking statements or projecting any future results based on such statements or present or prior earnings levels.

        All subsequent written and oral forward-looking statements attributable to us and persons acting on our behalf are qualified in their entirety by the cautionary statements contained in this section and elsewhere in this prospectus.

iii

PROSPECTUS SUMMARY

        This summary highlights information contained elsewhere in this prospectus. It is not complete and may not contain all of the information that you should consider before deciding whether to participate in this exchange offer. We encourage you to read this prospectus and the documents incorporated by reference in their entirety before participating in the exchange offer, including the information set forth under the heading "Risk Factors." Unless the context requires otherwise or unless otherwise noted, when we use the terms "Pogo," "we," "us," or "our," we are referring to Pogo Producing Company and its subsidiaries.

Pogo Producing Company

        We explore for, develop and produce crude oil and natural gas. We are headquartered in Houston, Texas, and our business activities are primarily focused in the United States, both onshore and offshore. We own approximately 705,000 gross leasehold acres in major oil and gas provinces in the United States.

        In January 2005, we announced several strategic initiatives aimed at strengthening and repositioning Pogo, including a potential sale of our Thailand and Hungary operations. In the summer of 2005, we closed the sale of our Thailand properties for $820 million and our Hungary properties for approximately $9 million. On September 27, 2005, we also took a critical next step in our strategy to make Pogo a more focused North American oil and gas producer by acquiring all of the stock of Northrock Resources Ltd., Unocal Corporation's indirect wholly-owned Canadian subsidiary, for approximately $1.7 billion. Northrock's exploitation and development activities are concentrated in Saskatchewan and Alberta with key exploration plays in Canada's Northwest Territories, British Columbia and the Alberta Foothills. Please read "—Recent Developments" below.

        We have recast our historical financial statements to present our Thailand and Hungary operations as discontinued, and the summary information on our historical operations below reflects that presentation. Unless otherwise indicated, summary historical information presented in this prospectus includes only our continuing operations as of the dates presented and, accordingly, excludes the Thailand and Hungary discontinued operations and Northrock's operations.

        For the year ended December 31, 2004, and the six months ended June 30, 2005, our revenues were $987.7 million and $541.7 million, and net income (including net income from discontinued operations) was $261.8 million and $162.7 million, respectively. The following table summarizes our 2004 year-end estimated proven reserves and those of Northrock as of June 30, 2005.

	Pogo Estimated Proven Reserves As of December 31, 2004	Northrock Estimated Proven Reserves As of June 30, 2005
Oil, condensate and natural gas liquids (in thousands of barrels (Mbbls))	83,866	58,547
Natural gas (in million cubic feet (MMcf))	933,981	252,937
Combined (in million cubic feet of natural gas equivalent (MMcfe))	1,437,177	604,219

For more information, please see "Summary of Reserve Information."

        During 2004, we grew our hydrocarbon asset base and achieved full reserves replacement of our worldwide production for the thirteenth consecutive year. In 2004, our average daily production of liquid hydrocarbons was 33,750 bbls, and average daily production of natural gas was 244.3 MMcf. For the six months ended June 30, 2005, our average daily production of liquid hydrocarbons was 30,521 bbls, and average daily production of natural gas was 256.7 MMcf. We drilled 276 gross wells during

2004, successfully completing 94%, or 259, of those wells. During the first six months of 2005, we drilled 120 gross wells with 108 successfully completed, a 90% success rate.

Domestic Offshore Operations

        We maintain a significant presence in the Gulf of Mexico, where approximately 22% of our proven reserves were located as of December 31, 2004. During 2004, approximately 22% of our natural gas production and 72% of our oil and condensate production came from our domestic offshore properties in the Gulf of Mexico, contributing approximately 45% of our consolidated oil and gas revenues. We participated in drilling 12 wells in this region during 2004, of which ten, or 83%, were successfully completed. In the six months ended June 30, 2005, we participated in drilling five wells in this region, of which one, or 20%, was successfully completed. At June 30, 2005, we held varying interests in 175 producing oil and natural gas wells in the region, as well as interests in 80 federal leases and 9 state leases offshore from Louisiana and Texas. We intend to continue an active lease evaluation program in the Gulf of Mexico in order to identify exploration and exploitation opportunities.

Domestic Onshore Operations

        Our onshore domestic operations are concentrated in the Permian Basin area in New Mexico and West Texas, the Panhandle of Texas, the San Juan Basin in New Mexico and the Wind River Basin in Wyoming, which we collectively refer to as our "Western U.S. region," as well as in the Texas and Louisiana gulf coasts, which we refer to as our "Gulf Coast region." Domestic onshore reserves as of December 31, 2004 accounted for approximately 78% of our total proven reserves, with the Gulf Coast region and the Western U.S. region contributing approximately 23% and 55%, respectively, of our total proven reserves. During 2004, approximately 78% of our natural gas production and 28% of our oil and condensate production was from our domestic onshore properties, contributing approximately 55% of our consolidated oil and gas revenues.

        In our Western U.S. region, we have actively explored in West Texas and New Mexico for more than 25 years and, during this period, participated in the discovery or development of over 30 oil and natural gas fields. In 2004, we participated in the drilling of 159 wells in these areas, 97% of which were successfully completed. In the six months ended June 30, 2005, we participated in drilling 102 wells in this region, of which 96, or 94%, were successfully completed. We believe that, during the past decade, we have been one of the more active companies drilling for oil and natural gas in the Permian Basin of West Texas and southeastern New Mexico. During 2005, we plan to drill approximately 160 wells in various known fields and exploratory prospects in the Permian Basin, Texas Panhandle and San Juan Basin and approximately 75 wells in the Wind River Basin. As of June 30, 2005, we had drilled 80 and 22 wells in these areas, respectively.

        In the Gulf Coast region, we are actively exploring for, acquiring and developing oil and natural gas reserves in the coastal onshore areas of Louisiana and Texas. During 2004, we participated in drilling 54 wells in this region, 91% of which were successfully completed. In the six months ended June 30, 2005, we participated in drilling 13 wells in this region, of which 12, or 92%, were successfully completed. For the remainder of 2005 we intend to continue actively exploring the Wilcox formation on our South Texas leasehold, where we have been developing gas reserves and drilled over 40 wells in 2004. We are also actively exploring for new reserves along the upper Gulf Coast in Texas and Louisiana.

Operations Outside North America

        We have conducted international exploration activities since the late 1970s in numerous oil and natural gas areas throughout the world. We currently hold three petroleum exploration licenses covering approximately 1,043,000 acres offshore of New Zealand. We are acquiring and reprocessing

3-D and 2-D seismic data in this region with a goal of committing to drill multiple exploration wells as early as the first half of 2006. Our international explorationists continue to evaluate other opportunities that are consistent with our international exploration strategy and expertise.

Recent Developments

        Acquisition of Northrock from Unocal.    On September 27, 2005, we acquired all of the outstanding shares of Northrock Resources Ltd., a Canadian company and an indirect wholly owned subsidiary of Unocal Corporation, for a purchase price of approximately $1.7 billion.

        As of June 30, 2005, Northrock owned 604,219 MMcfe of estimated proven reserves on approximately 300,000 net acres, plus approximately 1.1 million net acres of undeveloped leasehold. Northrock's exploitation and development activities are concentrated in Saskatchewan and Alberta with key exploration plays in Canada's Northwest Territories, British Columbia and the Alberta Foothills. Taking into account the recent disposition of our Thailand operations, we expect the Northrock acquisition to:

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  significantly increase our total proven oil and gas reserves as of year-end 2004 from 1,437,177;

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  increase our worldwide net leasehold acreage by about 82%, from approximately 1.7 million net acres to approximately 3.1 million net acres;

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  immediately add over 900 identified drilling opportunities to our inventory;

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  complement our reserve and production mix with Northrock's high quality North American crude oil and natural gas assets; and

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  extend our indicated reserves life.

        We financed the acquisition utilizing net proceeds from our recent offering of $500 million principal amount of 6.875% Senior Subordinated Notes due 2017, cash on hand and additional borrowings under our credit facility.

        We expect the Northrock acquisition to add approximately 30,000 barrels of oil equivalent per day of production. We have implemented a hedging program related to the Northrock acquisition by entering into natural gas and crude oil option agreements designed to establish floor and ceiling prices on anticipated future production, known as "costless collars," covering volumes equal to most of Northrock's current production, extending throughout 2006 and 2007. We have in place oil costless collars covering 15,000 barrels per day with floors of $50/bbl and ceilings ranging from $78 to $82/bbl for 2006, and floors of $50/bbl and ceilings ranging from $75 to $77.50/bbl for 2007. We also have in place natural gas costless collars covering 75 million cubic feet per day with floors of $6/Mcf and ceilings of $13.50 to $14/Mcf for 2006, and floors of $6/Mcf and ceilings of $12.00 to $12.50/Mcf for 2007.

        Hurricanes Katrina and Rita.    On August 29, 2005, after passing through the Gulf of Mexico, Hurricane Katrina made landfall near New Orleans, Louisiana and caused one of the worst natural disasters in U.S. history. On September 24, 2005, Hurricane Rita, one of the strongest measured hurricanes to have entered the Gulf of Mexico, made landfall between Sabine Pass, Texas and Johnson's Bayou, Louisiana. As of September 29, 2005, approximately 18,000 bbls of oil and 35 MMcf of natural gas of our net daily production were shut-in as a result of the storms, representing substantially all of our Gulf of Mexico production. Based on inspections to date, only one of the platforms we operate, located in Main Pass Block 123, appears to have sustained major damage. These inspections are ongoing. Significant damage to platforms and pipelines operated by others has also occurred, including facilities that are located in Viosca Knoll Block 823, Eugene Island Block 330, and South Marsh Island Block 128. Also, damage to processing plants and other onshore infrastructure operated by others will likely delay some or all of our shut-in production from coming back "on-line."

In order to protect our cash flow related to deferred production, we maintain business interruption insurance for some of the blocks affected by the shut-in. Coverage commences 60 days after the blocks are shut-in and will continue for a period of one year unless the production is fully restored earlier. The daily indemnity amount we expect to be paid is approximately $800,000, which will be reduced as production is partially restored. Please read "Risk Factors — Risks Relating to Our Business — The extent of the effect of Hurricanes Katrina and Rita on our operations in the Gulf of Mexico is not yet known and may be substantial."

        Thailand and Hungary Dispositions.    On August 17, 2005, we completed the sale of our subsidiary Thaipo Limited and our interests in B8/32 Partners Limited, effecting a disposition of all our Thailand operations, including a 46.34% working interest in a 608,000 gross acre concession in the Gulf of Thailand. The interests were sold for $820 million in cash to Mitsui Oil Exploration Co., Ltd. and PTTEP Offshore Investment Company Limited.

        On June 7, 2005, we sold Pogo Hungary, Ltd., a wholly-owned subsidiary that owns a license to explore for oil and gas in central and south central Hungary, for approximately $9.0 million.

        Capital Budget.    We have established a $525 million exploration and development budget (excluding property acquisitions) for 2005. We expect to spend approximately $258 million on exploration and $267 million on development activities. In establishing our budget, we have anticipated that we will drill approximately 350 wells during 2005. As of June 30, 2005, we had spent approximately 50% of our 2005 capital budget.

        Stock Repurchase.    During the first quarter of 2005, we announced a share repurchase plan, for which we expect to expend not less than $275 million nor more than $375 million to effect the repurchases. As of August 31, 2005, we had spent approximately $236 million in repurchasing approximately five million shares.

        Notes Offering.    On September 23, 2005, we issued $500 million principal amount of 6.875% Senior Subordinated Notes due 2017 in a private offering, the net proceeds of which we used to fund a portion of the purchase price of Northrock.

        Our principal executive offices are located at 5 Greenway Plaza, Suite 2700, Houston, Texas 77252. Our main telephone number is (713) 297-5000. We maintain a website on the Internet at http://www.pogoproducing.com. The information on our website is not incorporated by reference into this prospectus.

The Exchange Offer

        On March 29, 2005, we completed a private offering of $300 million principal amount of 6.625% Senior Subordinated Notes due 2015, which we refer to as the "Outstanding Notes." We sold the Outstanding Notes in transactions exempt from or not subject to the registration requirements under the Securities Act. Accordingly, the Outstanding Notes are subject to transfer restrictions. In general, you may not offer or sell the Outstanding Notes unless either they are registered under the Securities Act or the offer or sale is exempt from or not subject to registration under the Securities Act and applicable state securities laws.

        In connection with the sale of the Outstanding Notes, we entered into an Exchange and Registration Rights Agreement with the initial purchasers of the Outstanding Notes. We agreed to use our reasonable best efforts to have the registration statement of which this prospectus is a part declared effective by the SEC within 180 days after the issue date of the Outstanding Notes and to commence and complete the exchange offer no later than 45 days after the registration statement becomes effective. In the exchange offer, you are entitled to exchange your Outstanding Notes for notes registered under the Securities Act with substantially identical terms, except that the existing transfer restrictions will be removed, which we refer to as the "Exchange Notes." You should read the discussion under the headings "—Terms of the Exchange Notes" and "Description of the Exchange Notes" for further information about the Exchange Notes. We refer to the Outstanding Notes and the Exchange Notes (separately or collectively as the context indicates) as the "Notes."

        We have summarized the terms of the exchange offer below. You should read the discussion under the heading "The Exchange Offer" for further information about the exchange offer and resale of the Exchange Notes. If you fail to exchange your Outstanding Notes for Exchange Notes in the exchange offer, the existing transfer restrictions will remain in effect and the market value of your Outstanding Notes likely will be adversely affected because of a smaller float and reduced liquidity.

Expiration Date	Unless sooner terminated, the exchange offer will expire at 5:00 p.m., New York City time, on November 3, 2005 or such later date and time to which we extend it.
Withdrawal of Tenders
You may withdraw your tender of Outstanding Notes at any time prior to the expiration date. We will return to you, without charge, promptly after the expiration or termination of the exchange offer any Outstanding Notes that you tendered but that were not accepted for exchange.
Conditions to the Exchange Offer	We will not be required to accept Outstanding Notes for exchange if, in our reasonable judgment, the exchange offer, or the making of any exchange by a holder of Outstanding Notes, would:
• violate applicable law or any applicable interpretation of the staff of the SEC; or
• be impaired by any action or proceeding that has been instituted or threatened in any court or by or before any governmental agency with respect to the exchange offer.
The exchange offer is not conditioned upon any minimum aggregate principal amount of Outstanding Notes being tendered.

Please read "The Exchange Offer—Conditions to the Exchange Offer" for more information about the conditions to the exchange offer.
Procedures for Tendering Outstanding Notes
If you wish to participate in the exchange offer, you must complete, sign and date the letter of transmittal that we are providing with this prospectus and mail or deliver the letter of transmittal, together with the Outstanding Notes, to the exchange agent prior to the expiration date. If your Outstanding Notes are held through The Depository Trust Company (DTC), you may effect delivery of the Outstanding Notes by book-entry transfer.

In the alternative, if your Outstanding Notes are held through DTC, you may participate in the exchange offer through DTC's automated tender offer program. If you tender under this program, you will agree to be bound by the letter of transmittal as though you had signed it.
By signing or agreeing to be bound by the letter of transmittal, you will represent to us that, among other things:
	•	any Exchange Notes that you receive will be acquired in the ordinary course of your business;
	•	you have no arrangement or understanding with any person to participate in the distribution of the Outstanding Notes or the Exchange Notes within the meaning of the Securities Act of 1933;
•
you are not our "affiliate," as defined in Rule 405 of the Securities Act, or, if you are our affiliate, you will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable;
	•	if you are not a broker-dealer, you are not engaged in, and do not intend to engage in, the distribution of the Exchange Notes;
•
if you are a broker-dealer, you will receive Exchange Notes in exchange for Outstanding Notes that you acquired for your own account as a result of market-making activities or other trading activities, and you will deliver a prospectus in connection with any resale of such Exchange Notes;
	•	if you are a broker-dealer, you did not purchase the Outstanding Notes to be exchanged for the Exchange Notes from us; and
	•	you are not acting on behalf of any person who could not truthfully and completely make the foregoing representations.

Special Procedures for Beneficial Owners
If you own a beneficial interest in Outstanding Notes that are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to tender the Outstanding Notes in the exchange offer, please contact the registered holder as soon as possible and instruct it to tender on your behalf and to comply with our instructions described in this prospectus.
Guaranteed Delivery Procedures	You must tender your Outstanding Notes according to the guaranteed delivery procedures described in "The Exchange Offer—Guaranteed Delivery Procedures" if any of the following apply:
• you wish to tender your Outstanding Notes but they are not immediately available;
• you cannot deliver your Outstanding Notes, the letter of transmittal or any other required documents to the exchange agent prior to the expiration date; or
• you cannot comply with the applicable procedures under DTC's automated tender offer program prior to the expiration date.
Consequences of Failure to Exchange Your Outstanding Notes
Subject only to limited exceptions applicable to persons to whom the exchange offer is not available, if you do not exchange your Outstanding Notes in the exchange offer, you will no longer be entitled to registration rights. You will not be able to offer or sell the Outstanding Notes unless they are later registered, sold pursuant to an exemption from registration or sold in a transaction not subject to the Securities Act or state securities laws. Other than in connection with the exchange offer or as specified in the Exchange and Registration Rights Agreement, we are not obligated to, nor do we currently anticipate that we will, register the Outstanding Notes under the Securities Act. See "The Exchange Offer—Consequences of Failure to Exchange."
United States Federal Income Tax Consequences
We believe that the exchange of Outstanding Notes for Exchange Notes in the exchange offer should not be a taxable event for U.S. federal income tax purposes. Please read "Certain United States Federal Income Tax Considerations."
Use of Proceeds	We will not receive any cash proceeds from the issuance of Exchange Notes in the exchange offer.

Plan of Distribution
All broker-dealers who receive Exchange Notes in the exchange offer have a prospectus delivery obligation. Based on SEC no-action letters, broker-dealers who acquired the Outstanding Notes as a result of market-making or other trading activities may use this exchange offer prospectus, as supplemented or amended, in connection with the resales of the Exchange Notes. We have agreed to make this prospectus available to any broker-dealer delivering a prospectus as required by law in connection with the resales of the Exchange Notes for up to 180 days following the completion of the exchange offer.

Broker-dealers who acquired the Outstanding Notes from us may not rely on SEC staff interpretations in no-action letters and instead must comply with the registration and prospectus delivery requirements of the Securities Act, including being named as selling noteholders, in order to resell the Outstanding Notes or the Exchange Notes.

The Exchange Agent

        We have appointed The Bank of New York Trust Company, N.A. as exchange agent for the exchange offer. Please direct questions and requests for assistance, requests for additional copies of this prospectus or of the letter of transmittal and requests for the notice of guaranteed delivery to the exchange agent. If you are not tendering under DTC's automated tender offer program, you should send the letter of transmittal and any other required documents to the exchange agent as follows:

The Bank of New York Trust Company, N.A.

(212) 815-3687

By Overnight Delivery, Courier or Mail:
(overnight delivery or courier recommended;
if by mail, registered or certified mail recommended)

The Bank of New York Trust Company, N.A.
Corporate Trust Operations Reorganization Unit
101 Barclay Street—7 East
New York, New York 10286
Attn: David Mauer

Registered or Certified Mail:

The Bank of New York Trust Company, N.A.
Corporate Trust Operations Reorganization Unit
101 Barclay Street—7 East
New York, New York 10286
Attn: David Mauer

By Facsimile Transmission (eligible institutions only):

(212) 298-1915

Confirm by Telephone:

(212) 815-3687

Terms of the Exchange Notes

        The Exchange Notes will be freely tradable and otherwise substantially identical to the Outstanding Notes. The Exchange Notes will not have registration rights or provisions for additional interest. The Exchange Notes will evidence the same debt as the Outstanding Notes, and the Outstanding Notes and the Exchange Notes will be governed by the same indenture. The Outstanding Notes and the Exchange Notes will vote together as a single class under the indenture.

Issuer	Pogo Producing Company.
Exchange Notes Offered	$300 million principal amount of registered 6.625% Senior Subordinated Notes due 2015.
Interest Payment Dates	March 15 and September 15 of each year, commencing on September 15, 2005.
Maturity Date	March 15, 2015.
Ranking and Subordination	The Exchange Notes will be our unsecured senior subordinated obligations and will rank:
•
equally in right of payment with our outstanding 8 1/4% Senior Subordinated Notes due 2011, our 6.875% Senior Subordinated Notes due 2017 and any of our future senior subordinated debt that does not expressly provide that it is subordinated to the Notes;
• senior in right of payment to any of our future debt that expressly provides that it is subordinated to the Notes;
•
subordinated in right of payment to any of our existing and future senior debt, and structurally subordinated to all of our future secured debt to the extent of the value of the assets securing such debt; and
• structurally subordinated to all indebtedness and other liabilities (including trade payables and lease obligations) of our subsidiaries that do not guarantee the Notes.
Possible Subsidiary Guarantees
None of our subsidiaries have guaranteed the Notes. If our existing or future domestic restricted subsidiaries guarantee any of our other indebtedness, however, they will be required by the indenture governing the Notes to jointly and severally guarantee the Notes on a senior subordinated basis. We do not intend to cause any subsidiary to take any action that would require it to guarantee the Notes.
Sinking Fund	None.
Optional Redemption
At any time prior to March 15, 2008, we may redeem up to 35% of the aggregate original principal amount of the Notes, using the net proceeds of specified equity offerings, at a redemption price equal to 106.625% of the principal amount of the Notes, plus accrued and unpaid interest to the date of redemption.

Prior to March 15, 2010, we are entitled to redeem the Notes as a whole or in part at a redemption price equal to the principal amount of the Notes plus the Applicable Premium and accrued and unpaid interest to the date of redemption. The term "Applicable Premium" is defined under "Description of the Exchange Notes—Certain Definitions."

On or after March 15, 2010, we may redeem all or a portion of the Notes at the redemption prices listed in "Description of the Exchange Notes—Optional Redemption," plus accrued and unpaid interest to the date of redemption.
Change of Control
If we experience specific kinds of change of control, we would be required to offer to purchase each holder's Notes, in whole or in part, at a price equal to 101% of the principal amount, together with accrued and unpaid interest to the date of purchase.
Certain Covenants	Covenants contained in the indenture that governs the Notes, limit our ability and the ability of our restricted subsidiaries, among other things, to:
	•	incur additional indebtedness;
	•	pay dividends or make other distributions on stock, repurchase stock or redeem subordinated obligations;
	•	make investments;
	•	create liens on assets;
	•	sell assets;
	•	sell capital stock of our subsidiaries;
	•	enter into agreements that restrict the ability of our subsidiaries to pay dividends or make other payments to us or our restricted subsidiaries;
	•	merge or consolidate; and
	•	enter into transactions with affiliates.
All of these covenants are subject to important exceptions and qualifications that are described under "Description of the Exchange Notes."

If the Notes receive an investment grade rating from either Standard & Poor's Rating Services or Moody's Investors Service, Inc. and no default or event of default under the indenture has occurred and is continuing, many of these covenants will be terminated.

Exchange Offer; Registration Rights
If we fail to complete the exchange offer as required by the Exchange and Registration Rights Agreement, we will be obligated to pay additional interest to holders of the Outstanding Notes. See "Description of the Exchange Notes—Registration Rights; Special Interest" for more information regarding your rights as a holder of Outstanding Notes.
Absence of a Market for the Notes	There is no existing trading market for the Notes, and there can be no assurance regarding:
	•	any future development or liquidity of a trading market for the Notes;
	•	your ability to sell your Notes at all; or
	•	the price at which you may be able to sell your Notes.
Further trading prices of the Notes will depend on many factors, including:
	•	prevailing interest rates;
	•	our operating results and financial condition; and
	•	the market for similar securities.
We do not intend to apply for the Notes to be listed on any securities exchange or to arrange for any quotation system to quote them.

Pogo Summary Historical Consolidated Financial Data

        The summary historical consolidated financial data for Pogo set forth below is derived from our consolidated financial statements. Our results for all historical consolidated periods presented reflect our oil and gas exploration, development and production activities from our Thailand and Hungary operations as discontinued operations. You should read this information in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements and the related notes thereto contained in our Current Report on Form 8-K filed with the SEC on August 25, 2005 and our Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2005 and June 30, 2005, which we incorporate herein by reference.

	For the Six Months Ended June 30,		For the Year Ended December 31,
	2005	2004	2004	2003	2002
	(Expressed in thousands)
Income Statement Data:
Revenues:
Crude oil and condensate	$216,321	$218,110	$417,093	$426,395	$281,990
Natural gas	289,057	246,193	512,598	397,303	231,301
Natural gas liquids	22,728	20,827	43,392	32,376	24,426

Oil and gas revenues	528,106	485,130	973,083	856,074	537,717
Other	13,610	700	14,605	2,431	4,359

Total	541,716	485,830	987,688	858,505	542,076

Operating Costs and Expenses:
Lease operating	62,185	46,333	100,506	81,731	74,416
General and administrative	37,045	29,843	62,056	54,068	43,513
Exploration	14,498	13,290	21,739	6,899	4,161
Dry hole and impairment	53,857	7,423	61,634	30,673	26,999
Depreciation, depletion and amortization	138,381	129,209	251,876	229,881	210,649
Production and other taxes	25,366	17,759	44,104	23,735	20,058
Transportation and other	10,248	9,642	19,488	23,892	12,879

Total	341,580	253,499	561,403	450,879	392,675

Operating Income	200,136	232,331	426,285	407,626	149,401
Interest:
Charges	(24,061)	(16,071)	(29,333)	(46,360)	(57,450)
Income	2,186	204	522	673	312
Capitalized	4,910	8,016	14,216	16,531	24,033
Loss on Debt Extinguishment	—	(10,893)	(13,759)	(5,893)	—
Minority Interest—Dividends and costs associated with mandatorily redeemable convertible preferred securities of a subsidiary trust	—	—	—	—	(4,140)
Foreign Currency Transaction Gain (Loss)	2	(3)	(30)	29	29

Income From Continuing Operations Before Taxes and Cumulative Effect of Change in Accounting Principle	183,173	213,584	397,901	372,606	112,185
Income Tax Expense	(69,686)	(79,803)	(148,866)	(137,371)	(43,538)

Income From Continuing Operations Before Cumulative Effect of Change in Accounting Principle	113,487	133,781	249,035	235,235	68,647
Income From Discontinued Operations, net of tax	49,188	3,048	12,719	59,872	38,384
Cumulative Effect of Change in Accounting Principle	—	—	—	(4,166) (a)	—

Net Income	$162,675	$136,829	$261,754	$290,941	$107,031

(a)
Effective January 1, 2003, we adopted the provisions of Statement of Financial Accounting Standards No. 143 ("SFAS 143"), "Accounting for Asset Retirement Obligations". This new accounting standard required a change in the accounting for asset retirement obligations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations—Application of Critical Accounting Policies and Management's Estimates—Future Development and Abandonment Costs" in our Current Report on Form 8-K dated August 25, 2005, which we incorporate herein by reference, for further discussion of the provisions of SFAS 143.

	As of or for the Six Months Ended June 30,	As of or for the Year Ended December 31,
	2005	2004	2003	2002
	(Expressed in thousands)
Consolidated Balance Sheet Data:
Cash and cash equivalents	$242,631	$86,456	$104,474
Long-term debt	880,354	755,000	487,261
Shareholders' equity	1,656,133	1,727,895	1,453,653
Total assets	3,515,237	3,481,109	2,758,651
Other Financial Data:
Net cash provided by (used in)(a):
Operating activities	$437,333	$738,715	$744,559	$466,479
Investing activities	(177,872)	(961,726)	(566,457)	(396,251)
Financing activities	(103,100)	202,804	(176,816)	(61,923)

(a)
Includes net cash provided by (used in) discontinued activities.

Northrock Summary Historical Consolidated Financial Data

        The summary historical consolidated financial data for Northrock set forth below is derived from its consolidated financial statements. You should read this information in conjunction with Northrock's consolidated financial statements and the related notes thereto contained in our Current Report on Form 8-K filed with the SEC on September 20, 2005.

	For the Six Months Ended June 30,		For the Year Ended December 31,
	2005	2004	2004	2003	2002
	(Expressed in thousands)
Income Statement Data:
Revenues:
Production	$191,106	$160,160	$342,274	$302,881	$210,856
Other	6	21	(13)	8,644	(10,133)

Total Revenue	191,112	160,181	342,261	311,525	200,723

Expenses:
Production	32,158	28,883	61,546	57,400	50,791
Exploration	6,382	1,808	7,300	6,470	4,912
Transportation	2,290	2,339	4,908	4,471	3,909
Lease Rentals	595	775	1,424	1,207	1,324
Amortization of Unproven Land	11,360	10,220	21,890	18,553	18,329
Depletion and Depreciation	63,804	55,099	115,634	112,707	94,143
Dry Holes	808	6,189	13,906	5,560	8,966
Accretion Expense	1,269	1,081	2,300	1,902	—
General and Administrative	8,844	10,680	21,816	18,218	15,816
Interest Expense/(Income)	(3,125)	(792)	(2,461)	(129)	16,941
Foreign Exchange Gain/Loss	—	43	(70)	255	(919)

Total Expense	124,385	116,325	248,193	226,614	214,212

Earnings (Loss) Before Income Taxes	66,727	43,856	94,068	84,911	(13,489)

Income Taxes:
Current	8,570	3,524	7,671	6,578	5,788
Deferred	25,707	13,927	32,772	16,336	(3,761)

Total	34,277	17,451	40,443	22,914	2,027

Earnings (Loss) From Continuing Operations	32,450	26,405	53,625	61,997	(15,516)
Cumulative Effect of Accounting Change	—	—	—	3,836	—

Net Earnings (Loss)	$32,450	$26,405	$53,625	$65,833	$(15,516)

	As of or for the Six Months Ended June 30,	As of or For the Year Ended December 31,
	2005	2004	2003	2002
	(Expressed in thousands)
Consolidated Balance Sheet Data:
Cash	$27,674	$9,603	$(3,052)
Total Shareholders' Equity	715,829	696,448	585,577
Total Assets	1,538,328	1,507,617	1,358,436
Other Financial Data:
Cash Inflow (Outflow) From the Following Activities:
Operating Activities	$127,271	$218,151	$175,743	$83,225
Financing Activities	(57,177)	(76,052)	(67,903)	81,289
Investing Activities	(52,023)	(129,444)	(113,513)	(153,050)

Unaudited Pro Forma Condensed Consolidated Financial Data for the Northrock Acquisition

        The summary unaudited pro forma condensed consolidated financial data set forth below is presented to give effect to our acquisition of Northrock for approximately $1.7 billion, which closed on September 27, 2005. The summary unaudited pro forma condensed consolidated financial data has been derived from our unaudited pro forma condensed consolidated financial statements incorporated by reference in this prospectus and should be read in conjunction with those financial statements, including the notes thereto. The summary unaudited pro forma financial data is based upon the following assumptions and adjustments:

  •
  the income statement data presents our operations as if the Northrock acquisition had occurred on January 1, 2004; and

  •
  the income statement data reflects the treatment of our Thailand and Hungary operations as discontinued operations; and

  •
  the income statement data reflects the use of borrowings under our revolving credit facility and the use of borrowings from the offering of the senior subordinated notes.

        The summary unaudited pro forma condensed consolidated financial data is presented for illustrative purposes only and is not necessarily indicative of the operating results that would have occurred had the Northrock acquisition been consummated at the assumed dates indicated, nor is it necessarily indicative of future operating results.

	Pro Forma for the Northrock Acquisition
	For the Six Months Ended June 30, 2005	For the Year Ended December 31, 2004
Income Statement Data:
Revenues:
Crude oil and condensate	$311,257	$590,756
Natural gas	378,130	668,706
Natural gas liquids	29,825	55,895

Oil and gas revenues	719,212	1,315,357
Other	13,616	14,592

Total	732,828	1,329,949

Operating Costs and Expenses:
Lease operating	94,343	162,052
General and administrative	45,889	83,872
Exploration	21,475	30,463
Dry hole and impairment	66,025	97,430
Depreciation, depletion and amortization	232,217	445,991
Production and other taxes	25,366	44,104
Transportation and other	13,807	26,696

Total	499,122	890,608

Operating Income	233,706	439,341
Interest:
Charges	(45,910)	(73,388)
Income	2,186	522
Capitalized	28,587	61,979
Loss on Debt Extinguishment	—	(13,759)
Foreign Currency Transaction Gain	2	40

Income From Continuing Operations Before Taxes	218,571	414,735
Income Tax Expense	(91,566)	(158,771)

Income From Continuing Operations	127,005	255,964
Income From Discontinued Operations, net of tax	49,188	12,719

Net Income	$176,193	$268,683

Pogo Ratio of Earnings to Fixed Charges

        The following table sets forth our consolidated ratio of earnings to fixed charges for the periods shown.

	Six Months Ended June 30,		Year Ended December 31,
	2005	2004	2004	2003	2002	2001	2000
Ratio of earnings to fixed charges(a)	8.0x	12.8x	12.9x	8.3x	2.4x	1.7x	2.2x

(a)
The ratio of earnings to fixed charges was computed by dividing earnings by fixed charges. For this purpose, earnings are defined as income before income taxes plus fixed charges excluding capitalized interest and minority interest. Fixed charges consist of interest expense.

Pogo Selected Production (Sales) Data

        The following table sets forth our net daily average production and weighted average price data for the periods indicated, excluding our operations in Thailand, which we disposed of in August 2005.

	Six Months Ended June 30,		Year Ended December 31,
	2005	2004	2004	2003	2002
Natural gas (MMcf per day)	256.7	239.9	244.3	210.4	201.3
Price (per Mcf)	$6.22	$5.64	$5.73	$5.17	$3.15
Crude oil and condensate (Bbls per day)	26,448	34,228	29,530	40,173	30,971
Price (per Bbl)	$45.19	$35.01	$38.59	$29.08	$24.95
Natural gas liquids (Bbls per day)	4,073	4,594	4,220	4,109	4,480
Price (per Bbl)	$30.83	$24.91	$28.09	$21.59	$14.94

Summary of Reserve Information

        The following table sets forth information as to our net proven and proven developed reserves as of December 31, 2004, 2003 and 2002, and the present value as of such dates (based on an annual discount rate of 10%) of the estimated future net revenues from the production and sale of those reserves, as set forth in reports prepared by Ryder Scott Company, L.P. and Miller and Lents, Ltd., independent petroleum engineers, in accordance with criteria prescribed by the SEC. The table also sets forth information as to Northrock's net proven and proven developed reserves as of June 30, 2005 and the present value as of such date (based on an annual discount rate of 10%) of the estimated future net revenues from the production and sale of those reserves, as set forth in a report prepared by Ryder Scott, in accordance with criteria prescribed by the SEC. The summary reports of Ryder Scott and Miller and Lents on our reserves are set forth as exhibits to our most recent Annual Report on Form 10-K and our Current Report on Form 8-K dated August 25, 2005, which we incorporate herein by reference. The information presented below excludes reserves in Thailand and Hungary that we owned on the dates presented.

		As of December 31,
	Northrock
		Pogo
	As of June 30, 2005
		2004	2003	2002
Total Proven Reserves:
Oil, condensate and natural gas liquids (Mbbls)	58,547	83,866	77,553	80,092
Natural gas (MMcf)	252,937	933,981	837,004	713,906
Present value of estimated future net revenues, before income taxes (in thousands)	$1,366,321	$3,639,318	$2,928,663	$2,495,558
Total Proven Developed Reserves:
Oil, condensate and natural gas liquids (Mbbls)	53,807	72,968	67,391	74,041
Natural gas (MMcf)	208,813	769,753	702,836	600,255
Present value of estimated future net revenues, before income taxes (in thousands)	$1,255,975	$3,122,860	$2,455,495	$2,239,781

RISK FACTORS

        In considering whether to participate in the exchange offer, you should consider carefully all of the information that we have included or incorporated by reference into this prospectus. In particular, you should consider carefully the risk factors described below.

Risks Relating to the Exchange Offer

If you fail to exchange your Outstanding Notes, the existing transfer restrictions will remain in effect and the market value of your Outstanding Notes may be adversely affected because they may be more difficult to sell.

        If you fail to exchange your Outstanding Notes for Exchange Notes under the exchange offer, then you will continue to be subject to the existing transfer restrictions on the Outstanding Notes. In general, the Outstanding Notes may not be offered or sold unless they are registered or exempt from registration under the Securities Act and applicable state securities laws. Except in connection with this exchange offer or as required by the Exchange and Registration Rights Agreement, we do not intend to register resales of the Outstanding Notes.

        The tender of Outstanding Notes under the exchange offer will reduce the principal amount of the Outstanding Notes outstanding. Due to the corresponding reduction in liquidity, this may have an adverse effect upon, and increase the volatility of, the market price of any Outstanding Notes that you continue to hold following completion of the exchange offer.

Risks Related to Our Business

Natural gas and oil prices fluctuate widely, and low prices could have a material adverse impact on our business.

        Our revenues, profitability and future growth depend substantially on prevailing prices for natural gas and oil. Oil and natural gas market prices have historically been seasonal, cyclical and volatile. The average prices that we currently receive for our production are significantly higher than their historic average. A future drop in oil and natural gas prices could have a material adverse effect on our cash flow and profitability. A sustained period of low prices could have a material adverse effect on our operations and financial condition and could also result in a reduction in funds available under our credit facility and associated prepayments. Lower prices may also reduce the amount of natural gas and oil that we can economically produce.

        Among the factors that can cause oil and natural gas price fluctuation are:

  •
  the level of consumer product demand;

  •
  weather conditions;

  •
  domestic and foreign governmental regulations;

  •
  the price and availability of alternative fuels;

  •
  political conditions in natural gas and oil producing regions;

  •
  the domestic and foreign supply of natural gas and oil, including the decisions of the Organization of Petroleum Exporting Countries relating to export quotas;

  •
  the price of foreign imports; and

  •
  overall economic conditions.

Our acquisition of Northrock and other acquisition activities may not be successful.

        We acquired Northrock from Unocal Corporation and certain of its affiliates on September 27, 2005. Integration of Northrock's operations with ours will be a complex, time consuming and costly process involving the following risks and difficulties, among others:

  •
  Northrock's properties may not produce revenues, earnings or cash flow at anticipated levels;

  •
  we may have exposure to unanticipated liabilities and costs, some of which may materially exceed our estimates;

  •
  because our management team does not have experience with Northrock's operations, we will be substantially dependent on Northrock's existing key employees, some or all of whom may be difficult to retain or to integrate with our company;

  •
  we may experience material difficulties in integrating personnel with diverse backgrounds and a differing organizational culture;

  •
  we may lose customers, suppliers, partners and agents of Northrock;

  •
  the Northrock acquisition may disrupt our ongoing business, distract management, divert resources and make it difficult to maintain our current business standards, controls and procedures, including internal controls and procedures required under the Sarbanes-Oxley Act of 2002; and

  •
  we may experience material difficulties and additional costs in consolidating corporate and administrative functions.

As a result, we may be unable to integrate Northrock successfully and realize anticipated economic, operational and other benefits in a timely manner, which could result in substantial costs and delays or other operational, technical or financial problems.

        As part of our growth strategy, we may make additional acquisitions of businesses and properties. However, suitable acquisition candidates may not be available on terms and conditions we find acceptable, and acquisitions pose substantial risks to our business, financial condition and results of operations. In pursuing acquisitions, we compete with other companies, many of which have greater financial and other resources to acquire attractive companies and properties. Even if future acquisitions are completed, we may experience the types of risks and difficulties described above with respect to Northrock and other unforeseen problems.

The extent of the effect of Hurricanes Katrina and Rita on our operations in the Gulf of Mexico is not yet known and may be substantial.

        On August 29, 2005, after passing through the Gulf of Mexico, Hurricane Katrina made landfall near New Orleans, Louisiana and caused one of the worst natural disasters in U.S. history. On September 24, 2005, Hurricane Rita, one of the strongest measured hurricanes to have entered the Gulf of Mexico, made landfall between Sabine Pass, Texas and Johnson's Bayou, Louisiana. As of September 29, 2005, approximately 18,000 bbls of oil and 35 MMcf of natural gas of our net daily production were shut-in as a result of the storms, representing substantially all of our Gulf of Mexico production. Based on inspections to date, only one of the platforms we operate, located in Main Pass Block 123, appears to have sustained major damage. These inspections are ongoing. Significant damage to platforms and pipelines operated by others has also occurred, including facilities that are located in Viosca Knoll Block 823, Eugene Island Block 330, and South Marsh Island Block 128. Also, damage to processing plants and other onshore infrastructure operated by others will likely delay some or all of our shut-in production from coming back "on-line." The full extent of damage from the hurricanes to our facilities and to those owned by others is not yet known and may be substantial. We maintain business interruption insurance on some of our blocks in the Gulf of Mexico. Coverage commences 60 days after the blocks are shut-in and will continue for a period of one year, unless the production is fully restored earlier. There is no assurance that potential recoveries under the policy will be sufficient to cover the cash flow we would have otherwise generated from the affected properties, particularly if oil and natural gas prices continue to rise.

The natural gas and oil business involves many operating risks that can cause substantial losses or hinder marketing efforts.

        Numerous risks affect our drilling activities, including the risk of drilling non-productive wells or dry holes. The cost of drilling, completing and operating wells and of installing production facilities and pipelines is often uncertain. Also, our drilling operations could diminish or cease because of any of the following:

  •
  title problems;

  •
  weather conditions;

  •
  fires;

  •
  explosions;

  •
  blow-outs and surface cratering;

  •
  uncontrollable flows of underground natural gas, oil and formation water;

  •
  natural disasters;

  •
  pipe or cement failures;

  •
  casing collapses;

  •
  embedded oilfield drilling and service tools;

  •
  abnormally pressured formations;

  •
  environmental hazards such as natural gas leaks, oil spills, pipeline ruptures and discharges of toxic gases;

  •
  noncompliance with governmental requirements; or

  •
  shortages or delays in the delivery or availability of material, equipment or fabrication yards.

        Offshore operations are also subject to a variety of operating risks peculiar to the marine environment, such as capsizing, collisions and damage or loss from hurricanes or other adverse weather conditions. These conditions can cause substantial damage to facilities and interrupt production. As a result, we could incur substantial liabilities that could reduce or eliminate the funds available for exploration, development or leasehold acquisitions, or result in loss of equipment and properties.

        Moreover, effective marketing of our natural gas production depends on a number of factors, such as the following:

  •
  existing market supply of and demand for natural gas;

  •
  the proximity of our reserves to pipelines;

  •
  the available capacity of such pipelines; and

  •
  government regulations.

        The marketing of oil and natural gas production similarly depends on the availability of pipelines and other transportation, processing and refining facilities, and the existence of adequate markets. As a result, even if hydrocarbons are discovered in commercial quantities, a substantial period of time may elapse before commercial production commences. If pipeline facilities in an area are insufficient, we may have to wait for the construction or expansion of pipeline capacity before we can market production from that area.

We may not be able to obtain sufficient drilling equipment and experienced personnel to conduct our operations.

        In periods of increased drilling activity resulting from high commodity prices, demand exceeds availability for drilling rigs, drilling vessels, supply boats and personnel experienced in the oil and gas industry in general, and the offshore oil and gas industry in particular. This may lead to difficulty and delays in consistently obtaining services and equipment from vendors, obtaining drilling rigs and other equipment at favorable rates, and scheduling equipment fabrication at factories and fabrication yards. This, in turn, may lead to projects being delayed or experiencing increased costs.

Our foreign operations subject us to additional risks.

        Our ownership and operations in New Zealand, Canada, with the acquisition of Northrock, and any other foreign areas where we do business are subject to the various risks inherent in foreign operations. These risks may include the following:

  •
  currency restrictions and exchange rate fluctuations;

  •
  risks of increases in taxes and governmental royalties and renegotiation of contracts with governmental entities; and

  •
  changes in laws and policies governing operations of foreign-based companies.

United States laws and policies on foreign trade, taxation and investment may also adversely affect our international operations. In addition, if a dispute arises from foreign operations, foreign courts may have exclusive jurisdiction over the dispute, or we may not be able to subject foreign persons to the jurisdiction of United States courts.

We cannot control the activities on properties we do not operate; operators of those properties may act in ways that are not in our best interests.

        Other companies operate a portion of the oil and natural gas properties in which we have an interest. As a result, we have limited influence over operations on some of those properties or their associated costs. Our limited influence on non-operated properties could result in the following:

  •
  the operator may initiate exploration or development projects on a different schedule than we prefer;

  •
  the operator may propose to drill more wells or build more facilities on a project than we have funds for, which may mean that we cannot participate in those projects or share in a substantial share of the revenues from those projects; and

  •
  if the operator refuses to initiate an exploration or development project, we may not be able to pursue the project.

Any of these events could significantly affect our anticipated exploration and development activities and the economic value of those properties to us.

Maintaining reserves and revenues in the future depends on successful exploration and development activities and/or acquisitions.

        We must continually explore for and develop or acquire new oil and natural gas reserves to replace those produced and sold. Our hydrocarbon reserves and revenues will decline if we are not successful in our drilling, exploration or acquisition activities. Although we have historically maintained our reserves base primarily through successful exploration and development operations, we cannot assure you that our future efforts will be similarly successful.

Our offshore and onshore operations are subject to casualty risks against which we cannot fully insure.

        Our operations are subject to inherent casualty risks such as blowouts, fires, explosions and marine hazards. If any such event occurred, we could be subject to substantial financial losses due to personal injury, property damage, environmental discharge, or suspension of operations. The impact on us of one of these events could be significant. Although we purchase insurance at levels we believe to be customary for a company of our size in our industry, we are not fully insured against all risks incident to our business. For some risks, we may not obtain insurance if we believe the cost of available insurance is excessive relative to the risks presented. In addition, pollution and environmental risks generally are not fully insurable. If a significant accident or other event occurs and is not fully covered by insurance, it could adversely affect our operations and financial condition.

We have substantial capital requirements.

        We require substantial capital to replace our reserves and generate sufficient cash flow to meet our financial obligations. If we cannot generate sufficient cash flow from operations or raise funds externally in the amounts and at the times needed, we may not be able to replace our reserves or meet our financial obligations. We recently paid Unocal Corporation's affiliates approximately $1.7 billion in cash to acquire Northrock. In addition, our ongoing capital requirements consist primarily of the following items:

  •
  funding our 2005 capital and exploration budget;

  •
  other allocations for acquisition, development, production, exploration and abandonment of oil and natural gas reserves;

  •
  our plan, announced in the first quarter of 2005, to repurchase not less than $275 million nor more than $375 million of our common stock (of which we had spent approximately $236 million in repurchasing approximately five million shares, as of August 31, 2005); and

  •
  future dividends.

Our 2005 capital and exploration budget as established by our board of directors is currently $525 million (excluding property acquisitions), approximately half of which we spent in the first six months of 2005.

        We financed the $1.7 billion Northrock acquisition ($180 million of which had been previously deposited) utilizing net proceeds from the offering of $500 million principal amount of our 6.875% Senior Subordinated Notes due 2017, cash on hand and additional borrowings under our credit facility. We plan to finance anticipated ongoing expenses and capital requirements with funds generated from the following sources:

  •
  available cash and cash investments;

  •
  cash provided by operating activities;

  •
  funds available under our credit facility;

  •
  our uncommitted bank line(s) of credit; and

  •
  capital we believe we can raise through opportunistic debt and equity offerings.

        We believe the funds provided by these sources will be sufficient to meet the remainder of our 2005 cash on hand requirements. However, the available cash on hand and credit facility borrowings we used in acquiring Northrock reduced the availability of those sources for other requirements. Moreover, the uncertainties and risks associated with future performance and revenues, as described in these Risk Factors, will ultimately determine our liquidity and ability to meet our anticipated capital requirements.

We will continue to pursue acquisitions and dispositions.

        We will continue to seek opportunities to generate value through business combinations, purchases and sales of assets. We examine potential transactions on a regular basis, depending on market conditions, available opportunities and other factors. Acquisitions, particularly large acquisitions, pose various risks, such as those regarding our Northrock acquisition described under "—Our acquisition of Northrock and other acquisition activities may not be successful." Dispositions of portions of our existing business or properties would be intended to result in the realization of immediate value but would consequently result in lower cash flows over the longer term unless the proceeds are reinvested in more productive assets.

You should not place undue reliance on our reserve data because they are estimates.

        No one can measure underground accumulations of oil and natural gas in an exact way. Projecting future production rates and the timing and amount of development expenditures is also an uncertain process. Accuracy of reserve estimates depends on the quality of available data and on economic, engineering and geological interpretation and judgment. As a result, reserve estimates often differ from the quantities of oil and natural gas ultimately recovered. To estimate economically recoverable reserves, various assumptions are made regarding future oil and natural gas prices, production levels, and operating and development costs that may prove incorrect. Any significant variance from those assumptions could greatly affect estimates of economically recoverable reserves and future net revenues.

        You should not assume that the present value of future net cash flows from our proven reserves or those of Northrock included or incorporated by reference in this prospectus is the current value of the estimated natural gas and oil reserves. In accordance with SEC requirements, the estimated discounted future net cash flows from proven reserves are based on prices and costs on the date of the estimate. Actual future prices and costs may differ materially from those used in the net present value estimate, and future net present value estimates using then current prices and costs may be significantly less than the current estimate.

We face significant competition, and we are smaller than many of our competitors.

        The oil and gas industry is highly competitive. We compete with major and independent oil and natural gas companies for property acquisitions. We also compete for the equipment and labor required to operate and develop properties. Many of our competitors have substantially greater financial and other resources than we do. As a result, those competitors may be better able to withstand sustained periods of unsuccessful drilling. In addition, larger competitors may be able to absorb the burden of any changes in applicable laws and regulations more easily than we can, which would adversely affect our competitive position. These competitors may be able to pay more for exploratory prospects and productive oil and natural gas properties and may be able to define, evaluate, bid for and purchase a greater number of properties and prospects than we can. Our ability to explore for oil and natural gas prospects and to acquire additional properties in the future will depend on our ability to conduct operations and to evaluate and select suitable properties and transactions in this highly competitive environment. Moreover, the oil and natural gas industry itself competes with other industries in supplying the energy and fuel needs of industrial, commercial and other consumers. Increased competition causing oversupply or depressed prices could greatly affect our operational revenues.

Our competitors may use superior technology.

        Our industry is subject to rapid and significant advancements in technology, including the introduction of new products and services using new technologies. As our competitors use or develop new technologies, we may be placed at a competitive disadvantage, and competitive pressures may force us to implement new technologies at a substantial cost. In addition, our competitors may have greater financial, technical and personnel resources that allow them to enjoy technological advantages and may in the future allow them to implement new technologies before we can. We cannot be certain that we will be able to implement technologies on a timely basis or at a cost that is acceptable to us. One or more of the technologies that we currently use or that we may implement in the future may become obsolete, and we may be adversely affected.

We are subject to legal limitations that may adversely affect the cost, manner or feasibility of doing business.

        We and our subsidiaries are subject to extensive domestic and foreign laws and regulations on taxation, exploration and development, and environmental and safety matters in countries where we own or operate properties. These laws and regulations are under continuing review for amendment or expansion, and we could be forced to expend significant resources to comply with new laws or regulations or changes to existing requirements. Many laws and regulations require drilling permits and govern the spacing of wells, the prevention of waste, rates of production and other matters. These statutes and regulations, and any others that are passed by the jurisdictions where we have production could limit the total number of wells drilled or the total allowable production from successful wells, which could limit revenues. Noncompliance with these statutes and regulations could also result in substantial penalties or in the suspension or termination of our operations.

We are subject to various environmental liabilities.

        We could incur liability to governments or third parties for any unlawful discharge of oil, natural gas or other pollutants into the air, soil or water, including responsibility for remedial costs. We could potentially discharge oil or natural gas into the environment in any of the following ways:

  •
  from a well, or drilling equipment at a drill site;

  •
  leakage from storage tanks, pipelines or other gathering and transportation facilities;

  •
  damage to oil or natural gas wells resulting from accidents during normal operations; and

  •
  blowouts, cratering or explosions.

        Environmental discharges may move through soil to water supplies or adjoining properties, giving rise to additional liabilities. Some laws and regulations could impose liability for failure to notify the proper authorities of a discharge and other failures to comply with those laws. Environmental laws may also affect our costs to acquire properties. We do not believe that our environmental risks are materially different from those of comparable companies in the oil and gas industry. However, we cannot assure you that environmental laws will not, in the future, result in decreased production, substantially increased operational costs or other adverse effects to our combined operations and financial condition. Pollution and similar environmental risks generally are not fully insurable.

Derivative instruments expose us to risks of financial loss in a variety of circumstances.

        We use derivative instruments in an effort to reduce our exposure to fluctuations in the prices of oil and natural gas. Our derivative instruments expose us to risks of financial loss in a variety of circumstances, including when:

  •
  a counterparty to our derivative instruments is unable to satisfy its obligations;

  •
  production is less than expected; or

  •
  there is an adverse change in the expected differential between the underlying price in the derivative instrument and actual prices received for our production.

        Derivative instruments may limit our ability to realize increased revenue from increases in the prices for oil and natural gas.

        We follow the provisions of Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities," which generally requires us to record each hedging transaction as an asset or liability measured at its fair value. Each quarter we must record changes in the fair value of our hedges, which could result in significant fluctuations in net income and stockholders' equity from period to period.

Risks Relating to the Notes

        The risks described in this "Risks Relating to the Notes" that apply to the Exchange Notes also apply to any Outstanding Notes not tendered for Exchange Notes in the exchange offer.

We could incur substantial additional debt, which could negatively impact our financial condition, results of operations and business prospects and prevent us from fulfilling our obligations under the Notes.

        As of June 30, 2005, on an as-adjusted basis after giving effect to the sale of our Thailand operations, the offering of $500 million principal amount of our 6.875% Senior Subordinated Notes due 2017 and the use of proceeds from such offering to acquire Northrock and the additional debt incurred in connection with the acquisition, we would have a total debt of approximately $1.6 billion and approximately $452 million of additional borrowing capacity under our credit facility (giving effect to the $250 million increase in commitments upon consummation of the Northrock acquisition). Please read "Description of Other Indebtedness." Together with our subsidiaries, we may incur substantially more debt in the future, provided we comply with requirements in our credit facility, the indentures governing our outstanding 8 1/4% Senior Subordinated Notes due 2011 and 6.875% Senior Subordinated Notes due 2017 and the indenture governing the Notes. Our debt level could have several important consequences to you, including:

  •
  it may be more difficult for us to satisfy our obligations with respect to the Notes;

  •
  we may have difficulties borrowing money in the future for acquisitions, to meet our operating expenses or for other purposes;

  •
  we will need to use a portion of the money we earn to pay principal and interest on our debt, which will reduce the amount of money we have to finance our operations and other business activities;

  •
  we may be more vulnerable to economic downturns and adverse developments in our industry; and

  •
  our debt level could limit our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate.

These factors could have a material adverse effect on our business, financial condition, results of operations, prospects and ability to satisfy our obligations under the Notes.

Your right to receive payments on the Notes may be adversely affected by the rights of our senior creditors.

        The Notes are unsecured and

  •
  subordinated in right of payment to all of our existing senior debt, consisting of borrowings under our credit facility and uncommitted money market lines of credit; and

  •
  structurally subordinated to any of our future secured debt, to the extent of the value of the assets securing such debt, and all of the existing debt and other liabilities of our subsidiaries that do not guarantee the Notes, including trade payables and lease obligations.

Except to the extent, if any, that any of our future debt is expressly stated to be on parity with or junior to the Notes, all of our future debt and all future debt or other liabilities, including guarantees, trade payables and lease obligations, of our subsidiaries that do not guarantee the Notes will be senior to the Notes. As a result, upon any distribution to our creditors in a bankruptcy, liquidation, reorganization or similar proceeding relating to us and our subsidiaries, the holders of our senior debt and the holders of the debt and other liabilities, including guarantees, trade payables and lease obligations, of our subsidiaries that do not guarantee the Notes will be entitled to be paid in full in cash before any payment may be made on the Notes. None of our subsidiaries have guaranteed the Notes. Please read "Description of the Exchange Notes—Possible Subsidiary Guarantees" and "—Ranking and Subordination."

        If we fail to pay our specified senior debt when due, whether upon maturity or as a result of acceleration or otherwise, we could be prohibited from making any payments on the Notes until the default is cured or all of the senior debt is paid in full. In addition, payments on the Notes may be blocked for periods, each up to 179 days, in the event of other defaults relating to specified senior debt.

        In the event of our bankruptcy, liquidation, reorganization or similar proceeding, holders of the Notes will participate ratably with general unsecured creditors and ratably with all other holders of senior subordinated debt, if any, in the assets remaining after we have paid all of the senior debt. However, because the indenture governing the Notes requires that amounts otherwise payable to holders of the Notes in a bankruptcy or similar proceeding be paid to holders of the senior debt prior to any payment on the Notes, holders of the Notes may receive less, ratably, that our other general unsecured creditors in any such proceeding. In any of these cases, we may not have sufficient funds to pay all of our creditors, including holders of the Notes.

There may be no public market for the Exchange Notes.

        The Exchange Notes will be new securities for which currently there is no trading market. We do not intend to apply for the Exchange Notes to be listed on any securities exchange or to arrange for any quotation system to quote them. The liquidity of any market for the Notes will depend on the number of holders of those Notes, the interest of securities dealers in making a market in those securities and other factors. Accordingly, we cannot assure you as to:

  •
  the liquidity of any such market that may develop;

  •
  your ability to sell your Notes; or

  •
  the price at which you would be able to sell your Notes.

        If such a market were to exist, the Notes could trade at prices that may be lower than the principal amount or purchase price, depending on many factors, including prevailing interest rates, the market for similar notes and our financial performance. If an active market does not develop or is not maintained, the price and liquidity of the Notes may be adversely affected.

We may not have the ability to raise the funds necessary to finance the change of control offer required by the indenture.

        Upon the occurrence of a change of control, as defined in the indenture governing the Notes, we will be required to offer to repurchase all outstanding Notes. We may not have sufficient funds available to us to make the required repurchase of Notes. In addition, our credit facility provides that the occurrence of any change of control, as defined in the agreement, constitutes an event of default, which could require that we repay all unpaid and outstanding indebtedness under our credit facility and may limit the funds available for us to make payments with respect to the Notes. Our failure to purchase tendered Notes would constitute a default under the indenture governing the Notes which, in turn, could constitute a further event of default under our credit facility. In addition, the indentures governing our 8 1/4% Senior Subordinated Notes due 2011 and 6.875% Senior Subordinated Notes due 2017 contain change of control provisions similar to the indenture governing the Notes. Consequently, an event triggering a change of control repurchase obligation under the Notes may also trigger a change of control repurchase obligation under the 2011 Notes or the 2017 Notes.

We are subject to restrictive debt covenants.

        Our credit facility contains covenants that are similar to but generally more restrictive to us than those contained in the indenture governing the Notes, and require us to maintain specified financial ratios. Our ability to meet those financial ratios can be affected by events beyond our control, and we cannot assure you that we will meet those ratios. In addition, if our "borrowing base," which is generally a measurement of our oil and natural gas reserves used by our credit facility, were to fall below the amount borrowed under the agreement, we would be obligated to prepay outstanding obligations under the agreement to the extent of the shortfall. A breach of any of these covenants, ratios or restrictions could result in an event of default under our credit facility. Upon the occurrence of an event of default under our credit facility, the lenders could elect to declare all amounts outstanding under the agreement, together with accrued interest, to be immediately due and payable. If the lenders under our credit facility accelerate the payment of the indebtedness, we cannot assure you that our assets would be sufficient to repay in full that indebtedness and our other indebtedness, including the Notes.

        The indentures governing the Notes, our 2011 Notes and our 2017 Notes also impose significant operating and financial restrictions on us. The restrictions in our credit facility or in these indentures may adversely affect our ability to finance our future operations and capital needs and to pursue available business opportunities. Moreover, any new indebtedness we incur may impose financial restrictions and other covenants on us that may be more restrictive than the indenture governing the Notes.

If the Notes receive an investment grade rating, many of the covenants in the indenture governing the Notes will terminate, thereby reducing some of the protections for Noteholders in the indenture.

        If at any time the Notes receive investment grade ratings from either Standard & Poor's Ratings Services or Moody's Investors Service, Inc., and no default or event of default with respect to the Notes exists, many of the covenants in the indenture governing the Notes applicable to us and our restricted subsidiaries, including, among others, the limitations on indebtedness and restricted payments, will terminate. Upon such termination, Noteholders will not have the protection of these covenants, and we will have greater flexibility under the indenture governing the Notes to incur indebtedness and make restricted payments.

Federal and state statutes allow courts, under specific circumstances, to void guarantees and require Noteholders to return payments received from guarantors.

        None of our subsidiaries have guaranteed the Notes, but if our existing or future domestic restricted subsidiaries guarantee any of our other indebtedness, they will be required under the indenture governing the Notes to jointly and severally guarantee the Notes on a senior subordinated basis. Federal and state statutes allow courts, under specific circumstances, to void guarantees and require creditors such as the Noteholders to return payments received from guarantors. Under federal bankruptcy law and comparable provisions of state fraudulent transfer laws, a guarantee could be voided or claims in respect of a guarantee could be subordinated to all other debts of that guarantor if, for example, the guarantor, at the time it issued its guarantee:

  •
  intended to hinder, delay or defraud any present or future creditor or received less than reasonably equivalent value or fair compensation for the guarantee;

  •
  was insolvent or rendered insolvent by making the guarantee;

  •
  was engaged in a business or transaction for which the guarantor's remaining assets constituted unreasonably small capital; or

  •
  intended to incur, or believed that it would incur, debts beyond its ability to pay them as they mature.

        The measures of insolvency for purposes of these fraudulent transfer laws will vary depending upon the law applied in any proceeding to determine whether a fraudulent transfer has occurred. Generally, a guarantor would be considered insolvent if:

  •
  the sum of its debts, including contingent liabilities, was greater than the fair saleable value of all of its assets;

  •
  the present fair saleable value of its assets was less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they become absolute and mature; or

  •
  it could not pay its debts as they become due.

        To the extent a subsidiary's guarantee of the Notes is voided as a result of fraudulent conveyance or held unenforceable for any other reason, the Noteholders would cease to have any claim in respect of that guarantee and would be creditors solely of ours.

PRIVATE PLACEMENT

        On March 29, 2005, we completed a private offering of $300 million principal amount of 6.625% Senior Subordinated Notes due 2015 to the initial purchasers of the Outstanding Notes in transactions exempt from or not subject to registration under the Securities Act. The initial purchasers then offered and resold the Outstanding Notes to qualified institutional buyers and non-U.S. persons initially at 99.101% of the principal amount.

        We received net proceeds of approximately $294 million from the private placement. We used the net proceeds from that offering to reduce outstanding indebtedness under our credit facility.

USE OF PROCEEDS

        We will not receive any cash proceeds from the issuance of the Exchange Notes. In consideration for issuing the Exchange Notes, we will receive in exchange a like principal amount of Outstanding Notes. The Outstanding Notes surrendered in exchange for the Exchange Notes will be retired and canceled and cannot be reissued. Accordingly, issuance of the Exchange Notes will not result in any change in our capitalization.

CAPITALIZATION

        The following table sets forth the unaudited capitalization of Pogo and our subsidiaries at June 30, 2005,

  •
  on an historical basis,

  •
  as adjusted to give effect to the disposition of our Thailand operations, and

  •
  as further adjusted to give effect to the $1.7 billion Northrock acquisition, which was funded with the net proceeds from the offering of our 2017 Notes, other available cash and additional borrowings under our credit facility.

        This table should be read in conjunction with the consolidated financial statements and related notes thereto that are incorporated by reference into this prospectus.

	As of June 30, 2005
	Actual	As Adjusted for Thailand Disposition	As Further Adjusted for the Northrock Acquisition and the Offering of Senior Subordinated Notes
	(Unaudited) (in thousands)
Cash and cash equivalents	$242,631	$1,039,715	$37,796 (a)
Long-term debt, including current portion:
Credit facility indebtedness(b)	$343,000	$343,000	$548,000
LIBOR rate advances(c)	40,000	40,000	40,000
8 1/4% Senior Subordinated Notes due 2011	200,000	200,000	200,000
6.625% Senior Subordinated Notes due 2015	300,000	300,000	300,000
6.875% Senior Subordinated Notes due 2017	—	—	500,000
Unamortized discount on 2015 Notes	(2,646)	(2,646)	(2,646)

Total long-term debt	$880,354	$880,354	$1,585,354

Shareholders' Equity:
Preferred stock, $1 par value, 4,000,000 shares authorized; no shares issued and outstanding	—	—	—
Common Stock, $1 par value, 200,000,000 shares authorized, 64,749,340 shares issued and 59,941,081 shares outstanding	$64,749	$64,749	$64,749
Additional capital	950,483	950,483	950,483
Retained earnings	883,611	1,328,270	1,328,270
Accumulated other comprehensive income	(10,492)	(10,492)	(10,492)
Deferred compensation	(8,833)	(8,833)	(8,833)
Treasury stock (4,808,259 shares), at cost	(223,385)	(223,385)	(223,385)

Total shareholders' equity	$1,656,133	$2,100,792	$2,100,792

Total capitalization	$2,536,487	$2,981,146	$3,686,146

(a)
Includes approximately $27.7 million of cash of Northrock.

(b)
The net proceeds from the offering of our 2017 Notes were used to reduce temporarily outstanding indebtedness under our credit facility prior to the acquisition of Northrock. As of September 29, 2005, we had $509 million of outstanding borrowings under our credit facility.

(c)
These advances are made under unsecured, uncommitted lines of credit.

DESCRIPTION OF OTHER INDEBTEDNESS

Credit Facility

        On December 16, 2004, we entered into a new credit facility, replacing our then-existing credit agreement dated as of March 8, 2001, as amended. Effective upon our acquisition of Northrock on September 27, 2005, we entered into an amendment to the credit facility to provide for $250 million in increased borrowing capacity and to make other changes relating to the acquisition of Northrock. The credit facility is with various financial institutions and provides for unsecured revolving credit borrowings up to a maximum principal amount of $1 billion at any one time outstanding, with borrowings not to exceed a borrowing base determined at least semiannually using the administrative agent's usual and customary criteria for oil and gas reserve valuation, adjusted for incurrences of other indebtedness since the last redetermination of the borrowing base. The credit facility provides that in specified circumstances involving an increase in ratings assigned to our debt, we may elect for the borrowing base limitation to no longer apply to restrict available borrowings.

        The credit facility also includes procedures for additional financial institutions selected by us to become lenders under the agreement, or for any existing lender to increase its commitment in an amount approved by us and the lender, subject to a maximum of $250 million for all such increases in commitments of new or existing lenders. Additionally, the credit facility permits short-term swing-line loans up to $10 million and the issuance of letters of credit up to $75 million which in each case reduce the credit available for revolving credit borrowings.

        All outstanding amounts owed under the credit facility become due and payable no later than the final maturity date of December 16, 2009, and are subject to acceleration upon the occurrence of events of default which we consider usual and customary for an agreement of this type, including:

  •
  failure to make payments under the credit facility;

  •
  non-performance of covenants and obligations continuing beyond any applicable grace period;

  •
  default in the payment of other indebtedness in excess in principal amount of $25 million or a default accelerating or permitting the acceleration of any such indebtedness; or

  •
  the occurrence of a "change in control" of us, including the acquisition of beneficial ownership of in excess of 50% of our capital stock.

If at any time the outstanding credit extended under the credit facility exceeds the applicable borrowing base, the deficiency is required to be amortized in four monthly installments commencing 90 days after the deficiency arises, and until the deficiency is eliminated, increases in some applicable interest rate margins apply.

        Borrowings under the credit facility bear interest, at our election, at a prime rate or Eurodollar rate, plus in each case an applicable margin. In addition, a commitment fee is payable on the unused portion of each lender's commitment. The applicable interest rate margin varies from 0% to 0.25% in the case of borrowings based on the prime rate and from 1.00% to 2.00% in the case of borrowings based on the Eurodollar rate, depending on the utilization level in relation to the borrowing base and, in the case of Eurodollar borrowings, ratings assigned to our debt.

        The credit facility contains various covenants, including among others:

  •
  restrictions on liens;

  •
  restrictions on incurring other indebtedness if a default under the credit facility exists or would result or if a borrowing base deficiency would result;

  •
  restrictions on dividends and other restricted payments if a default under the credit facility exists or would result;

  •
  restrictions on mergers;

  •
  restrictions on investments;

  •
  restrictions on hedging activity of a speculative nature or with counterparties having credit ratings below specified levels;

  •
  a covenant not to permit our ratio of consolidated debt to consolidated total capitalization (determined without reduction for any non-cash write downs after the date of the credit facility) to exceed 60% at any time; and

  •
  a covenant not to permit our consolidated ratio of EBITDAX to Fixed Charges (as those terms are defined in the credit facility) for the four most recent fiscal quarters to be equal to or less than 2.5 to 1.0 at the end of any quarter.

Senior Subordinated Notes due 2011 and 2017

        On April 10, 2001, we issued $200 million principal amount of Senior Subordinated Notes due 2011, and on September 23, 2005, we issued $500 million principal amount of Senior Subordinated Notes due 2017. The 2011 Notes bear interest at a rate of 8 1/4%, payable semi-annually in arrears on April 15 and October 15 of each year, and the 2017 Notes bear interest at a rate of 6.875%, payable semi-annually in arrears on April 1 and October 1 of each year. The 2011 Notes and the 2017 Notes are our general unsecured senior subordinated obligations and are subordinated in right of payment to our senior indebtedness, which currently includes our obligations under the credit facility. The Notes rank equally in right of payment with the 2011 Notes and the 2017 Notes. We, at our option, may redeem the 2011 Notes in whole or in part, at any time on or after April 15, 2006, at a redemption price of 104.125% of their principal amount and decreasing percentages thereafter, plus accrued and unpaid interest to the redemption date. Similarly, we may redeem the 2017 Notes at our option in whole or in part, at any time on or after October 1, 2010, at a redemption price of 103.438% of their principal amount and decreasing percentages thereafter, plus accrued and unpaid interest to the redemption date, and we may also redeem a portion of the 2017 Notes prior to October 1, 2008 and some or all of those notes prior to October 1, 2010, in each case by paying specified premiums, plus accrued and unpaid interest to the redemption date. The indentures governing the 2011 Notes and the 2017 Notes also impose certain covenants on us, and our restricted subsidiaries, including covenants limiting our ability, and the ability of our restricted subsidiaries, to, among other things:

  •
  incur additional indebtedness;

  •
  make restricted payments;

  •
  issue and sell restricted subsidiaries' capital stock;

  •
  engage in transactions with affiliates;

  •
  incur liens;

  •
  dispose of proceeds of asset sales;

  •
  guarantee indebtedness;

  •
  pay dividends; and

  •
  merge, consolidate and sell assets.

THE EXCHANGE OFFER

        Participation in the exchange offer is voluntary, and we urge you to consider carefully whether to accept. Please consult your financial and tax advisors in making your own decision on what action to take.

        We are offering to issue new registered 6.625% Senior Subordinated Notes due 2015 in exchange for a like principal amount of our outstanding 6.625% Senior Subordinated Notes due 2015. We refer to our offer to exchange the Outstanding Notes for Exchange Notes as the "exchange offer." We may extend, delay or terminate the exchange offer. Holders of Outstanding Notes who wish to exchange their notes will need to complete the exchange offer documentation related to the exchange.

Purpose and Effect of the Exchange Offer

        We sold the Outstanding Notes in transactions that were exempt from or not subject to the registration requirements under the Securities Act. Accordingly, the Outstanding Notes are subject to transfer restrictions. In general, you may not offer or sell the Outstanding Notes unless either they are registered under the Securities Act or the offer or sale is exempt from or not subject to registration under the Securities Act and applicable state securities laws.

        In connection with the sale of the Outstanding Notes, we entered into an Exchange and Registration Rights Agreement with the initial purchasers of the Outstanding Notes. In that agreement, we agreed to file a registration statement relating to an offer to exchange the Outstanding Notes for Exchange Notes within 90 days after the issue date of the Outstanding Notes and to use our reasonable best efforts to have that registration statement declared effective by the SEC within 180 days after the issue date of the Outstanding Notes. We also agreed to use our reasonable best efforts to commence and complete the exchange offer no later than 45 days after the registration statement becomes effective and to keep the exchange offer open for at least 30 days. We are offering the Exchange Notes under this prospectus in an exchange offer for the Outstanding Notes to satisfy our obligations under the Exchange and Registration Rights Agreement.

        If,

  •
  on or prior to the time the exchange offer is completed, existing SEC interpretations are changed such that the Exchange Notes generally would not be freely transferable without restriction under the Securities Act;

  •
  the exchange offer has not been completed within 255 days following the date the Outstanding Notes were first issued; or

  •
  the exchange offer is not available to any holder because of applicable law or SEC interpretations and, unless it is an initial purchaser, such holder notifies us of such unavailability prior to the 60th day following consummation of the exchange offer, we will use our reasonable best efforts to file with the SEC a shelf registration statement to cover resales of the Outstanding Notes.

Resale of Exchange Notes

        Based on interpretations of the SEC staff in "no action letters" issued to third parties, we believe that each Exchange Note issued in the exchange offer may be offered for resale, resold and otherwise transferred by you without compliance with the registration and prospectus delivery provisions of the Securities Act if:

  •
  you are not our "affiliate" within the meaning of Rule 405 under the Securities Act;

  •
  you acquire such Exchange Notes in the ordinary course of your business; and

  •
  you are not engaged in, do not intend to engage in and have no arrangement or understanding with any person to participate in, a distribution of Exchange Notes.

        The SEC has not, however, considered the legality of our exchange offer in the context of a "no action letter," and there can be no assurance that the staff of the SEC would make a similar determination with respect to our exchange offer as it has in other circumstances.

        If you tender your Outstanding Notes in the exchange offer with the intention of participating in any manner in a distribution of the Exchange Notes, you:

  •
  cannot rely on these interpretations by the SEC staff; and

  •
  must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction of the Exchange Notes.

        Unless an exemption from registration is otherwise available, the resale by any holder intending to distribute Exchange Notes should be covered by an effective registration statement under the Securities Act containing the selling holder's information required by Item 507 or Item 508, as applicable, of Regulation S-K under the Securities Act. This prospectus may be used for an offer to resell, resale or other retransfer of Exchange Notes only as specifically described in this prospectus. We have agreed to make the prospectus available in connection with resales of the Exchange Notes for up to 180 days from the completion of the exchange offer. Failure to comply with the registration and prospectus delivery requirements by a holder subject to these requirements could result in that holder incurring liability for which it is not indemnified by us. With respect to broker-dealers, only those that acquired the Outstanding Notes for their own account as a result of market-making activities or other trading activities may participate in the exchange offer. Each broker-dealer that receives Exchange Notes in exchange for Outstanding Notes acquired for its own account as a result of market-making activities or other trading activities may be deemed to be an "underwriter" within the meaning of the Securities Act and must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. Please read "Plan of Distribution" for more details regarding the transfer of Exchange Notes.

Terms of the Exchange Offer

        Upon the terms and subject to the conditions described in this prospectus and in the letter of transmittal, we will accept for exchange any Outstanding Notes properly tendered and not withdrawn prior to the expiration date of the exchange offer. We will issue $1,000 principal amount of Exchange Notes in exchange for each $1,000 principal amount of Outstanding Notes surrendered under the exchange offer. Outstanding Notes may be tendered only in integral multiples of $1,000. The exchange offer is not conditioned upon any minimum aggregate principal amount of Outstanding Notes being tendered for exchange.

        As of the date of this prospectus, $300 million principal amount of Outstanding Notes is outstanding. This prospectus and the letter of transmittal are being sent to all registered holders of Outstanding Notes. There will be no fixed record date for determining registered holders of Outstanding Notes entitled to participate in the exchange offer.

        We intend to conduct the exchange offer in accordance with the provisions of the Exchange and Registration Rights Agreement, the applicable requirements of the Securities Act and the Securities Exchange Act of 1934 and the rules and regulations of the SEC. Outstanding Notes that are not tendered for exchange in the exchange offer will:

  •
  remain outstanding;

  •
  continue to accrue interest; and

  •
  be entitled to the rights and benefits that holders have under the indenture and, if applicable, the Exchange and Registration Rights Agreement.

However, these Outstanding Notes will not be freely tradable. Other than in connection with the exchange offer and as specified in the Exchange and Registration Rights Agreement, we are not obligated to, nor do we currently anticipate that we will, register the Outstanding Notes under the Securities Act. See "—Consequences of Failure to Exchange" below.

        By signing or agreeing to be bound by the letter of transmittal, you acknowledge that, upon request, you will execute and deliver any additional documents deemed by the exchange agent or us to be necessary or desirable to complete the exchange, assignment and transfer of the Outstanding Notes tendered by you, including the transfer of such Outstanding Notes on the account books maintained by DTC.

        We will be deemed to have accepted for exchange properly tendered Outstanding Notes when we have given oral or written notice of the acceptance to the exchange agent and complied with the applicable provisions of the Exchange and Registration Rights Agreement. The exchange agent will act as agent for the tendering holders for the purposes of receiving the Exchange Notes from us.

        If you tender Outstanding Notes in the exchange offer, you will not be required to pay brokerage commissions or fees or, subject to the instructions in the letter of transmittal, transfer taxes with respect to the exchange of Outstanding Notes. We will pay all charges and expenses, other than certain applicable taxes described below, in connection with the exchange offer. It is important that you read the section "—Fees and Expenses" for more details about fees and expenses incurred in the exchange offer.

        We will return any Outstanding Notes that we do not accept for exchange for any reason without expense to the tendering holder as promptly as practicable after the expiration or termination of the exchange offer.

Expiration Date

        The exchange offer will expire at 5:00 p.m., New York City time, on November 3, 2005, unless sooner terminated or, in our sole discretion, we extend it.

Extensions; Delay in Acceptance; Termination or Amendment

        We reserve the right, at any time or at various times, to extend the period of time during which the exchange offer is open. During any extensions, all Outstanding Notes you have previously tendered and not withdrawn will remain subject to the exchange offer, and we may accept them for exchange. We do not currently intend to extend the expiration date.

        To extend the exchange offer, we will notify the exchange agent orally or in writing of any extension. We also will make a public announcement of the extension no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date. Without limiting the manner in which we may choose to make public announcements of any delay in acceptance, extension, termination or amendment of the exchange offer, we have no obligation to publish, advertise or otherwise communicate any such public announcement, other than by making a timely release to an appropriate news agency.

        If any of the conditions described below under "—Conditions to the Exchange Offer" have not been satisfied, we reserve the right, in our sole discretion to:

  •
  delay accepting for exchange any Outstanding Notes;

  •
  extend the exchange offer; or

  •
  terminate the exchange offer.

We will give oral or written notice of such delay, extension or termination to the exchange agent. Subject to the terms of the Exchange and Registration Rights Agreement, we also reserve the right to amend the terms of the exchange offer in any manner.

        Any such delay in acceptance, extension, termination or amendment will be followed as promptly as practicable by oral or written notice thereof to the registered holders of the Outstanding Notes. If we amend the exchange offer in a manner that we determine to constitute a material change, we will promptly disclose that amendment by means of a prospectus supplement. We will distribute the supplement to the registered holders of the Outstanding Notes. Depending upon the significance of the amendment and the manner of disclosure to the registered holders, we will extend the exchange offer if the exchange offer would otherwise expire during such period.

Conditions to the Exchange Offer

        Despite any other term of the exchange offer, if in our reasonable judgment the exchange offer, or the making of any exchange by a holder of Outstanding Notes, would violate applicable law or any applicable interpretation of the staff of the SEC or would be impaired by any action or proceeding that has been instituted or threatened in any court or by or before any governmental agency with respect to the exchange offer:

  •
  we will not be required to accept for exchange, or exchange any Exchange Notes for, any Outstanding Notes; and

  •
  we may terminate the exchange offer before accepting any Outstanding Notes for exchange.

        In addition, we will not be obligated to accept for exchange the Outstanding Notes of any holder that has not made to us:

  •
  the representations described below under "—Procedures for Tendering" and in the letter of transmittal; and

  •
  such other representations as may be reasonably necessary under applicable SEC rules, regulations or interpretations to make available to us an appropriate form for registering the Exchange Notes under the Securities Act.

        We reserve the right to amend or terminate the exchange offer, and to reject for exchange any Outstanding Notes not previously accepted for exchange in the exchange offer, upon the occurrence of any of the conditions to that exchange offer specified above. We will give oral or written notice of any extension, amendment, nonacceptance or termination to the holders of Outstanding Notes as promptly as practicable.

        These conditions are for our sole benefit, and we may assert them or waive them in whole or in part at any time or at various times in our sole discretion. Our failure at any time to exercise any of these rights will not mean that we have waived our rights. Each right will be deemed an ongoing right that we may assert at any time or at various times.

        In addition, we will not accept for exchange any Outstanding Notes tendered, and will not issue Exchange Notes in exchange for any such Outstanding Notes, if at that time any stop order has been threatened or is in effect with respect to the registration statement of which this prospectus constitutes a part or the qualification of the indenture relating to the notes under the Trust Indenture Act of 1939.

Procedures for Tendering

How to Tender Generally

        Only a registered holder of Outstanding Notes may tender its Outstanding Notes in the exchange offer. If you are a beneficial owner of Outstanding Notes and wish to have the registered owner tender on your behalf, please see "—How to Tender if You Are a Beneficial Owner" below. To tender in the exchange offer, a holder must either comply with the procedures for manual tender or comply with the automated tender offer program procedures of DTC described below under "—Tendering Through DTC's Automated Tender Offer Program."

        To complete a manual tender, a holder must:

  •
  complete, sign and date the letter of transmittal or a facsimile of the letter of transmittal;

  •
  have the signature on the letter of transmittal guaranteed if the letter of transmittal so requires; and

  •
  mail or deliver the letter of transmittal or facsimile of the letter of transmittal to the exchange agent prior to the expiration date; and

  •
  deliver, and the exchange agent must receive, before the expiration date:

  •
  the Outstanding Notes along with the letter of transmittal, or

  •
  a timely confirmation of book-entry transfer of the Outstanding Notes into the exchange agent's account at DTC according to the procedure for book-entry transfer described below under "—Book Entry Transfer."

        If you wish to tender your Outstanding Notes and cannot comply with the requirement to deliver the letter of transmittal and your Outstanding Notes (including by book-entry transfer) or use the automated tender offer program of DTC described below before the expiration date, you must tender your Outstanding Notes according to the guaranteed delivery procedures described below.

        To be tendered effectively, the exchange agent must receive any physical delivery of the letter of transmittal and other required documents at its address provided above under "Prospectus Summary—The Exchange Agent" prior to the expiration date.

        The tender by a holder that is not withdrawn prior to the expiration date and our acceptance of that tender will constitute a legally binding agreement between the holder and us in accordance with the terms and subject to the conditions described in this prospectus and in the letter of transmittal.

        The method of delivery of Outstanding Notes, the letter of transmittal and all other required documents to the exchange agent is at your election and risk. Rather than mail these items, we recommend that you use an overnight or courier service. In all cases, you should allow sufficient time to assure delivery to the exchange agent before the expiration date. You should not send the letter of transmittal or Outstanding Notes to us. You may request your broker, dealer, commercial bank, trust company or other nominee to effect the above transactions for you.

Book-Entry Transfer

        The exchange agent will make a request to establish an account with respect to the Outstanding Notes at DTC for purposes of the exchange offer promptly after the date of this prospectus. Any financial institution participating in DTC's system may make book-entry delivery of Outstanding Notes by causing DTC to transfer such Outstanding Notes into the exchange agent's account at DTC in accordance with DTC's procedures for transfer. If you are unable to deliver confirmation of the book-entry tender of your Outstanding Notes into the exchange agent's account at DTC or all other documents required by the letter of transmittal to the exchange agent on or prior to the expiration date, you must tender your Outstanding Notes according to the guaranteed delivery procedures described below.

Tendering Through DTC's Automated Tender Offer Program

        The exchange agent and DTC have confirmed that any financial institution that is a participant in DTC's system may use DTC's automated tender offer program to tender its Outstanding Notes. Accordingly, participants in the program may, instead of physically completing and signing the letter of transmittal and delivering it to the exchange agent, transmit their acceptance of the exchange offer electronically. They may do so by causing DTC to transfer the Outstanding Notes to the exchange agent in accordance with its procedures for transfer. DTC will then send an agent's message to the exchange agent.

        An "agent's message" is a message transmitted by DTC to and received by the exchange agent and forming part of the book-entry confirmation, stating that:

  •
  DTC has received an express acknowledgment from a participant in DTC's automated tender offer program that is tendering Outstanding Notes that are the subject of such book-entry confirmation;

  •
  the participant has received and agrees to be bound by the terms of the letter of transmittal or, in the case of an agent's message relating to guaranteed delivery, the participant has received and agrees to be bound by the applicable notice of guaranteed delivery; and

  •
  we may enforce the agreement against the participant.

How to Tender if You Are a Beneficial Owner

        If you beneficially own Outstanding Notes that are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to tender those notes, you should contact the registered holder as soon as possible and instruct the registered holder to tender on your behalf. If you are a beneficial owner and wish to tender on your own behalf, you must, prior to completing and executing the letter of transmittal and delivering your Outstanding Notes, either:

  •
  make appropriate arrangements to register ownership of the Outstanding Notes in your name; or

  •
  obtain a properly completed bond power from the registered holder of your Outstanding Notes.

        The transfer of registered ownership may take considerable time and may not be completed prior to the expiration date.

Signatures and Signature Guarantees

        You must have signatures on a letter of transmittal or a notice of withdrawal described below under "—Withdrawal of Tenders" guaranteed by an "eligible institution" unless the Outstanding Notes are tendered:

  •
  by a registered holder who has not completed the box entitled "Special Issuance Instructions" or "Special Delivery Instructions" on the letter of transmittal and the Exchange Notes are being issued directly to the registered holder of the Outstanding Notes tendered in the exchange offer for those Exchange Notes; or

  •
  for the account of an "eligible institution."

An "eligible institution" is a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc., a commercial bank or trust company having an office or correspondent in the United States, or an "eligible guarantor institution" within the meaning of Rule 17Ad-15 under the Exchange Act, in each case that is a member of one of the recognized signature guarantee programs identified in the letter of transmittal.

When Endorsements or Bond Powers Are Needed

        If a person other than the registered holder of any Outstanding Notes signs the letter of transmittal, the Outstanding Notes must be endorsed properly or accompanied by a properly completed bond power. The registered holder must sign the bond power as the registered holder's name appears on the Outstanding Notes. An eligible institution must guarantee that signature.

        If the letter of transmittal or any Outstanding Notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, those persons should so indicate when signing. Unless we waive this requirement, they also must submit evidence satisfactory to us of their authority to deliver the letter of transmittal.

Determinations Under the Exchange Offer

        We will determine, in our sole discretion, all questions as to the validity, form, eligibility, time of receipt, acceptance of tendered Outstanding Notes and withdrawal of tendered Outstanding Notes. Our determinations will be final and binding. We reserve the absolute right to reject any Outstanding Notes not properly tendered or any Outstanding Notes our acceptance of which would, in the opinion of our counsel, be unlawful. We also reserve the absolute right to waive any defects, irregularities or conditions of the exchange offer as to particular Outstanding Notes. Our interpretation of the terms and conditions of the exchange offer, including the instructions in the letter of transmittal, will be final and binding on all parties.

        Unless waived, any defects or irregularities in connection with tenders of Outstanding Notes must be cured within the time we determine. Neither we, the exchange agent nor any other person will be under any duty to give notification of defects or irregularities with respect to tenders of Outstanding Notes, nor will we or those persons incur any liability for failure to give such notification. Tenders of Outstanding Notes will not be deemed made until such defects or irregularities have been cured or waived. Any Outstanding Notes received by the exchange agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned to the tendering holder, unless otherwise provided in the letter of transmittal, as soon as practicable following the expiration date.

When We Will Issue Exchange Notes

        In all cases, we will issue Exchange Notes for Outstanding Notes that we have accepted for exchange in the exchange offer only after the exchange agent timely receives:

  •
  Outstanding Notes or book-entry confirmation of such Outstanding Notes into the exchange agent's account at DTC; and

  •
  a properly completed and duly executed letter of transmittal and all other required documents or a properly transmitted agent's message.

Return of Outstanding Notes Not Accepted or Exchanged

        If we do not accept any tendered Outstanding Notes for exchange for any reason described in the terms and conditions of the exchange offer or if Outstanding Notes are submitted for a greater principal amount than the holder desires to exchange, we will return the unaccepted or non-exchanged Outstanding Notes without expense to their tendering holder. In the case of Outstanding Notes tendered by book-entry transfer into the exchange agent's account at DTC according to the procedures described above, such non-exchanged Outstanding Notes will be credited to an account maintained with DTC. These actions will occur as promptly as practicable after the expiration or termination of the exchange offer.

Your Representations to Us

        By signing or agreeing to be bound by the letter of transmittal, you will represent to us that, among other things:

  •
  any Exchange Notes that you receive will be acquired in the ordinary course of your business;

  •
  you have no arrangement or understanding with any person to participate in the distribution of the Outstanding Notes or the Exchange Notes within the meaning of the Securities Act;

  •
  you are not our "affiliate," as defined in Rule 405 of the Securities Act, or, if you are our affiliate, you will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable;

  •
  if you are not a broker-dealer, you are not engaged in, and do not intend to engage in, the distribution of the Exchange Notes;

  •
  if you are a broker-dealer, you will receive Exchange Notes in exchange for Outstanding Notes that you acquired for your own account as a result of market-making activities or other trading activities, and you will deliver a prospectus in connection with any resale of such Exchange Notes. It is understood that you are not admitting that you are an "underwriter" within the meaning of the Securities Act by acknowledging that you will deliver, and by delivery of, a prospectus;

  •
  if you are a broker-dealer, you did not purchase the Outstanding Notes to be exchanged for the Exchange Notes from us; and

  •
  you are not acting on behalf of any person who could not truthfully and completely make the foregoing representations.

        If you tender in the exchange offer for the purpose of participating in a distribution of the Exchange Notes:

  •
  you cannot rely on the applicable interpretations of the SEC; and

  •
  you must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction.

Guaranteed Delivery Procedures

        If you wish to tender your Outstanding Notes but they are not immediately available or if you cannot deliver your Outstanding Notes (including by book-entry transfer), the letter of transmittal or any other required documents to the exchange agent or comply with the applicable procedures under DTC's automated tender offer program prior to the expiration date, you may tender if:

  •
  the tender is made by or through an eligible institution;

  •
  prior to 5:00 p.m., New York City time, on the expiration date, the exchange agent receives from that eligible institution either a properly completed and duly executed notice of guaranteed delivery by facsimile transmission, mail, courier or overnight delivery or a properly transmitted agent's message relating to a notice of guaranteed delivery:

    •
    stating your name and address, the registration number or numbers of your Outstanding Notes and the principal amount of Outstanding Notes tendered;

    •
    stating that the tender is being made thereby; and

    •
    guaranteeing that, within three New York Stock Exchange trading days after the expiration date of the exchange offer, the letter of transmittal or facsimile thereof or agent's message in lieu thereof, together with the Outstanding Notes or a book-entry confirmation, and any other documents required by the letter of transmittal, will be deposited by the eligible institution with the exchange agent; and

  •
  the exchange agent receives such properly completed and executed letter of transmittal or facsimile or agent's message, as well as all tendered Outstanding Notes in proper form for transfer or a book-entry confirmation, and all other documents required by the letter of transmittal, within three New York Stock Exchange trading days after the expiration date.

        Upon request to the exchange agent, the exchange agent will send a notice of guaranteed delivery to you if you wish to tender your Outstanding Notes according to the guaranteed delivery procedures described above.

Withdrawal of Tenders

        Except as otherwise provided in this prospectus, you may withdraw your tender at any time prior to 5:00 p.m., New York City time, on the expiration date unless we have previously accepted your Outstanding Notes for exchange. For a withdrawal to be effective:

  •
  the exchange agent must receive a written notice of withdrawal at one of the addresses listed above under "Prospectus Summary—The Exchange Agent"; or

  •
  the withdrawing holder must comply with the appropriate procedures of DTC's automated tender offer program.

        Any notice of withdrawal must:

  •
  specify the name of the person who tendered the Outstanding Notes to be withdrawn;

  •
  identify the Outstanding Notes to be withdrawn, including the registration number or numbers and the principal amount of such Outstanding Notes;

  •
  be signed by the person who tendered the Outstanding Notes in the same manner as the original signature on the letter of transmittal used to deposit those Outstanding Notes, or be accompanied by documents of transfer sufficient to permit the trustee to register the transfer into the name of the person withdrawing the tender; and

  •
  specify the name in which such Outstanding Notes are to be registered, if different from that of the person who tendered the Outstanding Notes.

        If Outstanding Notes have been tendered under the procedure for book-entry transfer described above, any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn Outstanding Notes and otherwise comply with the procedures of DTC.

        We will determine, in our sole discretion, all questions as to the validity, form, eligibility and time of receipt of notice of withdrawal, and our determination will be final and binding on all parties. We will deem any Outstanding Notes so withdrawn not to have been validly tendered for exchange for purposes of the exchange offer.

        Any Outstanding Notes that have been tendered for exchange but that are not exchanged for any reason will be returned to their holder without cost to the holder or, in the case of Outstanding Notes tendered by book-entry transfer into the exchange agent's account at DTC according to the procedures described above, such Outstanding Notes will be credited to an account maintained with DTC for the Outstanding Notes. This return or crediting will take place as soon as practicable after withdrawal, rejection of tender or termination of the exchange offer. You may retender properly withdrawn Outstanding Notes by following one of the procedures described under "—Procedures for Tendering" above at any time on or prior to 5:00 p.m. New York City time, on the expiration date.

Fees and Expenses

        We will bear the expenses of soliciting tenders. The principal solicitation is being made by mail; however, we may make additional solicitation by facsimile, email, telephone or in person by our officers and regular employees and those of our affiliates.

        We have not retained any dealer-manager in connection with the exchange offer and will not make any payments to broker-dealers or others soliciting acceptances of the exchange offer. We will, however, pay the exchange agent reasonable and customary fees for its services and reimburse it for its related reasonable out-of-pocket expenses. We may also pay brokerage houses and other custodians, nominees and fiduciaries the reasonable out-of-pocket expenses incurred by them in forwarding copies of this prospectus, letters of transmittal and related documents to the beneficial owners of the Outstanding Notes and in handling or forwarding tenders for exchange.

        We will pay the cash expenses to be incurred in connection with the exchange offer including:

  •
  SEC registration fees;

  •
  fees and expenses of the exchange agent and trustee;

  •
  accounting and legal fees and printing costs; and

  •
  related fees and expenses.

Transfer Taxes

        We will pay all transfer taxes, if any, applicable to the exchange of Outstanding Notes in the exchange offer. The tendering holder will, however, be required to pay any transfer taxes, whether imposed on the registered holder or any other person, if:

  •
  certificates representing Exchange Notes or Outstanding Notes for principal amounts not tendered or accepted for exchange are to be delivered to, or are to be issued in the name of, any person other than the registered holder of Outstanding Notes tendered;

  •
  tendered Outstanding Notes are registered in the name of any person other than the person signing the letter of transmittal; or

  •
  a transfer tax is imposed for any reason other than the exchange of Outstanding Notes in the exchange offer.

        If satisfactory evidence of payment of any transfer taxes payable by a tendering holder is not submitted with the letter of transmittal, the amount of such transfer taxes will be billed directly to that tendering holder. The exchange agent will retain possession of Exchange Notes with a face amount at least equal to the amount of the transfer taxes due until it receives payment of the taxes.

Consequences of Failure to Exchange

        If you do not tender your Outstanding Notes for Exchange Notes in the exchange offer, or if you tender your Outstanding Notes but subsequently withdraw them, your Outstanding Notes will remain outstanding and continue to accrue interest, but will not retain any exchange or registration rights under the Exchange and Registration Rights Agreement (except in limited circumstances involving the initial purchasers of the Outstanding Notes and certain persons to whom the exchange offer is not available) or accrue additional interest under that agreement. In addition, your notes will remain subject to the existing restrictions on transfer. In general, you may not offer or sell the Outstanding Notes unless they are registered under the Securities Act or the offer or sale is exempt from registration under the Securities Act and applicable state securities laws. Except as required by the Exchange and Registration Rights Agreement, we do not intend to register resales of the Outstanding Notes under the Securities Act.

        The tender of Outstanding Notes in the exchange offer will reduce the principal amount of the Outstanding Notes outstanding. Due to the corresponding reduction in liquidity, this may have an adverse effect upon, and increase the volatility of, the market price of any Outstanding Notes that you continue to hold following completion of the exchange offer.

Accounting Treatment

        We will not recognize a gain or loss for accounting purposes upon the consummation of the exchange offer. We will amortize our expenses of the exchange offer over the term of Exchange Notes in accordance with U.S. generally accepted accounting principles.

Other

        Participation in the exchange offer is voluntary, and you should carefully consider whether to accept. You are urged to consult your financial and tax advisors in making your decision on what action to take. In the future, we may seek to acquire untendered Outstanding Notes in open market or privately negotiated transactions, through subsequent exchange offers or otherwise. We have no present plan to acquire any Outstanding Notes that are not tendered in the exchange offer or to file a registration statement to permit resales of any untendered Outstanding Notes, except as required by the Exchange and Registration Rights Agreement.

DESCRIPTION OF THE EXCHANGE NOTES

        The Outstanding Notes were, and the Exchange Notes will be issued under an indenture dated as of March 29, 2005 (the "Indenture"), between Pogo and The Bank of New York Trust Company, N.A., as trustee (the "Trustee"). The terms of the Notes include those expressly set forth in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act"). We may issue an unlimited principal amount of additional notes having identical terms and conditions as the Notes (the "Additional Notes"). We will only be permitted to issue such Additional Notes if, at the time of such issuance, we are in compliance with the covenants contained in the Indenture. Any Additional Notes will be part of the same issue as the Notes and will vote on all matters with the holders of the Notes.

        This "Description of the Exchange Notes" is intended to be a useful overview of the material provisions of the Exchange Notes and the Indenture. As this "Description of the Exchange Notes" is only a summary, you should refer to the Indenture for a complete description of the obligations of Pogo and your rights. We have filed the Indenture and the Exchange and Registration Rights Agreement as exhibits to the registration statement of which this prospectus is a part. See "Where You Can Find More Information."

        As described below under "—Registration Rights; Special Interest," we are filing a registration statement to enable holders of outstanding Notes to exchange their Notes for publicly registered Notes having substantially identical terms, except for provisions relating to transfer restrictions and additional interest. The Outstanding Notes and the Exchange Notes issued in the exchange offer will constitute a single series of securities under the Indenture and therefore will vote together as a single class for purposes of determining whether holders of the requisite percentage in aggregate principal amount thereof have taken actions or exercised rights they are entitled to take or exercise under the Indenture. We are required under specified circumstances to file a shelf registration statement to cover resales of the Outstanding Notes. If we fail to satisfy specified obligations under the Exchange and Registration Rights Agreement, we may be required to pay additional interest to holders of the Outstanding Notes.

        You will find the definitions of certain capitalized terms used in this description under "—Certain Definitions." For purposes of this description, references to "Pogo," "we," "our" and "us" refer only to Pogo Producing Company and not to its subsidiaries. All references to "$," "U.S.$" or "U.S. dollars" are to the lawful currency of the United States of America. The Indenture contains, and this section describes, some provisions relating specifically to B8/32 Partners, Ltd. On August 17, 2005, as part of the sale of our Thailand operations, we disposed of all of our interests in B8/32 Partners. Please read "Prospectus Summary—Recent Developments."

General

The Notes

        The Notes:

  •
  are our general unsecured, senior subordinated obligations;

  •
  were initially issued in an aggregate principal amount of $300 million, subject to our ability to issue Additional Notes;

  •
  are subordinated in right of payment to all of our existing and future Senior Indebtedness;

  •
  rank equally in right of payment with our outstanding 2011 Notes, our outstanding 2017 Notes and any of our future Senior Subordinated Indebtedness;

  •
  mature on March 15, 2015;

  •
  are subject to registration with the SEC pursuant to the Exchange and Registration Rights Agreement (see "—Registration Rights; Special Interest"); and

  •
  are represented by one or more Notes in global form registered in the name of The Depository Trust Company ("DTC") or its nominee, but in certain circumstances may be represented by Notes in definitive form (see "—Book-Entry, Delivery and Form").

        All of our Subsidiaries are "Restricted Subsidiaries." However, under the circumstances described in the definition of "Unrestricted Subsidiary" under "—Certain Definitions" below, we may designate certain of our Subsidiaries as "Unrestricted Subsidiaries." Unrestricted Subsidiaries will not be subject to many of the restrictive covenants in the Indenture and will not guarantee the Notes.

Interest

        Interest on each of the Notes will compound semi-annually and:

  •
  accrues at the rate of 6.625% per annum;

  •
  has accrued from March 29, 2005 or from the most recent interest payment date;

  •
  will be payable in cash semi-annually in arrears on March 15 and September 15, commencing on September 15, 2005;

  •
  will be payable to the holders of record on March 1 and September 1 immediately preceding the related interest payment dates; and

  •
  will be computed on the basis of a 360-day year comprised of twelve 30-day months.

        Additional interest may accrue on the Notes in the circumstances described below under "—Registration Rights; Special Interest," and all references to "interest" in this description include any such additional interest that may be payable on the Notes.

Payments on the Notes; Paying Agent and Registrar

        If a holder of any Notes has given wire transfer instructions to us, we will make all principal, premium and interest payments on those Notes in accordance with those instructions. All other payments on the Notes will be made at the office or agency designated by us in The City of New York, New York, except that we may, at our option, pay interest on the Notes by check mailed to holders of the Notes at their registered address as it appears in the Registrar's books. We have initially designated the Trustee to act as the Paying Agent and Registrar for the Notes, and we have also initially designated the offices of The Bank of New York at 101 Barclay Street, Lobby, as our office or agency for payments on the Notes in The City of New York, New York. We may, however, change the Paying Agent or Registrar without prior notice to the holders of the Notes, and we or any of our Subsidiaries may act as Paying Agent or Registrar.

        Principal of, premium, if any, and interest on, Notes in global form registered in the name of or held by The Depository Trust Company or its nominee will be paid in immediately available funds to The Depository Trust Company or its nominee, as the case may be, as the registered holder of the Notes.

Transfer and Exchange

        A holder may transfer or exchange Notes in accordance with the Indenture. The Registrar and the Trustee may require a holder, among other things, to furnish appropriate endorsements and transfer documents. No service charge will be imposed by us, the Trustee or the Registrar for any registration of transfer or exchange of Notes, but we may require a holder to pay a sum sufficient to cover any transfer tax or other governmental taxes and fees required by law or permitted by the Indenture. We are not required to transfer or exchange any Notes if any Notes have been selected for redemption. Also, we are not required to transfer or exchange any Note for a period of 15 days before a selection of Notes to be redeemed.

        The registered holder of a Note will be treated as the owner of such Note and as the owner, for each Note held, of the underlying principal amount of Notes for all purposes, and all references to "holders" are to registered holders, unless otherwise indicated.

Possible Subsidiary Guarantees

        None of our Subsidiaries have Guaranteed the Notes. However, in the future one or more of our domestic Restricted Subsidiaries may be required to Guarantee the Notes in the circumstances described under "—Certain Covenants—Future Subsidiary Guarantees." Any Subsidiary Guarantors will jointly and severally guarantee our obligations under the Notes on a senior subordinated unsecured basis. The obligations of each Subsidiary Guarantor under its Subsidiary Guarantee will be limited in a manner intended to prevent that Subsidiary Guarantee from constituting a fraudulent conveyance or transfer under applicable law, although no assurance can be given that a court would give holders of notes the benefit of such provision. See "Risk Factors—Risks Relating to the Notes—Federal and state statutes allow courts, under specific circumstances, to void guarantees and require Noteholders to return payments received from guarantors."

Optional Redemption

        Except as described below, the Notes are not redeemable until March 15, 2010.

        On and after March 15, 2010, we may redeem all or, from time to time, part of the Notes upon not less than 10 nor more than 60 days' notice mailed to each holder of Notes at the address appearing in the Note register, in amounts of $1,000 or an integral multiple of $1,000, at the following redemption prices (expressed as a percentage of principal amount) plus accrued and unpaid interest on the Notes, if any, to the applicable redemption date (subject to the right of holders of record on the relevant record date to receive interest due on an interest payment date that is on or prior to the redemption date), if redeemed during the 12-month period beginning on March 15 of the years indicated below:

Year	Percentage
2010	103.313%
2011	102.208%
2012	101.104%
2013 and thereafter	100.000%

        Prior to March 15, 2008, we may on any one or more occasions redeem up to 35% of the aggregate original principal amount of the Notes and any Additional Notes, with the Net Cash Proceeds of one or more Equity Offerings at a redemption price of 106.625% of the principal amount of the Notes, plus accrued and unpaid interest, if any, to the redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date); provided that

  (1)
  at least 65% of the aggregate original principal amount of the Notes and any Additional Notes remains outstanding after each such redemption; and

  (2)
  the redemption occurs within 120 days after the closing of such Equity Offering.

        We are entitled, at our option, prior to March 15, 2010, to redeem the Notes (and the Additional Notes, if any), as a whole at any time or in part from time to time, at a redemption price equal to the sum of:

  (1)
  the principal amount thereof, plus

  (2)
  accrued and unpaid interest, if any, to the redemption date (subject to the right of holders of record on the relevant record date to receive interest due on an interest payment date that is on or prior to the redemption date), plus

  (3)
  the Applicable Premium at the redemption date.

        In the case of any partial redemption, selection of the Notes for redemption will be made by the Trustee in compliance with the requirements of the principal national securities exchange, if any, on which the Notes are listed or, if the Notes are not listed, then on a pro rata basis, although no Note will be redeemed in part. Notes in a principal amount equal to, and representing the same Indebtedness as, the unredeemed portion thereof will be issued in the name of the holder thereof upon cancellation of the original Notes.

Mandatory Redemption

        We are not required to make mandatory redemption payments or sinking fund payments with respect to the Notes, except as set forth below under "—Change of Control" and "—Certain Covenants—Limitation on Sales of Assets and Subsidiary Stock."

Ranking and Subordination

        The Notes are our unsecured Senior Subordinated Indebtedness, are subordinated in right of payment to all of our existing and future Senior Indebtedness, rank equally in right of payment with our outstanding 2011 Notes, 2017 Notes and all of our future Senior Subordinated Indebtedness and will be senior in right of payment to all of our future Subordinated Obligations. The Notes also are effectively subordinated to all of our future secured Indebtedness to the extent of the value of the assets securing such Indebtedness.

        The Notes will be structurally subordinated to the liabilities of our Subsidiaries that do not Guarantee the Notes. Assuming that we had disposed of our Thailand operations and that we had applied the net proceeds from the offering of our 2017 Notes to acquire Northrock and incurred the additional debt in connection with that acquisition, all in the manner indicated under "Capitalization," as of June 30, 2005:

  •
  our outstanding Senior Indebtedness would have consisted of approximately $588 million in principal amount of unsecured indebtedness under the Existing Credit Facility and under uncommitted money market lines of credit;

  •
  giving effect to the most recent amendment to the Existing Credit Facility to increase the borrowing capacity by $250 million, we would have had approximately $452 million of available credit under our Existing Credit Facility, which would constitute Senior Indebtedness;

  •
  we would have had no Senior Subordinated Indebtedness outstanding other than the 2011 Notes, the Outstanding Notes and the new issuance of the senior subordinated notes; and

  •
  we would have had no Subordinated Obligations outstanding.

        Although the Indenture limits the amount of Indebtedness that we and our Restricted Subsidiaries may Incur, such Indebtedness may be substantial and all of it may be Senior Indebtedness or structurally senior to the Notes.

        Only our Indebtedness that is Senior Indebtedness ranks senior to the Notes in accordance with the provisions of the Indenture. The Notes rank in all respects equally with all of our other Senior Subordinated Indebtedness. As described in "—Certain Covenants—Limitation on Layering," we may not Incur any Indebtedness that is senior in right of payment to the Notes, but junior in right of payment to our Senior Indebtedness. Our unsecured Indebtedness is not deemed to be subordinate or junior to secured Indebtedness merely because it is unsecured.

        We may not pay principal of, premium, if any, or interest on, or other payment obligations in respect of, the Notes (except in Permitted Junior Securities or from the trusts described under "—Defeasance" or "—Satisfaction and Discharge") or make any deposit pursuant to the provisions described under "—Defeasance" or "—Satisfaction and Discharge" below and may not otherwise repurchase, redeem or retire any Notes (collectively, "pay the Notes") if:

  (1)
  any of our Designated Senior Indebtedness is not paid when due beyond applicable grace periods; or

  (2)
  any other default on our Designated Senior Indebtedness occurs and the maturity of such Senior Indebtedness is accelerated in accordance with its terms,

unless, in either case, the default has been cured or waived and any such acceleration has been rescinded or such Senior Indebtedness has been paid in full in cash or Cash Equivalents.

        However, we may pay the Notes if we and the Trustee receive written notice approving such payment from the Representative of the Senior Indebtedness with respect to which either of the events set forth in clause (1) or (2) of the immediately preceding sentence has occurred and is continuing.

        We also are not permitted to pay the Notes for a Payment Blockage Period (as defined below) during the continuance of any default, other than a default described in clause (1) or (2) of the preceding paragraph, on any of our Designated Senior Indebtedness that permits the holders of the Designated Senior Indebtedness to accelerate its maturity immediately without either further notice (except such notice as may be required to effect such acceleration) or the expiration of any applicable grace periods.

        A "Payment Blockage Period" commences on the receipt by the Trustee (with a copy to us) of written notice (a "Blockage Notice") of a default of the kind described in the immediately preceding paragraph from the Representative of the holders of such Designated Senior Indebtedness specifying an election to effect a Payment Blockage Period and ends 179 days after receipt of the notice. The Payment Blockage Period will end earlier if such Payment Blockage Period is terminated:

  (1)
  by written notice to the Trustee and us from the Person or Persons who gave such Blockage Notice;

  (2)
  because the default giving rise to such Blockage Notice is no longer continuing; or

  (3)
  because such Designated Senior Indebtedness has been repaid in full in cash or Cash Equivalents.

        We may resume payments on the Notes after the end of the Payment Blockage Period (including any missed payments), unless the holders of such Designated Senior Indebtedness or the Representative of such holders has accelerated the maturity of such Designated Senior Indebtedness. Not more than one Blockage Notice may be given in any consecutive 360-day period, irrespective of the number of defaults with respect to Designated Senior Indebtedness during such period. In no event, however, may the total number of days during which any Payment Blockage Period or Periods is in effect exceed 179 days in the aggregate during any 360 consecutive day period. For purposes of this paragraph, no default or event of default that existed or was continuing on the date of the commencement of any Payment Blockage Period with respect to the Designated Senior Indebtedness initiating such Payment Blockage Period shall be, or be made, the basis of the commencement of a subsequent Payment Blockage Period by the Representative of such Designated Senior Indebtedness, whether or not within a period of 360 consecutive days, unless such default or event of default shall have been cured or waived for a period of not less than 90 consecutive days.

        In the event of:

  (1)
  our liquidation or our dissolution;

  (2)
  a reorganization, bankruptcy, insolvency, receivership of or similar proceeding relating to us or our property; or

  (3)
  an assignment for the benefit of creditors or marshaling of our assets and liabilities, then:

the holders of our Senior Indebtedness will be entitled to receive payment in full in cash or Cash Equivalents in respect of Senior Indebtedness (including interest accruing after, or which would accrue but for, the commencement of any such proceeding at the rate specified in the applicable Senior Indebtedness, whether or not a claim for such interest would be allowed) before the holders of the Notes will be entitled to receive any payment with respect to their Notes. In addition, until our Senior Indebtedness is paid in full in cash or Cash Equivalents, any payment or distribution to which holders of the Notes would be entitled but for the subordination provisions of the Indenture (except payment in Permitted Junior Securities or from the trusts described under "—Defeasance" or "—Satisfaction and Discharge") will be made to holders of our Senior Indebtedness as their interests may appear. If a payment or distribution is made to holders of the Notes that, due to the subordination provisions, should not have been made to them, such holders are required to hold it in trust for the holders of our Senior Indebtedness and pay the payment or distribution over to Pogo.

        If payment of the Notes is accelerated because of an Event of Default, we or the Trustee will promptly notify the holders of our Designated Senior Indebtedness or the Representative of such holders of the acceleration.

        None of our Subsidiaries have Guaranteed the Notes. However, in the circumstances described under "—Certain Covenants—Future Subsidiary Guarantees," in the future one or more of our domestic Restricted Subsidiaries may be required to Guarantee the Notes pursuant to a Subsidiary Guarantee. All obligations under a Subsidiary Guarantee would represent Senior Subordinated Obligations of the Subsidiary Guarantor. As such, the rights of Noteholders to receive payment by a Subsidiary Guarantor pursuant to its Subsidiary Guarantee would be subordinated in right of payment to the rights of holders of all Senior Indebtedness of such Subsidiary Guarantor. The terms of the subordination provisions described above with respect to Pogo's obligations under the Notes apply equally to a Subsidiary Guarantor and its obligations under its Subsidiary Guarantee.

        By reason of the subordination provisions contained in the Indenture, in the event of a liquidation or an insolvency or similar proceeding, creditors of Pogo or a Subsidiary Guarantor who are holders of Senior Indebtedness of Pogo or the Subsidiary Guarantor, as the case may be, may recover more, ratably, than the holders of the Notes.

        The terms of the subordination provisions described above will not apply to payments from money or the proceeds of U.S. Government Obligations held in trust by the Trustee for the payment of principal of and interest on the Notes pursuant to the provisions described under "—Defeasance" or "—Satisfaction and Discharge."

Change of Control

        If a Change of Control occurs, each holder has the right to require us to repurchase all or any part (equal to $1,000 in principal amount or an integral multiple thereof) of such holder's Notes, at a purchase price in cash equal to 101% of the principal amount of the Notes plus accrued and unpaid interest, if any, to the date of purchase (subject to the right of holders of record on the relevant record date to receive interest due on an interest payment date that is on or prior to the Change of Control Payment Date referred to below).

        Within 30 days following any Change of Control, we will mail a notice (the "Change of Control Offer") to each holder, with a copy to the Trustee, stating:

  (1)
  that a Change of Control has occurred and that such holder has the right to require us to purchase such holder's Notes, at a purchase price in cash equal to 101% of the principal amount of the Notes plus accrued and unpaid interest, if any, to the date of purchase (subject to the right of holders of record on the relevant record date to receive interest due on an interest payment date that is on or prior to the Change of Control Payment Date referred to below) (the "Change of Control Payment");

  (2)
  the repurchase date (which shall be no earlier than 30 days nor later than 60 days from the date such notice is mailed) (the "Change of Control Payment Date"); and

  (3)
  the procedures determined by us, consistent with the Indenture, that a holder must follow in order to have its Notes repurchased.

        On or before the Change of Control Payment Date, we will, to the extent lawful:

  (1)
  accept for payment all Notes (in integral multiples of $1,000) properly tendered pursuant to the Change of Control Offer;

  (2)
  deposit with the Paying Agent an amount equal to the Change of Control Payment in respect of all Notes (or portions thereof) so tendered; and

  (3)
  deliver or cause to be delivered to the Trustee the Notes so accepted together with an Officers' Certificate stating the Notes (or portions thereof) being purchased by us.

        The Paying Agent will promptly mail to each holder of Notes so tendered the Change of Control Payment for such Notes (or, if the Notes are in global form, make such payment through the facilities of DTC), and the Trustee will promptly authenticate and mail (or cause to be transferred by book-entry) to each holder a new Note equal in principal amount to, and evidencing the same Indebtedness as, any unpurchased portions of Notes surrendered, if any, provided that each Note will be in a principal amount of $1,000 or an integral multiple of $1,000.

        Pogo will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

        The Change of Control provisions described above will be applicable whether or not any other provisions of the Indenture are applicable. Except as described above with respect to a Change of Control, the Indenture does not contain provisions that permit the holders to require that we repurchase or redeem the Notes in the event of a takeover, recapitalization or similar transaction.

        Prior to mailing a Change of Control Offer, and as a condition to such mailing, (a) all Senior Indebtedness of Pogo or any Subsidiary Guarantor must be repaid in full, or we must offer to repay all such Senior Indebtedness and make payment to the holders that accept such offer and obtain waivers of any event of default from the remaining holders of such Senior Indebtedness or (b) the requisite holders of each issue of Senior Indebtedness must consent to such Change of Control Offer being made. We covenant to effect such repayment or obtain such consent prior to the Change of Control Payment Date, it being a default of the Change of Control provisions if we fail to comply with such covenant. Either a "Change of Control" or a default under the Indenture may result in a default under the Existing Credit Facility. In the event of a default under the Existing Credit Facility, the subordination provisions of the Indenture would likely restrict payments to the holders of the Notes.

        We will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by us and purchases all Notes validly tendered and not withdrawn under such Change of Control Offer.

        We will comply, to the extent applicable, with the requirements of Section 14(e) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and any other securities laws or regulations in connection with the repurchase of Notes pursuant to this covenant. To the extent that the provisions of any securities laws or regulations conflict with provisions of this covenant, we will comply with the applicable securities laws and regulations and will not be deemed to have breached our obligations under this covenant by virtue of the conflict.

        Our ability to repurchase Notes pursuant to a Change of Control Offer may be limited by a number of factors. The occurrence of certain of the events that constitute a Change of Control would constitute a default under the Existing Credit Facility. In addition, certain events that may constitute a change of control under the Existing Credit Facility and cause a default under the agreements comprising that facility may not constitute a Change of Control under the Indenture. The indentures governing the 2011 Notes and the 2017 Notes contain, and our future Indebtedness and the future Indebtedness of our Subsidiaries may also contain, prohibitions of certain events that would constitute a Change of Control or require such Indebtedness to be repurchased or repaid upon a Change of Control. Moreover, the exercise by the holders of their right to require us to repurchase the Notes could cause a default under such Indebtedness, even if the Change of Control itself does not, due to the financial effect of such repurchase on us. Finally, our ability to pay cash to the holders upon a repurchase may be limited by our then existing financial resources. We cannot assure you that sufficient funds will be available when necessary to make any required repurchases.

        Even if sufficient funds were otherwise available, the terms of the Existing Credit Facility may (and other Indebtedness may) prohibit the prepayment of the Notes before their scheduled maturity. Consequently, if we are not able to prepay the Bank Indebtedness and any such other Indebtedness containing similar restrictions or obtain requisite consents, as described above, we will be unable to fulfill our repurchase obligations if holders of Notes exercise their repurchase rights following a Change of Control, resulting in a default under the Indenture. A default under the Indenture may result in a cross-default under the Existing Credit Facility. In the event of a default under the Existing Credit Facility, the subordination provisions of the Indenture would likely restrict payments to the holders of the Notes.

        The Change of Control provisions described above may deter certain mergers, tender offers and other takeover attempts involving us by increasing the capital required to effectuate such transactions. The definition of "Change of Control" includes a disposition of all or substantially all of our property and assets and those of our Restricted Subsidiaries, taken as a whole. Although there is a limited body of case law interpreting the phrase "substantially all," there is no precise established definition of the phrase under applicable law. Accordingly, in certain circumstances there may be a degree of uncertainty as to whether a particular transaction would involve a disposition of "all or substantially all" of the property or assets of a Person. As a result, it may be unclear as to whether a Change of Control has occurred and whether we may be required to make an offer to repurchase the Notes as described above.

Effectiveness of Covenants

        The covenants described under "—Limitation on Indebtedness," "—Limitation on Restricted Payments," "—Limitation on Restrictions on Distributions from Restricted Subsidiaries," "—Limitation on Sales of Assets and Subsidiary Stock," "—Limitation on Affiliate Transactions," "—Limitation on Sale of Capital Stock of Restricted Subsidiaries" and "—Future Subsidiary Guarantees" and clause (3)

under "Merger and Consolidation" will no longer be in effect from and after the time we notify the Trustee that the Notes have an Investment Grade Rating from either S&P or Moody's, provided that no Default or Event of Default (other than with respect to any of the terminating covenants) has occurred and is continuing under the Indenture at the time of such notification.

Certain Covenants

Limitation on Indebtedness

        Pogo will not, and will not permit any of its Restricted Subsidiaries to, Incur any Indebtedness (including Acquired Indebtedness); provided, however, that Pogo and any Subsidiary Guarantor may Incur Indebtedness if on the date thereof:

  (1)
  the Consolidated Coverage Ratio for Pogo and its Restricted Subsidiaries is at least 2.25 to 1.00; and

  (2)
  no Default or Event of Default will have occurred or be continuing or would occur as a consequence of Incurring the Indebtedness or transactions relating to such Incurrence.

    The first paragraph of this covenant will not prohibit the Incurrence of any of the following, to the extent constituting Indebtedness:

  (1)
  additional Indebtedness of Pogo and its Restricted Subsidiaries Incurred pursuant to any Credit Facility, so long as the aggregate amount of all Indebtedness Incurred under this clause (1) that is at any time outstanding (with letters of credit being deemed to have a principal amount equal to the maximum potential liability of Pogo and its Restricted Subsidiaries thereunder) does not exceed the greater of (x) $1 billion and (y) $500 million plus 12.5% of ACNTA as of the date of such Incurrence;

  (2)
  Indebtedness of Pogo owing to and held by any Restricted Subsidiary or B8/32 Partners or Indebtedness of a Restricted Subsidiary owing to and held by Pogo, any Restricted Subsidiary or B8/32 Partners; provided, however,

(a)	if Pogo is the obligor on such Indebtedness, such Indebtedness is expressly subordinated to the prior payment in full in cash of all obligations with respect to the Notes; and
(b)	(i)
any subsequent issuance or transfer of Capital Stock or any other event which results in any such Indebtedness being beneficially held by a Person other than Pogo, a Restricted Subsidiary or B8/32 Partners and
	(ii)	any sale or other transfer of any such Indebtedness to a Person other than Pogo, a Restricted Subsidiary or B8/32 Partners,

shall be deemed, in each case, to constitute an Incurrence of such Indebtedness by Pogo or such Restricted Subsidiary, as the case may be; and provided, further, however that this clause (2) will no longer relate to any Indebtedness owing to B8/32 Partners if Pogo no longer holds, directly or indirectly, at least 46% of its Capital Stock;
  (3)
  Indebtedness represented by (a) the Notes issued on the Issue Date and any Subsidiary Guarantees, (b) any other Indebtedness (other than the Indebtedness described in clauses (1) and (2)) outstanding on the Issue Date and (c) any Refinancing Indebtedness Incurred in respect of any Indebtedness described in this clause (3) or clause (4) or Incurred pursuant to the first paragraph of this covenant;

  (4)
  Indebtedness of a Restricted Subsidiary Incurred and outstanding on the date on which such Restricted Subsidiary was acquired by Pogo (other than Indebtedness Incurred (a) to provide all or any portion of the funds utilized to consummate the transaction or series of related transactions pursuant to which such Restricted Subsidiary became a Restricted Subsidiary or was otherwise acquired by Pogo or (b) otherwise in connection with, or in contemplation of, such acquisition); provided, however, that at the time such Restricted Subsidiary is acquired by Pogo, Pogo would have been able to Incur $1.00 of additional Indebtedness pursuant to the first paragraph of this covenant after giving effect to the Incurrence of such Indebtedness pursuant to this clause (4);

  (5)
  any Hedging Obligations; provided, that such Hedging Obligations are related to business transactions of Pogo or its Restricted Subsidiaries entered into in the ordinary course of business and are Incurred for bona fide hedging purposes (and not for speculative purposes) of Pogo or its Restricted Subsidiaries (as determined in good faith by the Board of Directors or senior management of Pogo);

  (6)
  any Indebtedness arising from any agreement of Pogo or a Restricted Subsidiary providing for indemnities, Guarantees, purchase price adjustments, holdbacks, contingent payment obligations based on the performance of acquired or disposed assets or similar obligations (but excluding Guarantees of Indebtedness) Incurred by Pogo or any Restricted Subsidiary in connection with the acquisition or disposition of any business, assets or Capital Stock of a Restricted Subsidiary;

  (7)
  the Guarantee by Pogo of Indebtedness of any of its Restricted Subsidiaries or by any Restricted Subsidiary of Indebtedness of Pogo or another Restricted Subsidiary, in each case, that was permitted to be Incurred by another provision of this covenant; and

  (8)
  in addition to the items referred to in clauses (1) through (7) above, Indebtedness of Pogo and its Restricted Subsidiaries (including Indebtedness of a Restricted Subsidiary Incurred and outstanding on the date such Restricted Subsidiary was acquired by Pogo) in an aggregate outstanding principal amount which, when taken together with the principal amount of all other Indebtedness Incurred pursuant to this clause (8) and then outstanding, will not exceed $50 million at any time outstanding.

        For purposes of determining compliance with, and the outstanding principal amount of any particular Indebtedness Incurred pursuant to and in compliance with, this covenant:

  (1)
  in the event that Indebtedness meets the criteria of more than one of the types of Indebtedness described in the first and second paragraphs of this covenant, Pogo, in its sole discretion, will classify such item of Indebtedness on the date of Incurrence, and thereafter may reclassify such item of Indebtedness, and only be required to include the amount and type of such Indebtedness in one of such clauses;

  (2)
  all Indebtedness outstanding on the date of the Indenture under a Credit Facility shall be deemed initially Incurred on the Issue Date under clause (1) of the second paragraph of this covenant and not the first paragraph or clause (3) of the second paragraph of this covenant;

  (3)
  Guarantees of, or obligations in respect of letters of credit relating to, Indebtedness which is otherwise included in the determination of a particular amount of Indebtedness shall not be included;

  (4)
  if obligations in respect of letters of credit are Incurred pursuant to a Credit Facility and are being treated as Incurred pursuant to clause (1) of the second paragraph above and the letters of credit relate to other Indebtedness, then such other Indebtedness shall not be included;

  (5)
  the principal amount of any Disqualified Stock of Pogo or Preferred Stock of a Restricted Subsidiary will be equal to the greater of the maximum mandatory redemption or repurchase price (not including, in either case, any redemption or repurchase premium) or the liquidation preference thereof;

  (6)
  Indebtedness permitted by this covenant need not be permitted solely by reference to one provision permitting such Indebtedness but may be permitted in part by one such provision and in part by one or more other provisions of this covenant permitting such Indebtedness; and

  (7)
  the amount of Indebtedness issued at a price that is less than the principal amount thereof will be equal to the amount of the liability in respect thereof determined in accordance with GAAP.

        Accrual of interest, accrual of dividends, the accretion of accreted value, the payment of interest in the form of additional Indebtedness and the payment of dividends in the form of additional shares of Preferred Stock or Disqualified Stock will not be deemed to be an Incurrence of Indebtedness for purposes of this covenant. The amount of any Indebtedness outstanding as of any date shall be (a) the accreted value thereof in the case of any Indebtedness issued with original issue discount and (b) the principal amount thereof, together with any interest thereon that is more than 30 days past due, in the case of any other Indebtedness.

        If at any time an Unrestricted Subsidiary becomes a Restricted Subsidiary, any Indebtedness of such Subsidiary shall be deemed to be Incurred by a Restricted Subsidiary as of such date (and, if such Indebtedness is not permitted to be Incurred as of such date under this "—Limitation on Indebtedness" covenant, Pogo shall be in Default of this covenant).

        For purposes of determining compliance with any U.S. dollar-denominated restriction on the Incurrence of Indebtedness, the U.S. Dollar-Equivalent principal amount of Indebtedness denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was Incurred, in the case of term Indebtedness, or first committed, in the case of revolving credit Indebtedness; provided, however, that if such Indebtedness is Incurred to refinance other Indebtedness denominated in a foreign currency, and such refinancing would cause the applicable U.S. dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such U.S. dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness (including any additional Indebtedness Incurred to pay interest or premiums required by the instruments governing such Indebtedness being refinanced and fees and other transactional expenses Incurred in connection therewith) does not exceed the principal amount of such Indebtedness being refinanced. Notwithstanding any other provision of this covenant, the maximum amount of Indebtedness that Pogo may Incur pursuant to this covenant shall not be deemed to be exceeded solely as a result of fluctuations in the exchange rates of currencies. The principal amount of any Indebtedness Incurred to refinance other Indebtedness, if Incurred in a different currency from the Indebtedness being refinanced, shall be calculated based on the currency exchange rate applicable to the currencies in which such refinancing Indebtedness is denominated that is in effect on the date of such refinancing.

Limitation on Restricted Payments

        Pogo will not, and will not permit any of its Restricted Subsidiaries, directly or indirectly, to:

  (1)
  declare or pay any dividend or make any distribution on or in respect of its Capital Stock (including any payment in connection with any merger or consolidation involving Pogo or any of its Restricted Subsidiaries) except:

  (a)
  dividends or distributions payable in Capital Stock of Pogo (other than Disqualified Stock), including options, warrants or other rights to purchase such Capital Stock of Pogo; and

    (b)
    dividends or distributions payable to Pogo or a Restricted Subsidiary (and if such Restricted Subsidiary is not a Wholly-Owned Subsidiary, to its other holders of Capital Stock on a pro rata basis);

  (2)
  purchase, redeem, retire or otherwise acquire for value any Capital Stock of Pogo or any direct or indirect parent of Pogo held by Persons other than Pogo or a Restricted Subsidiary;

  (3)
  purchase, repurchase, redeem, defease or otherwise acquire or retire for value, prior to scheduled maturity, scheduled repayment or scheduled sinking fund payment, any Subordinated Obligations of Pogo or a Subsidiary Guarantor (other than the purchase, repurchase, redemption, defeasance or other acquisition or retirement of any such Subordinated Obligations purchased in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of purchase, repurchase, redemption, defeasance or other acquisition or retirement); or

  (4)
  make any Restricted Investment in any Person;

    (any such dividend, distribution, purchase, redemption, repurchase, defeasance, other acquisition, retirement or Restricted Investment referred to in clauses (1) through (4) is referred to herein as a "Restricted Payment"), if at the time Pogo or such Restricted Subsidiary makes such Restricted Payment:

    (a)
    a Default has occurred and is continuing (or would result therefrom); or

    (b)
    Pogo is not able to Incur an additional $1.00 of Indebtedness pursuant to the first paragraph under the "—Limitation on Indebtedness" covenant after giving effect, on a pro forma basis, to such Restricted Payment; or

    (c)
    the aggregate amount of such Restricted Payment and all other Restricted Payments declared or made subsequent to the Issue Date (other than as set forth in clauses (1), (2), (3), (7), (8) and (9) of the next paragraph) would exceed the sum of:

    (i)
    50% of Consolidated Net Income for the period (treated as one accounting period) from April 1, 2001 to the end of the most recent fiscal quarter ending prior to the date of such Restricted Payment for which internal financial statements are in existence (or, in case such Consolidated Net Income is a deficit, minus 100% of such deficit); plus

    (ii)
    100% of the aggregate Net Cash Proceeds, or the fair market value of property other than cash (including Capital Stock of Persons engaged in the Oil and Gas Business or property used in the Oil and Gas Business), received by Pogo from the issue or sale of its Capital Stock (other than Disqualified Stock) subsequent to the Issue Date (other than any Net Cash Proceeds or property received from an issuance or sale of such Capital Stock to (x) a Subsidiary of Pogo, (y) an employee stock ownership plan or (z) a trust established by Pogo or any of its Subsidiaries for the benefit of employees) and 100% of any cash contribution to its common equity capital subsequent to the Issue Date; plus

    (iii)
    the amount by which Indebtedness of Pogo or its Restricted Subsidiaries is reduced on Pogo's balance sheet upon the conversion or exchange (other than by a Subsidiary of Pogo) subsequent to the Issue Date of any Indebtedness of Pogo or its Restricted Subsidiaries convertible or exchangeable for Capital Stock (other than Disqualified Stock) of Pogo (less the amount of any cash, or the fair market value of any other property, distributed by Pogo upon such conversion or exchange); plus

      (iv)
      to the extent that any Restricted Investment (other than an Investment made pursuant to clause (9) of the following paragraph) that was made after the Issue Date is sold for cash or otherwise liquidated or repaid for cash, the lesser of:

      (A)
      the cash return of capital with respect to such Restricted Investment (less the cost of disposition, if any); and

      (B)
      the initial amount of such Restricted Investment; plus,

      (v)
      to the extent that any Unrestricted Subsidiary of Pogo designated as such after the Issue Date is redesignated as a Restricted Subsidiary after the Issue Date, the lesser of:

      (A)
      the fair market value of Pogo's Investment in such Subsidiary as of the date of such redesignation; or

      (B)
      such fair market value as of the date on which such Subsidiary was originally designated as an Unrestricted Subsidiary after the Issue Date;

    provided, however, that no amount will be included under clause (iv) or (v) to the extent it is already included in Consolidated Net Income.

        The provisions of the preceding paragraph will not prohibit:

  (1)
  any purchase, repurchase, redemption, defeasance or other acquisition or retirement of Capital Stock of Pogo or its direct or indirect parent or Subordinated Obligations of Pogo or a Subsidiary Guarantor made by exchange for, or out of the Net Cash Proceeds of the substantially concurrent sale of, Capital Stock of Pogo (other than Disqualified Stock and other than Capital Stock issued or sold to (x) a Subsidiary of Pogo, (y) an employee stock ownership plan or (z) a trust established by Pogo or any of its Subsidiaries for the benefit of employees); provided, however, that the amount of any such Net Cash Proceeds that are utilized for any such acquisition or retirement will be excluded from clause (c)(ii) of the preceding paragraph;

  (2)
  any purchase, repurchase, redemption, defeasance or other acquisition or retirement of Subordinated Obligations of Pogo or a Subsidiary Guarantor made by exchange for, or out of the proceeds of the substantially concurrent sale of, Subordinated Obligations of Pogo or a Subsidiary Guarantor that are permitted to be Incurred pursuant to the covenant described under "—Limitation on Indebtedness" and that constitutes Refinancing Indebtedness;

  (3)
  any purchase, repurchase, redemption, defeasance or other acquisition or retirement of Disqualified Stock of Pogo or a Restricted Subsidiary made by exchange for or out of the proceeds of the substantially concurrent sale of Disqualified Stock of Pogo or such Restricted Subsidiary, as the case may be, that, in each case, is permitted to be Incurred pursuant to the covenant described under "—Limitation on Indebtedness" and that in each case constitutes Refinancing Indebtedness;

  (4)
  dividends paid within 60 days after the date of declaration if at such date of declaration such dividend would have complied with this provision; provided, however, that such dividends will be included in subsequent calculations of the amount of Restricted Payments;

  (5)
  so long as no Default or Event of Default has occurred and is continuing, the repurchase, redemption or other acquisition, cancellation or retirement for value of Capital Stock of Pogo or any of its Restricted Subsidiaries, held by any current or former officer, director or employee of Pogo or any Restricted Subsidiary pursuant to any equity subscription agreement, stock option agreement, shareholders' agreement or similar agreement; provided, however, that the aggregate price paid for all such repurchased, redeemed, acquired or retired Capital Stock may not exceed $5 million in the aggregate in any calendar year (with 50% of the unused amounts in any calendar year being carried over to succeeding calendar years);

  (6)
  so long as no Default or Event of Default has occurred and is continuing, the declaration and payment of dividends to holders of any class or series of Disqualified Stock of Pogo issued in accordance with the terms of the Indenture to the extent such dividends are included in the definition of "Consolidated Interest Expense";

  (7)
  repurchases of Capital Stock deemed to occur upon the exercise of stock options, warrants or other convertible securities if such Capital Stock represents a portion of the exercise price thereof;

  (8)
  the purchase by Pogo of fractional shares arising out of stock dividends, splits or combinations or business combinations; and

  (9)
  Restricted Payments in an aggregate amount not to exceed $50 million since the Issue Date (after giving effect to any subsequent reduction in the amount of any Investment made pursuant to this clause (9) as a result of the repayment or other disposition thereof for cash, the amount of such reduction not to exceed the initial amount of such Investment).

        The amount of all Restricted Payments (other than cash) shall be the fair market value on the date of such Restricted Payment of the securities or other assets proposed to be paid, transferred or issued by Pogo or such Restricted Subsidiary, as the case may be, pursuant to such Restricted Payment. The fair market value of any non-cash Restricted Payment shall be determined in the manner contemplated by the definition of the term "fair market value," and the results of such determination will be evidenced by an Officers' Certificate delivered to the Trustee.

Limitation on Layering

        Pogo will not, and will not permit any Subsidiary Guarantor to, Incur any Indebtedness that is subordinate or junior in right of payment to any of its Senior Indebtedness and senior in right of payment to the Notes or its Subsidiary Guarantee, as the case may be. Unsecured Indebtedness of Pogo or a Subsidiary Guarantor is not deemed to be subordinate or junior to its secured Indebtedness merely because it is unsecured.

Limitation on Liens

        Pogo will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, Incur or suffer to exist any Lien (other than Permitted Liens) securing Indebtedness upon any of its property or assets (including Capital Stock of its Restricted Subsidiaries), whether owned on the Issue Date or acquired after that date, unless contemporaneously with the Incurrence of such Liens effective provision is made to secure the Notes or any Subsidiary Guarantee of such Restricted Subsidiary, as applicable, equally and ratably with (or prior to in the case of Liens with respect to its Subordinated Obligations) the Indebtedness secured by such Lien for so long as such Indebtedness is so secured.

Limitation on Restrictions on Distributions from Restricted Subsidiaries

        Pogo will not, and will not permit any Restricted Subsidiary to, create or otherwise cause or permit to exist or become effective any consensual encumbrance or consensual restriction on the ability of any Restricted Subsidiary to:

  (1)
  pay dividends or make any other distributions on its Capital Stock to, or pay any Indebtedness or other obligations owed to, Pogo or any Restricted Subsidiary (it being understood that the priority of any Preferred Stock in receiving dividends or liquidating distributions prior to dividends or liquidating distributions being paid on Common Stock shall not be deemed a restriction on the ability to make distributions on Capital Stock);

  (2)
  make any loans or advances to Pogo or any Restricted Subsidiary (it being understood that the subordination of loans or advances made to Pogo or any Restricted Subsidiary to other Indebtedness Incurred by Pogo or any Restricted Subsidiary shall not be deemed a restriction on the ability to make loans or advances); or

  (3)
  transfer any of its property or assets to Pogo or any Restricted Subsidiary.

        The preceding provisions will not prohibit:

  (a)
  any encumbrance or restriction pursuant to an agreement in effect at or entered into on the Issue Date, including the Indenture and a Credit Facility in effect on such date;

  (b)
  any encumbrance or restriction with respect to a Restricted Subsidiary pursuant to an agreement relating to any Capital Stock or Indebtedness Incurred by a Restricted Subsidiary on or before the date on which such Restricted Subsidiary became a Restricted Subsidiary (other than Capital Stock or Indebtedness Incurred as consideration in, or to provide all or any portion of the funds utilized to consummate, the transaction or series of related transactions pursuant to which such Restricted Subsidiary became a Restricted Subsidiary or was acquired by Pogo or in contemplation of the transaction) and outstanding on such date;

  (c)
  any encumbrance or restriction pursuant to an agreement effecting a refunding, replacement or refinancing of Indebtedness Incurred pursuant to an agreement referred to in clause (a), (b) or (d) of this paragraph or this clause (c) or contained in any amendment to an agreement referred to in clause (a), (b) or (d) of this paragraph or this clause (c); provided, however, that the encumbrances and restrictions contained in any such agreement are no less favorable, in the aggregate, in any material respect to the holders of the Notes than the encumbrances and restrictions contained in such agreements referred to in clauses (a), (b) or (d) of this paragraph on the Issue Date or the date the applicable Restricted Subsidiary became a Restricted Subsidiary, whichever is applicable;

  (d)
  in the case of clause (3) of the first paragraph of this covenant, any encumbrance or restriction:

  (i)
  that restricts in a customary manner the subletting, assignment or transfer of any property or asset that is subject to a lease, farm-in agreement or farm-out agreement, license or similar contract, or the assignment or transfer of any such lease, license or other contract;

  (ii)
  contained in mortgages, pledges or other security agreements permitted under the Indenture securing Indebtedness or other obligations of Pogo or a Restricted Subsidiary to the extent such encumbrances or restrictions restrict the transfer of the property subject to such mortgages, pledges or other security agreements;

  (iii)
  pursuant to customary provisions restricting dispositions of real property interests set forth in any reciprocal easement agreements of Pogo or any Restricted Subsidiary;

  (iv)
  with respect to the disposition or distribution of property or assets in operating agreements, joint venture agreements, development agreements, area of mutual interest agreements and other agreements that are customary in the Oil and Gas Business and entered into in the ordinary course of business;

  (v)
  pursuant to any merger agreements, stock purchase agreements, asset sale agreements and similar agreements limiting the transfer of any property assets pending consummation of the subject transaction; or

    (vi)
    pursuant to typical cash management plans that provide for an orderly repatriation of funds designed to optimize after-tax cash flow and agreed to by all shareholders of a Foreign Subsidiary;

  (e)
  (i) purchase money obligations for property acquired in the ordinary course of business and (ii) Capitalized Lease Obligations permitted under the Indenture, in each case that impose encumbrances or restrictions of the nature described in clause (3) of the first paragraph of this covenant on the property or assets so acquired;

  (f)
  any restriction with respect to a Restricted Subsidiary (or any of its property or assets) imposed pursuant to an agreement entered into for the direct or indirect sale or disposition of all or substantially all of the Capital Stock or properties and assets of such Restricted Subsidiary (or the property or assets that are subject to such restriction) pending the closing of such sale or disposition; and

  (g)
  any restriction on cash or other deposits or net worth imposed by customers under agreements entered into by Pogo or any Restricted Subsidiary in the ordinary course of business.

Limitation on Sales of Assets and Subsidiary Stock

        Pogo will not, and will not permit any of its Restricted Subsidiaries to, make any Asset Disposition unless:

  (1)
  Pogo or such Restricted Subsidiary, as the case may be, receives consideration at least equal to the fair market value (such fair market value to be determined on the date of contractually agreeing to such Asset Disposition and in accordance with the definition of such term, the results of which determination shall be set forth in an Officers' Certificate delivered to the Trustee), of the shares or other assets subject to such Asset Disposition;

  (2)
  at least 75% of the consideration from such Asset Disposition received by Pogo or such Restricted Subsidiary, as the case may be, is in the form of cash or Cash Equivalents; and

  (3)
  an amount equal to 100% of the Net Available Cash from such Asset Disposition is applied by Pogo or such Restricted Subsidiary, as the case may be:

  (a)
  first, to the extent Pogo or any Restricted Subsidiary, as the case may be, elects (or is required by the terms of any Senior Indebtedness of Pogo or a Subsidiary Guarantor) to prepay, repay or purchase any such Senior Indebtedness or Indebtedness of a Restricted Subsidiary that is not a Subsidiary Guarantor (in each case other than Indebtedness owed to Pogo or an Affiliate of Pogo) within 365 days (or, in the case of an Asset Disposition that results in Net Available Cash subject to the benefits of the American Jobs Creation Act of 2004, within 730 days) from the later of the date of such Asset Disposition or the receipt of such Net Available Cash; and

  (b)
  second, to the extent of the balance of such Net Available Cash after application in accordance with clause (a), to the extent Pogo or such Restricted Subsidiary elects, to invest in Additional Assets within 365 days (or, in the case of an Asset Disposition that results in Net Available Cash subject to the benefits of the American Jobs Creation Act of 2004, within 730 days) from the later of the date of such Asset Disposition or the receipt of such Net Available Cash; provided, however, that this requirement shall be deemed to be satisfied if an agreement (including a lease, whether a capital lease or an operating lease) committing to make the investment referred to in this clause (b) is entered into within such 365 days (or 730 days, as the case may be) and such Net Available Cash is subsequently applied in accordance with such agreement within six months following such agreement;

    provided that pending the final application of any such Net Available Cash in accordance with clause (a) or clause (b) above, Pogo and its Restricted Subsidiaries may temporarily reduce Indebtedness or otherwise invest such Net Available Cash in any manner not prohibited by the Indenture.

        Any Net Available Cash from Asset Dispositions that is not applied or invested (or subject to an agreement committing to invest) as provided in the preceding paragraph will be deemed to constitute "Excess Proceeds." On the 366th day after an Asset Disposition (or, in the case of an Asset Disposition that results in Net Available Cash subject to the benefits of the American Jobs Creation Act of 2004, on the 731st day thereafter), if the aggregate amount of Excess Proceeds exceeds $20 million, Pogo will be required to make an offer ("Asset Disposition Offer") to all holders of Notes, and to the extent required by the terms of its other Senior Subordinated Indebtedness, to all holders of its other Senior Subordinated Indebtedness outstanding with similar provisions requiring Pogo to make an offer to purchase such Senior Subordinated Indebtedness with the proceeds from any Asset Disposition ("Pari Passu Notes"), to purchase the maximum principal amount of Notes and any such Pari Passu Notes to which the Asset Disposition Offer applies that may be purchased out of the Excess Proceeds, at an offer price in cash in an amount equal to 100% of the principal amount of the Notes and Pari Passu Notes plus accrued and unpaid interest to the date of purchase (subject to the right of holders of record on the relevant record date to receive interest due on an interest payment date that is on or prior to the Asset Disposition Purchase Date referred to below), in accordance with the procedures set forth in the Indenture or the agreements governing the Pari Passu Notes, as applicable, in each case in integral multiples of $1,000. To the extent that the aggregate amount of Notes and Pari Passu Notes so validly tendered and not properly withdrawn pursuant to an Asset Disposition Offer is less than the Excess Proceeds, Pogo may use any remaining Excess Proceeds for general corporate purposes, subject to other covenants contained in the Indenture. If the aggregate principal amount of Notes surrendered by holders thereof and other Pari Passu Notes surrendered by holders or lenders, collectively, exceeds the amount of Excess Proceeds, then (a) the Trustee shall determine the aggregate principal amount of Notes, on the one hand, and Pari Passu Notes, on the other hand, to be purchased on a pro rata basis based on the aggregate principal amount of tendered Notes and Pari Passu Notes, respectively, and (b) the amount of the Excess Proceeds allocable to the Notes shall be applied to purchase Notes on a pro rata basis based on the aggregate principal amount of tendered Notes. Upon completion of such Asset Disposition Offer, the amount of Excess Proceeds shall be reset at zero.

        The Asset Disposition Offer will remain open for a period of 20 Business Days following its commencement, except to the extent that a longer period is required by applicable law (the "Asset Disposition Offer Period"). No later than five Business Days after the termination of the Asset Disposition Offer Period (the "Asset Disposition Purchase Date"), Pogo will purchase the principal amount of Notes and Pari Passu Notes required to be purchased pursuant to this covenant (the "Asset Disposition Offer Amount") or, if less than the Asset Disposition Offer Amount has been so validly tendered, all Notes and Pari Passu Notes validly tendered in response to the Asset Disposition Offer.

        On or before the Asset Disposition Purchase Date, Pogo will, to the extent lawful, accept for payment, on a pro rata basis to the extent necessary, the Asset Disposition Offer Amount of Notes and Pari Passu Notes so validly tendered and not properly withdrawn pursuant to the Asset Disposition Offer, or if less than the Asset Disposition Offer Amount has been validly tendered and not properly withdrawn, all Notes and Pari Passu Notes so validly tendered and not properly withdrawn, in each case in integral multiples of $1,000. Pogo will deliver to the Trustee an Officers' Certificate stating that the Notes were accepted for payment by Pogo in accordance with the terms of this covenant and, in addition, Pogo will deliver all certificates and notes required, if any, by the agreements governing the Pari Passu Notes. Pogo or the Paying Agent, as the case may be, will promptly (but in any case not later than five Business Days after termination of the Asset Disposition Offer Period) mail or deliver to each tendering holder of Notes or holder or lender of Pari Passu Notes, as the case may be, an amount equal to the purchase price of the Notes or Pari Passu Notes so validly tendered and not properly withdrawn by such holder or lender, as the case may be, and accepted by Pogo for purchase, and Pogo will promptly issue new Notes, and the Trustee, upon delivery of an Officers' Certificate from Pogo, will authenticate and mail or deliver such new Notes to such holder, in a principal amount equal to any unpurchased portion of the Notes surrendered. In addition, Pogo will take any and all other actions required by the agreements governing the Pari Passu Notes. Any Note not so accepted will be promptly mailed or delivered by Pogo to the holder thereof. Pogo will publicly announce the results of the Asset Disposition Offer on the Asset Disposition Purchase Date.

        For the purposes of this covenant, the following will be deemed to be cash:

  (1)
  the assumption by the transferee of Indebtedness (other than Subordinated Obligations or Disqualified Stock) of Pogo or a Subsidiary Guarantor or Indebtedness of a Restricted Subsidiary that is not a Subsidiary Guarantor and the release of Pogo or such Subsidiary Guarantor or other Restricted Subsidiary from all liability on such Indebtedness in connection with such Asset Disposition (in which case Pogo will, without further action, be deemed to have applied such deemed cash to Indebtedness in accordance with clause (a) above); and

  (2)
  securities, notes or other obligations received by Pogo or any Restricted Subsidiaries from the transferee that are converted by Pogo or such Restricted Subsidiary into cash within 60 days.

        Pogo will comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of Notes pursuant to this covenant. To the extent that the provisions of any securities laws or regulations conflict with provisions of this covenant, Pogo will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under this covenant by virtue of any conflict. As indicated below under "—Amendments and Waivers," the provisions under the Indenture relative to Pogo's obligation to make an offer to repurchase the Notes as a result of an Asset Disposition may be waived or modified with the written consent of the holders of a majority in principal amount of the Notes.

Limitation on Affiliate Transactions

        Pogo will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, enter into any transaction (including the purchase, sale, lease or exchange of any property or the rendering of any service) with any Affiliate of Pogo (an "Affiliate Transaction") unless:

  (1)
  the terms of such Affiliate Transaction are no less favorable to Pogo or such Restricted Subsidiary, as the case may be, than those that could be obtained in a comparable transaction at the time of such transaction in arm's-length dealings with a Person who is not such an Affiliate, or, if no comparable transaction with a Person that is not an Affiliate is available, on terms that are fair from a financial point of view to Pogo or such Restricted Subsidiary;

  (2)
  in the event such Affiliate Transaction involves an aggregate consideration in excess of $25 million, an Officers' Certificate shall have been delivered to the Trustee certifying that such Affiliate Transaction satisfies the criteria in clause (1) above and that the terms of such transaction have been approved by a majority of the members of the Board of Directors of Pogo; and

  (3)
  in the event such Affiliate Transaction involves an aggregate consideration in excess of $50 million, the Officers' Certificate referred to in clause (2) above shall also include a certification that the terms of such transaction shall have been approved by a majority of the members of the Board of Directors of Pogo having no personal stake in such transaction (other than through ownership of Capital Stock of Pogo), if any, or if there are no such members, then Pogo shall have received a written opinion from an independent investment banking, accounting or appraisal firm of nationally recognized standing that the terms of such Affiliate Transaction are not materially less favorable to Pogo or the applicable Restricted Subsidiary than those that might reasonably have been obtained in a comparable transaction at such time on an arm's-length basis from a Person that is not an Affiliate or that such terms are fair from a financial point of view to Pogo or the applicable Restricted Subsidiary.

        The preceding paragraph will not apply to:

  (1)
  any Restricted Payment or any Permitted Investment permitted to be made pursuant to the covenant described under "—Limitation on Restricted Payments";

  (2)
  any issuance of securities, or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment agreements and other compensation arrangements, options to purchase Capital Stock of Pogo, restricted stock plans, long-term incentive plans, stock appreciation rights plans, participation plans or similar employee benefits plans and/or indemnity provided on behalf of directors, officers and employees either in the ordinary course of business or as approved by the Board of Directors of Pogo;

  (3)
  loans or advances to employees, officers or directors in the ordinary course of business of Pogo or any of its Restricted Subsidiaries, in each case only as permitted by Section 402 of the Sarbanes-Oxley Act of 2002, but in any event not to exceed $5 million in the aggregate outstanding at any one time with respect to all loans or advances made since the Issue Date;

  (4)
  any transaction between Pogo and a Restricted Subsidiary or B8/32 Partners or between Restricted Subsidiaries or between any Restricted Subsidiary and B8/32 Partners;

  (5)
  any transaction effected pursuant to the terms of an agreement that was entered into, alone or as part of a series of agreements, pursuant to or in accordance with this "—Limitation on Affiliate Transactions" covenant; and

  (6)
  the payment of reasonable and customary fees and compensation to, and indemnity provided on behalf of, officers and directors of Pogo or any Restricted Subsidiary.

Limitation on Sale of Capital Stock of Restricted Subsidiaries

        Pogo will not, and will not permit any Restricted Subsidiary to, transfer, convey, sell, lease or otherwise dispose of any Voting Stock of any Restricted Subsidiary or issue any of the Voting Stock of a Restricted Subsidiary (other than, if necessary, shares of its Voting Stock constituting directors' qualifying shares) to any Person except:

  (1)
  to Pogo or a Wholly-Owned Subsidiary; or

  (2)
  in compliance with the covenant described under "—Limitation on Sales of Assets and Subsidiary Stock" and immediately after giving effect to such issuance or sale, such Restricted Subsidiary would continue to be a Restricted Subsidiary.

        Notwithstanding the preceding paragraph, Pogo may sell all the Voting Stock of a Restricted Subsidiary as long as Pogo complies with the terms of the covenant described under "—Limitation on Sales of Assets and Subsidiary Stock."

SEC Reports

        Whether or not required by the rules and regulations of the SEC, so long as any Notes are outstanding, Pogo will furnish to the Trustee, within the time periods specified in the SEC's rules and regulations for reports required to be filed with it (including any filing extensions granted by the SEC):

  (1)
  all quarterly and annual reports that would be required to be filed with the SEC on Forms 10-Q and 10-K if Pogo were required to file such reports; and

  (2)
  all current reports that would be required to be filed with the SEC on Form 8-K if Pogo were required to file such reports.

        All such reports will be prepared in all material respects in accordance with all of the rules and regulations applicable to such reports. Each annual report on Form 10-K will include a report on Pogo's consolidated financial statements by Pogo's certified independent accountants. In addition, Pogo will file a copy of each of the reports referred to in clauses (1) and (2) above with the SEC (unless the SEC will not accept such a filing) for public availability within the time periods specified in the rules and regulations applicable to such reports (including any filing extensions granted by the SEC) and will post the reports on its website within those time periods.

        In addition, for so long as any Notes remain outstanding, if at any time we are not required to file with the SEC the reports required by the preceding paragraphs, we will furnish to the holders of Notes and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

Merger and Consolidation

        Pogo will not consolidate with or merge with or into, or sell, convey, assign, transfer or otherwise dispose of all or substantially all its properties and assets to, any Person, unless:

  (1)
  the resulting, surviving or transferee Person (the "Successor Company") will be a corporation, partnership, trust or limited liability company organized and existing under the laws of the United States of America, any State of the United States or the District of Columbia and the Successor Company (if not Pogo) will expressly assume, by supplemental indenture, executed and delivered to the Trustee, in form satisfactory to the Trustee, all the obligations of Pogo under the Notes and the Indenture and will expressly assume all the obligations of Pogo under the Exchange and Registration Rights Agreement;

  (2)
  immediately after giving effect to such transaction (and treating any Indebtedness that becomes an obligation of the Successor Company or any Subsidiary of the Successor Company as a result of such transaction as having been Incurred by the Successor Company or such Subsidiary at the time of such transaction), no Default or Event of Default shall have occurred and be continuing;

  (3)
  immediately after giving effect to such transaction, on a pro forma basis (on the assumption that the transaction occurred on the first day of the period of four full fiscal quarters ending immediately prior to the consummation of such transaction, with the appropriate adjustments with respect to such transaction being included in such pro forma calculation) the Successor Company would be able to Incur at least an additional $1.00 of Indebtedness pursuant to the first paragraph under "—Limitation on Indebtedness"; and

  (4)
  Pogo shall have delivered to the Trustee an Officers' Certificate and an Opinion of Counsel, each stating that such consolidation, merger or disposition and such supplemental indenture (if any) comply with the Indenture.

        For purposes of this covenant, the sale, conveyance, assignment, transfer or other disposition of all or substantially all of the properties and assets of one or more Subsidiaries of Pogo, which properties and assets, if held by Pogo instead of such Subsidiaries, would constitute all or substantially all of the properties and assets of Pogo on a consolidated basis, shall be deemed to be the transfer of all or substantially all of the properties and assets of Pogo. In addition, Pogo will not, directly or indirectly, lease all or substantially all of the properties and assets of it and its Restricted Subsidiaries taken as a whole, in one or more related transactions, to any other Person.

        The Successor Company will succeed to, and be substituted for, and may exercise every right and power of, Pogo under the Indenture.

        Although there is a limited body of case law interpreting the phrase "substantially all," there is no precise established definition of the phrase under applicable law. Accordingly, in certain circumstances there may be a degree of uncertainty as to whether a particular transaction would involve "all or substantially all" of the assets of a Person.

        Notwithstanding the preceding clause (3), any Restricted Subsidiary, or any Person with no Indebtedness outstanding, may consolidate with or merge with or into Pogo.

Future Subsidiary Guarantees

        The Indenture provides that Pogo will not permit any Restricted Subsidiary (other than a Foreign Subsidiary or a Restricted Subsidiary that is already a Subsidiary Guarantor) to Guarantee the payment of any Indebtedness of Pogo or any other Subsidiary Guarantor, unless such Restricted Subsidiary simultaneously executes and delivers a supplemental indenture to the Indenture providing for a Subsidiary Guarantee of such Restricted Subsidiary pursuant to the Indenture. Each Subsidiary Guarantee will be released or discharged upon the release or discharge of all Guarantees by such Subsidiary Guarantor of Indebtedness of Pogo (other than the Notes) or any other Subsidiary Guarantor, except a release or discharge by or as a result of the payment of such Indebtedness by such Subsidiary Guarantor pursuant to its Guarantee.

        Notwithstanding the preceding and the other provisions of the Indenture, in the event a Subsidiary Guarantor is sold or disposed of (whether by merger, consolidation, the sale of its Capital Stock or the sale of all or substantially all of its properties and assets (other than by lease) and whether or not the Subsidiary Guarantor is the surviving Person in such transaction) to a Person which is not Pogo or a Restricted Subsidiary, such Subsidiary Guarantor will be released from its obligations under its Subsidiary Guarantee if:

  (1)
  the sale or other disposition is in compliance with the Indenture, including the covenants "—Limitation on Sales of Assets and Subsidiary Stock" and "—Limitation on Sales of Capital Stock of Restricted Subsidiaries"; and

  (2)
  upon completion of such transaction all obligations of such Subsidiary Guarantor with respect to Guarantees of other Indebtedness of Pogo or any other Subsidiary Guarantor terminate.

        In addition, a Subsidiary Guarantor will be released from its obligations under the Indenture and the Subsidiary Guarantee if Pogo designates such Subsidiary as an Unrestricted Subsidiary in accordance with the Indenture or if Pogo effects a legal defeasance or a covenant defeasance as described under "—Defeasance" or the Indenture is discharged as described under "—Satisfaction and Discharge."

Payments for Consent

        Neither we nor any of our Restricted Subsidiaries will, directly or indirectly, pay or cause to be paid any consideration, whether by way of interest, fees or otherwise, to any holder of any Notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the Indenture or the Notes unless such consideration is offered to be paid or is paid to all holders of the Notes that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or amendment.

Events of Default

        Each of the following is an Event of Default:

  (1)
  default in any payment of interest (including any special interest required by the Exchange and Registration Rights Agreement) on any Note when due, continued for 30 days, whether or not such payment is prohibited by the provisions described under "Ranking and Subordination";

  (2)
  default in the payment of principal of or premium, if any, on any Note when due at its Stated Maturity, upon optional redemption, upon required repurchase, upon declaration or otherwise, whether or not such payment is prohibited by the provisions described under "Ranking and Subordination";

  (3)
  our failure to comply with our obligations under "—Certain Covenants—Merger and Consolidation";

  (4)
  our failure to comply for 30 days after notice with any of our obligations under the covenants described under "—Change of Control" above or under the covenants described under "—Certain Covenants" above (in each case, other than a failure to purchase Notes which will constitute an Event of Default under clause (2) above and other than a failure to comply with "—Certain Covenants—Merger and Consolidation" which is covered by clause (3));

  (5)
  our failure to comply for 60 days after notice with any of our other agreements contained in the Indenture;

  (6)
  default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by us or any of our Restricted Subsidiaries (or the payment of which is Guaranteed by us or any of our Restricted Subsidiaries), other than the Notes or any Indebtedness owed to us or a Restricted Subsidiary, whether such Indebtedness or Guarantee now exists, or is created after the Issue Date, which default:

  (a)
  is caused by a failure to pay principal of, or interest or premium, if any, on such Indebtedness prior to the expiration of the grace period provided in such Indebtedness ("payment default"); or

  (b)
  results in the acceleration of such Indebtedness prior to its maturity (the "cross acceleration provision");

    and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a payment default or the maturity of which has been so accelerated, aggregates $25 million or more; provided, however, that if any such payment default is cured or waived or any such acceleration rescinded, or such Indebtedness is repaid, within a period of 10 days from the continuation of such payment default beyond the applicable grace period or the occurrence of such acceleration, as the case may be, such Event of Default under the Indenture and any consequential acceleration of the Notes shall be automatically rescinded, so long as such rescission does not conflict with any judgment or decree;

  (7)
  the occurrence of certain events of bankruptcy, insolvency or similar events or proceedings in respect of Pogo or a Significant Subsidiary or group of Restricted Subsidiaries that, taken together (as of the latest audited consolidated financial statements for Pogo and its Restricted Subsidiaries), would constitute a Significant Subsidiary (the "bankruptcy provisions");

  (8)
  any Subsidiary Guarantee for any reason ceases to be, or is asserted by us or any Subsidiary Guarantor, as applicable, not to be, in full force and effect, enforceable in accordance with its terms, except pursuant to the release of any such Subsidiary Guarantee in accordance with the Indenture (the "Subsidiary Guarantee provision"); or

  (9)
  failure by Pogo or any Significant Subsidiary or group of Restricted Subsidiaries that, taken together (as of the latest audited consolidated financial statements for Pogo and its Restricted Subsidiaries), would constitute a Significant Subsidiary to pay final judgments aggregating in excess of $25 million (net of any amounts that a reputable and creditworthy insurance company has acknowledged liability for in writing), which judgments are not paid, discharged or stayed for a period of 60 days (the "judgment default provision").

However, a Default under clauses (4) and (5) of this paragraph will not constitute an Event of Default until the Trustee or the holders of at least 25% in principal amount of the outstanding Notes notify us of the Default and we do not cure such Default within the time specified in clauses (4) and (5) of this paragraph after receipt of such notice.

        If an Event of Default (other than an Event of Default described in clause (7) above) occurs and is continuing, the Trustee by notice to us, or the holders of at least 25% in principal amount of the outstanding Notes by notice to us and the Trustee, may, and the Trustee at the request of such holders shall, declare the principal of, premium, if any, and accrued and unpaid interest, if any, on all the Notes to be due and payable. Upon such a declaration, such principal, premium and accrued and unpaid interest will be due and payable immediately. If an Event of Default described in clause (7) above occurs and is continuing, the principal of, premium, if any, and accrued and unpaid interest on all the Notes will become and be immediately due and payable without any declaration or other act on the part of the Trustee or any holders. The holders of a majority in principal amount of the outstanding Notes may waive all existing Defaults or Events of Default (except with respect to nonpayment of principal, premium or interest or an Indenture provision that cannot be amended without the consent of each holder affected), and they may also rescind any such acceleration with respect to the Notes and its consequences if (1) rescission would not conflict with any judgment or decree of a court of competent jurisdiction and (2) all existing Events of Default, other than the nonpayment of the principal of, premium, if any, and interest on the Notes that have become due solely by such declaration of acceleration, have been cured or waived.

        If an Event of Default has occurred and is continuing, the Trustee will be required in the exercise of its powers to use the degree of care that a prudent person would use in the conduct of his own affairs. The holders of a majority in principal amount of the outstanding Notes are given the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or of exercising any trust or power conferred on the Trustee. The Trustee, however, may refuse to follow any direction that conflicts with law or the Indenture or that, subject to certain restrictions, the Trustee determines is unduly prejudicial to the rights of any other holder or that would involve the Trustee in personal liability. Subject to the provisions of the Indenture relating to the duties of the Trustee if an Event of Default occurs and is continuing, the Trustee will be under no obligation to exercise any of the rights or powers under the Indenture at the request or direction of any of the holders unless such holders have offered to the Trustee reasonable indemnity or security against any loss, liability or expense.

        Except to enforce the right to receive payment of principal, premium, if any, or interest when due, no holder may pursue any remedy with respect to the Indenture or the Notes unless:

  (1)
  such holder has previously given the Trustee notice that an Event of Default is continuing;

  (2)
  holders of at least 25% in principal amount of the outstanding Notes have requested the Trustee to pursue the remedy;

  (3)
  such holders have offered the Trustee reasonable security or indemnity against any loss, liability or expense;

  (4)
  the Trustee has not complied with such request within 60 days after the receipt of the request and the offer of security or indemnity; and

  (5)
  the holders of a majority in principal amount of the outstanding Notes have not given the Trustee a direction that, in the opinion of the Trustee, is inconsistent with such request within such 60-day period.

        If a Default occurs and is continuing and is known to the Trustee, the Trustee must mail to each holder notice of the Default within 90 days after it occurs. Except in the case of a Default in the payment of principal of, premium, if any, or interest on any Note, the Trustee may withhold notice if and so long as a committee of trust officers of the Trustee in good faith determines that withholding notice is in the interests of the holders. In addition, we are required to deliver to the Trustee, within 90 days after the end of each fiscal year, a certificate as to our performance of our obligations under the Indenture during the previous year and indicating whether the signers thereof know of any Default or Event of Default that occurred during that period. We also are required to deliver to the Trustee, forthwith after any Officer becomes aware of it, written notice of any Default or Event of Default, its status and what action we are taking or propose to take in respect thereof.

Amendments and Waivers

        Subject to certain exceptions, the Indenture and the Notes may be amended by us with the consent of the holders of a majority in principal amount of the Notes then outstanding (including consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes) and, subject to certain exceptions, any past Default or compliance with any provisions may be waived with the consent of the holders of a majority in principal amount of the Notes then outstanding (including consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes). However, without the consent of each holder of an outstanding Note affected, no amendment or waiver may:

  (1)
  reduce the principal amount of Notes whose holders must consent to an amendment or waiver;

  (2)
  reduce the stated rate of or extend the stated time for payment of interest on any Note;

  (3)
  reduce the principal of or extend the Stated Maturity of any Note;

  (4)
  reduce the premium payable upon the redemption or repurchase of any Note or change the time at which any Note may be redeemed or repurchased in accordance with the Indenture or change any similar provision (other than in respect of the covenant described above under "—Certain Covenants—Limitation on Sales of Assets and Subsidiary Stock"), whether through an amendment or waiver of provisions in the covenants, definitions or otherwise;

  (5)
  make any Note payable in money other than that stated in the Note;

  (6)
  impair the right of any holder to receive payment of premium, if any, principal of and interest on such holder's Notes on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such holder's Notes;

  (7)
  make any change in any Subsidiary Guarantee in any manner adverse to the holders of the Notes or release any Subsidiary Guarantee other than in accordance with the Indenture.

  (8)
  make any change in the amendment provisions which require each holder's consent or in the waiver provisions; or

  (9)
  make any change to the subordination provisions of the Indenture that adversely affects the rights of any holder of Notes.

        Notwithstanding the preceding, without the consent of any holder, we and the Trustee may amend the Indenture and the Notes to:

  (1)
  cure any ambiguity, omission, defect or inconsistency;

  (2)
  provide for the assumption by a successor corporation, partnership, trust or limited liability company of our obligations under the Indenture;

  (3)
  provide for uncertificated Notes in addition to or in place of certificated Notes (provided that the uncertificated Notes are issued in registered form for purposes of Section 163(f) of the Code, or in a manner such that the uncertificated Notes are described in Section 163(f)(2)(B) of the Code);

  (4)
  add or release Subsidiary Guarantors in compliance with the applicable provisions of the Indenture;

  (5)
  secure the Notes or any Subsidiary Guarantee;

  (6)
  add to our covenants for the benefit of the holders or surrender any right or power conferred upon us;

  (7)
  make any change that does not adversely affect the legal rights of any holder; provided, however, that any change to conform the Indenture to any offering circular or prospectus relating to the offering of any Notes will not be deemed to adversely affect the legal rights of any holder;

  (8)
  comply with any requirement of the SEC in connection with the qualification of the Indenture under the Trust Indenture Act;

  (9)
  provide for the issuance of exchange securities which shall have terms substantially identical in all respects to the Notes (except that the transfer restrictions contained in the Notes shall be modified or eliminated as appropriate) and which shall be treated, together with any outstanding Notes, as a single class of securities;

  (10)
  provide for the issuance of Additional Notes in accordance with the Indenture; or

  (11)
  make any change in the subordination provisions of the Indenture that would limit or terminate the benefits available to any holder of our Senior Indebtedness (or any Representative thereof) under such subordination provisions.

However, no amendment may be made to the subordination provisions of the Indenture that adversely affects the rights of any holder of our Senior Indebtedness then outstanding unless the holders of such Senior Indebtedness (or any Representative thereof) consent to such change.

        The consent of the holders is not necessary under the Indenture to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment. After an amendment under the Indenture requiring the consent of the holders becomes effective, Pogo is required to mail to the holders a notice briefly describing such amendment. However, the failure to give such notice to all the holders, or any defect in the notice, will not impair or affect the validity of the amendment.

Defeasance

        We at any time may terminate all of our obligations under the Notes and the Indenture ("legal defeasance"), except for certain obligations, including those respecting the defeasance trust and obligations to register the transfer or exchange of the Notes, to replace mutilated, destroyed, lost or stolen Notes and to maintain a Registrar and Paying Agent in respect of the Notes.

        We at any time may terminate our obligations under covenants described under "—Change of Control," "—Certain Covenants" (other than "—Merger and Consolidation"), the operation of the cross-default upon a payment default, cross acceleration provisions, the bankruptcy provisions with respect to Significant Subsidiaries, the Subsidiary Guarantee provision, the judgment default provision and the limitation contained in clause (3) under "—Certain Covenants—Merger and Consolidation" above ("covenant defeasance").

        We may exercise our legal defeasance option notwithstanding our prior exercise of our covenant defeasance option. If we exercise our legal defeasance option, payment of the Notes may not be accelerated because of an Event of Default with respect to the Notes. If we exercise our covenant defeasance option, payment of the Notes may not be accelerated because of an Event of Default specified in clauses (4), (5), (6), (7) (with respect only to Significant Subsidiaries), (8) or (9) in the first paragraph under "Events of Default" above or because of the failure of Pogo to comply with clause (3) under "—Certain Covenants—Merger and Consolidation" above.

        In order to exercise either defeasance option, we must irrevocably deposit in trust (the "defeasance trust") with the Trustee money or U.S. Government Obligations for the payment of principal, premium, if any, and interest on the Notes to redemption or their Stated Maturity, as the case may be, and must comply with certain other conditions, including delivery to the Trustee of an Opinion of Counsel (subject to customary exceptions, qualifications and exclusions) to the effect that holders of the Notes will not recognize income, gain or loss for Federal income tax purposes as a result of such deposit and defeasance and will be subject to Federal income tax on the same amounts and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred. In the case of legal defeasance only, such Opinion of Counsel must be based on a ruling of the Internal Revenue Service or a change in applicable Federal income tax law.

Satisfaction and Discharge

        The Indenture will be discharged and will cease to be of further effect as to all Notes issued thereunder except for certain obligations, including those respecting the trust and obligation to register the transfer of or exchange the Notes, to replace mutilated, lost or stolen Notes and to maintain a Registrar and Paying Agent in respect of the Notes, when:

  (1)
  either

  (a)
  all Notes that have been authenticated (except lost, stolen or destroyed Notes that have been replaced) have been delivered to the Trustee for cancellation, or

  (b)
  all Notes that have not been delivered to the Trustee for cancellation have become due and payable, whether at their Stated Maturity or upon redemption, or will become due and payable within one year or are to be called for redemption within one year under arrangements satisfactory to the Trustee, and we have irrevocably deposited or caused to be irrevocably deposited with the Trustee as trust funds in trust solely for the benefit of the holders, money or U.S. Government Obligations, in such amounts as will be sufficient without consideration of any reinvestment of interest, to pay and discharge the entire indebtedness on the Notes not delivered to the Trustee for cancellation for principal, premium, if any, and accrued interest to the date of Stated Maturity or redemption;

  (2)
  no Default or Event of Default shall have occurred and be continuing on the date of such deposit or shall occur as a result of such deposit and such deposit will not result in a breach or violation of, or constitute a default under, any other instrument to which Pogo or any Subsidiary Guarantor is a party or by which Pogo or any Subsidiary Guarantor is bound;

  (3)
  Pogo has paid or caused to be paid all other sums payable by it under the Indenture;

  (4)
  Pogo has delivered irrevocable instructions to the Trustee to apply the deposited trust funds toward the payment of the Notes at their Stated Maturity or redemption date, as the case may be; and

  (5)
  Pogo has delivered an Officers' Certificate and an Opinion of Counsel to the Trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.

No Personal Liability of Directors, Officers, Employees and Stockholders

        None of the directors, officers, employees, incorporators or stockholders of Pogo or any Subsidiary Guarantor as such, shall have any liability for any of the obligations of Pogo or any Subsidiary Guarantor under the Notes, any Subsidiary Guarantee or the Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. Such waiver may not be effective to waive liabilities under the federal securities laws and it is the view of the SEC that such a waiver is against public policy.

Concerning the Trustee

        If the Trustee becomes a creditor of Pogo or any Subsidiary Guarantor, the Indenture limits its right to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest after a Default has occurred and is continuing it must eliminate such conflict within 90 days, apply to the SEC for permission to continue or resign.

        The Bank of New York Trust Company, N.A. is the Trustee under the Indenture and has been appointed by us as Registrar and Paying Agent with regard to the Notes.

Governing Law

        The Indenture provides that it and the Notes will be governed by, and construed in accordance with, the laws of the State of New York.

Certain Definitions

        "ACNTA" means (without duplication), as of the date of determination:

  (a)
  the sum of:

  (i)
  discounted future net revenue from proved crude oil and natural gas reserves of Pogo and its Restricted Subsidiaries calculated in accordance with SEC guidelines before any state, federal or foreign income or similar taxes, as estimated in a reserve report prepared as of the end of Pogo's most recently completed fiscal year, which reserve report is prepared or reviewed by independent petroleum engineers, as increased by, as of the date of determination, the discounted future net revenue of

      (A)
      estimated proved crude oil and natural gas reserves of Pogo and its Restricted Subsidiaries attributable to acquisitions consummated since the date of such year-end reserve report, and

      (B)
      estimated crude oil and natural gas reserves of Pogo and its Restricted Subsidiaries attributable to extensions, discoveries and other additions and upward determinations of estimates of proved crude oil and natural gas reserves (including previously estimated development costs incurred during the period and the accretion of discount since the prior year end) due to exploration, development or exploitation, production or other activities, which reserves were not reflected in such year-end reserve report, in each case calculated in accordance with SEC guidelines (utilizing the prices utilized in such year-end reserve report), and decreased by, as of the date of determination, the discounted future net revenue attributable to

      (C)
      estimated proved crude oil and natural gas reserves of Pogo and its Restricted Subsidiaries reflected in such year-end reserve report produced or disposed of since the date of such year-end reserve report and

      (D)
      reductions in the estimated oil and gas reserves of Pogo and its Restricted Subsidiaries reflected in such year-end reserve report since the date of such year-end reserve report attributable to downward determinations of estimates of proved crude oil and natural gas reserves due to exploration, development or exploitation, production or other activities conducted or otherwise occurring since the date of such year-end reserve report, in each case calculated in accordance with SEC guidelines (utilizing the prices utilized in such year-end reserve report); provided, however, that, in the case of each of the determinations made pursuant to clauses (A) through (D), such increases and decreases shall be as estimated by Pogo's engineers, except that if as a result of such acquisitions, dispositions, discoveries, extensions or revisions, there is a Material Change which is an increase, then such increases and decreases in the discounted future net revenue shall be confirmed in writing by an independent petroleum engineer;

    (ii)
    the capitalized costs that are attributable to crude oil and natural gas properties of Pogo and its Restricted Subsidiaries to which no proved crude oil and natural gas reserves are attributed, based on Pogo's books and records as of a date no earlier than the date of Pogo's latest annual or quarterly financial statements;

    (iii)
    the Net Working Capital on a date no earlier than the date of Pogo's latest annual or quarterly financial statements; and

    (iv)
    the greater of (I) the net book value on a date no earlier than the date of Pogo's latest annual or quarterly financial statements and (II) the appraised value, as estimated by independent appraisers, of other tangible assets of Pogo and its Restricted Subsidiaries as of a date no earlier than the date of Pogo's latest audited financial statements; minus

  (b)
  to the extent not otherwise taken into account in the immediately preceding clause (a), the sum of:

  (i)
  minority interests;

  (ii)
  any net gas balancing liabilities of Pogo and its Restricted Subsidiaries reflected in Pogo's latest audited financial statements;

    (iii)
    the discounted future net revenue, calculated in accordance with SEC guidelines (utilizing the same prices utilized in Pogo's year-end reserve report), attributable to reserves subject to participation interests, overriding royalty interests or other interests of third parties, pursuant to participation, partnership, vendor financing or other agreements then in effect, or which otherwise are required to be delivered to third parties;

    (iv)
    the discounted future net revenue, calculated in accordance with SEC guidelines (utilizing the same prices utilized in Pogo's year-end reserve report), attributable to reserves that are required to be delivered to third parties to fully satisfy the obligations of Pogo and its Restricted Subsidiaries with respect to volumetric Production Payments on the schedules specified with respect thereto; and

    (v)
    the discounted future net revenue, calculated in accordance with SEC guidelines, attributable to reserves subject to dollar-denominated Production Payments that, based on the estimates of production and price assumptions included in determining the discounted future net revenue specified in the immediately preceding clause (a)(i) (utilizing the same prices utilized in Pogo's year-end reserve report), would be necessary to satisfy fully the obligations of Pogo and its Restricted Subsidiaries with respect to dollar-denominated Production Payments on the schedules specified with respect thereto.

If Pogo changes its method of accounting from the successful efforts method to the full cost method or a similar method of accounting, "ACNTA" will continue to be calculated as if Pogo were still using the successful efforts method of accounting.

        "Acquired Indebtedness" means Indebtedness:

  (1)
  of a Person or any of its Subsidiaries existing at the time such Person becomes a Restricted Subsidiary; or

  (2)
  assumed in connection with the acquisition of assets from such Person, in each case whether or not Incurred by such Person in connection with, or in anticipation or contemplation of, such Person becoming a Restricted Subsidiary or such acquisition.

Acquired Indebtedness shall be deemed to have been Incurred, with respect to clause (1) of the preceding sentence, on the date such Person becomes a Restricted Subsidiary and, with respect to clause (2) of the preceding sentence, on the date of consummation of such acquisition of assets.

        "Additional Assets" means:

  (1)
  any long-term property or assets (other than Indebtedness and Capital Stock) to be used by Pogo or a Restricted Subsidiary in the Oil and Gas Business;

  (2)
  the Capital Stock of a Person that becomes a Restricted Subsidiary as a result of the acquisition of such Capital Stock by Pogo or a Restricted Subsidiary;

  (3)
  Capital Stock constituting a minority interest in any Person that at such time is a Restricted Subsidiary; or

  (4)
  the development, exploration or exploitation of Oil and Gas Properties;

provided, however, that, in the case of clauses (2) and (3), such Restricted Subsidiary is primarily engaged in the Oil and Gas Business.

        "Affiliate" of any specified Person means any other Person, directly or indirectly, controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, "control" when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing; provided, however, that beneficial ownership of 10% or more of the Voting Stock of a Person shall be deemed to be control. No Person shall be deemed an Affiliate of an oil and gas royalty trust solely by virtue of ownership of units of beneficial interest in such trust.

        "Applicable Premium" means, with respect to a Note at any time, the greater of (1) 1.0% of the principal amount of such Note at such time and (2) the excess, if any, of (A) the present value at such time of (i) the principal amount of such Note plus (ii) any required interest payments due on such Note through March 15, 2010, computed using a discount rate equal to the Treasury Rate plus 50 basis points, discounted semi-annually over (B) the principal amount of such Note.

        "Asset Disposition" means any direct or indirect sale, lease (other than an operating lease entered into in the ordinary course of business), transfer, issuance or other disposition, or a series of related sales, leases, transfers, issuances or dispositions that are part of a common plan, of shares of Capital Stock of a Subsidiary (other than directors' qualifying shares), property or other assets (each referred to for the purposes of this definition as a "disposition") by Pogo or any of its Restricted Subsidiaries, including any disposition by means of a merger, consolidation or similar transaction.

        Notwithstanding the preceding, the following items shall not be deemed to be Asset Dispositions:

  (1)
  a disposition by a Restricted Subsidiary to Pogo or by Pogo or a Restricted Subsidiary to a Restricted Subsidiary;

  (2)
  the disposition of cash, Cash Equivalents, Hedging Obligations and other financial instruments and rights in respect of a Production Payment, in each case in the ordinary course of business;

  (3)
  a disposition of obsolete or worn out equipment or equipment that is no longer useful in the conduct of the business of Pogo and its Restricted Subsidiaries and that is disposed of in each case in the ordinary course of business;

  (4)
  transactions permitted under "—Certain Covenants—Merger and Consolidation";

  (5)
  an issuance of Capital Stock by a Restricted Subsidiary to Pogo or to a Wholly-Owned Subsidiary;

  (6)
  for purposes of "—Certain Covenants—Limitation on Sales of Assets and Subsidiary Stock" only, the making of a Permitted Investment or a disposition of an asset that is permitted by "—Certain Covenants—Limitation on Restricted Payments";

  (7)
  an Asset Swap effected in compliance with "Certain Covenants—Limitation on Sales of Assets and Subsidiary Stock" other than clause (2) of the first paragraph thereof;

  (8)
  dispositions of assets in a single transaction or series of related transactions with an aggregate fair market value in any calendar year of less than U.S.$25 million;

  (9)
  dispositions consisting of the creation of Permitted Liens;

  (10)
  dispositions of receivables in connection with the compromise, settlement or collection thereof in the ordinary course of business or in bankruptcy or similar proceedings and exclusive of factoring or similar arrangements;

  (11)
  the abandonment, assignment, lease, sublease or farm-out of Oil and Gas Properties, or the forfeiture or other disposition of such properties pursuant to standard form operating agreements, in each case in the ordinary course of business in a manner that is customary in the Oil and Gas Business;

  (12)
  any disposition of inventory, or Hydrocarbons or other mineral products in the ordinary course of business;

  (13)
  the licensing or sublicensing of intellectual property or other general intangibles and licenses, leases or subleases of other property; and

  (14)
  foreclosure on assets.

        "Asset Swap" means the concurrent purchase and sale or exchange of Related Business Assets between Pogo or any of its Restricted Subsidiaries and another Person; provided, however, that any cash received must be applied in accordance with "—Limitation on Sales of Assets and Subsidiary Stock."

        "Attributable Indebtedness" in respect of a Sale/Leaseback Transaction means, as at the time of determination, the present value of the obligation of the lessee for net rental payments during the remaining term of the lease included in such Sale/Leaseback Transaction including any period for which such lease has been extended or may, at the option of the lessor, be extended. Such present value shall be calculated using a discount rate equal to the rate of interest implicit in such transaction, determined in accordance with GAAP. As used in the preceding sentence, the "net rental payments" under any lease for any such period shall mean the sum of rental and other payments required to be paid with respect to such period by the lessee thereunder, excluding any amounts required to be paid by such lessee on account of maintenance and repairs, insurance, taxes, assessments, water rates or similar charges. In the case of any lease that is terminable by the lessee upon payment of penalty, such net rental payment shall also include the amount of such penalty, but no rent shall be considered as required to be paid under such lease subsequent to the first date upon which it may be so terminated.

        "Average Life" means, as of the date of determination, with respect to any Indebtedness or Preferred Stock, the quotient obtained by dividing (1) the sum of the products of the numbers of years from the date of determination to the dates of each successive scheduled principal payment of such Indebtedness or redemption or similar payment with respect to such Preferred Stock multiplied by the amount of such payment by (2) the sum of all such payments.

        "B8/32 Partners" means B8/32 Partners, Ltd., a corporation organized under the laws of the Kingdom of Thailand, approximately 46% of the Capital Stock in which is held by Pogo on the Issue Date.

        "Bank Indebtedness" means any and all amounts, whether outstanding on the Issue Date or Incurred after the Issue Date, payable by Pogo under or in respect of a Credit Facility, and any related notes, collateral documents, letters of credit and guarantees and any Interest Rate Agreement entered into in connection with the such credit agreements, including principal, premium, if any, interest (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to Pogo at the rate specified therein whether or not a claim for post filing interest is allowed in such proceedings), fees, charges, expenses, reimbursement obligations, guarantees and all other amounts payable thereunder or in respect thereof.

        "Board of Directors" means, with respect to any Person, the board of directors of such Person or any duly authorized committee thereof.

        "Business Day" means each day that is not a Saturday, Sunday or other day on which banking institutions in New York, New York are authorized or required by law to close.

        "Capital Stock" of any Person means any and all shares, interests, rights to purchase, warrants, options, participation or other equivalents of or interests in (however designated) equity of such Person, including any Preferred Stock, but excluding any debt securities convertible into such equity.

        "Capitalized Lease Obligations" means an obligation that is required to be classified and accounted for as a capitalized lease for financial reporting purposes in accordance with GAAP, and the amount of Indebtedness represented by such obligation will be the capitalized amount of such obligation at the time any determination thereof is to be made as determined in accordance with

GAAP and the Stated Maturity thereof will be the date of the last payment of rent or any other amount due under such lease prior to the first date such lease may be terminated without penalty.

        "Cash Equivalents" means:

  (1)
  securities issued or directly and fully guaranteed or insured by the United States Government or any agency or instrumentality of the United States (provided that the full faith and credit of the United States is pledged in support thereof), having maturities of not more than one year from the date of acquisition;

  (2)
  marketable general obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof maturing within one year from the date of acquisition and, at the time of acquisition, having a credit rating of "A" or better from either S&P or Moody's;

  (3)
  certificates of deposit, time deposits, eurodollar time deposits, overnight bank deposits or bankers' acceptances having maturities of not more than one year from the date of acquisition thereof issued by any commercial bank party to a Credit Facility or the long-term debt of which is rated at the time of acquisition thereof at least "A" or the equivalent thereof by S&P, "A" or the equivalent thereof by Moody's or "B" or the equivalent thereof by Thompson Bank Watch Rating;

  (4)
  repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (1), (2) and (3) entered into with any bank meeting the qualifications specified in clause (3) above;

  (5)
  commercial paper rated at the time of acquisition thereof at least "A-1" or the equivalent thereof by S&P or "P-1" or the equivalent thereof by Moody's, or carrying an equivalent rating by another nationally recognized rating agency if both of the two named rating agencies cease publishing ratings of investments, and in any case maturing within one year after the date of acquisition thereof;

  (6)
  interests in any money market mutual or similar fund which has assets in excess of $500 million; and

  (7)
  any Investment, in addition to those described in the preceding clauses (1)-(6), defined as a Cash Equivalent Investment in the Existing Credit Facility as in effect on the Issue Date and as itemized in a schedule to the Indenture.

        "Change of Control" means:

  (1)
  any "person" or "group" of related persons (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act) is or becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that such person or group shall be deemed to have "beneficial ownership" of all shares that any such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 50% of the total voting power of the Voting Stock of Pogo (or its successor by merger, consolidation or purchase of all or substantially all of its properties and assets) (for the purposes of this clause, such person or group shall be deemed to beneficially own any Voting Stock of Pogo held by a parent entity, if such person or group "beneficially owns" (as defined above), directly or indirectly, more than 50% of the voting power of the Voting Stock of such entity);

  (2)
  during any period of two consecutive years, individuals who at the beginning of such period constituted the Board of Directors of Pogo (together with any new directors whose election by such Board of Directors or whose nomination for election by the stockholders of Pogo was approved by a vote of 66 2/3% of the directors of Pogo then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors then in office;

  (3)
  the sale, conveyance, lease, assignment, transfer or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties and assets of Pogo and its Subsidiaries taken as a whole to any "person" (as such term is used in Sections 13(d) and 14(d) of the Exchange Act); or

  (4)
  the adoption by the stockholders of Pogo of a plan or proposal for the liquidation or dissolution of Pogo.

        "Code" means the U.S. Internal Revenue Code of 1986, as amended.

        "Commodity Agreements" means, with respect to any Person, any forward contract, commodity swap agreement, commodity option agreement or other similar agreement or arrangement designed to protect such Person against fluctuation in commodity prices.

        "Common Stock" means with respect to any Person, any and all shares, interests or other participations in, and other equivalents (however designated and whether voting or nonvoting) of such Person's common stock whether or not outstanding on the Issue Date, and includes all series and classes of such common stock.

        "Consolidated Coverage Ratio" means, as of any date of determination, the ratio of:

  (x)
  the aggregate amount of Consolidated EBITDA for the period of Pogo's most recent four consecutive fiscal quarters ended prior to the date of such determination for which financial statements have been filed with the SEC to

  (y)
  its Consolidated Interest Expense for such four fiscal quarters,

provided, however, that:

  (1)
  if Pogo or any Restricted Subsidiary:

  (a)
  has Incurred any Indebtedness since the beginning of such period that remains outstanding on such date of determination or if the transaction giving rise to the need to calculate the Consolidated Coverage Ratio is an Incurrence of Indebtedness, Consolidated EBITDA and Consolidated Interest Expense for such period will be calculated after giving effect on a pro forma basis to such Indebtedness as if such Indebtedness had been Incurred on the first day of such period (except that in making such computation, the amount of Indebtedness under any revolving credit facility outstanding on the date of such calculation will be deemed to be (i) the average daily balance of such Indebtedness during such four fiscal quarters or such shorter period for which such facility was outstanding or (ii) if such facility was created after the end of such four fiscal quarters, the average daily balance of such Indebtedness during the period from the date of creation of such facility to the date of such calculation) and the discharge of any other Indebtedness repaid, repurchased, defeased or otherwise discharged with the proceeds of such new Indebtedness as if such discharge had occurred on the first day of such period; or

  (b)
  has repaid, repurchased, defeased or otherwise discharged any Indebtedness since the beginning of the period that is no longer outstanding on such date of determination or if the transaction giving rise to the need to calculate the Consolidated Coverage Ratio involves a discharge of Indebtedness (in each case other than Indebtedness Incurred under any revolving credit facility unless such Indebtedness has been permanently repaid and the related commitment terminated), Consolidated EBITDA and Consolidated Interest Expense for such period will be calculated after giving effect on a pro forma basis to such discharge of such Indebtedness, including with the proceeds of such new Indebtedness, as if such discharge had occurred on the first day of such period;

  (2)
  if since the beginning of such period Pogo or any Restricted Subsidiary has made any Asset Disposition or disposed of any company, division, operating unit, segment, business, group of related assets or line of business or if the transaction giving rise to the need to calculate the Consolidated Coverage Ratio is such an Asset Disposition:

  (a)
  the Consolidated EBITDA for such period will be reduced by an amount equal to the Consolidated EBITDA (if positive) directly attributable to the assets which are the subject of such Asset Disposition for such period or increased by an amount equal to the Consolidated EBITDA (if negative) directly attributable thereto for such period; and

  (b)
  Consolidated Interest Expense for such period will be reduced by an amount equal to the Consolidated Interest Expense directly attributable to any Indebtedness of Pogo or any Restricted Subsidiary repaid, repurchased, defeased or otherwise discharged with respect to Pogo and its continuing Restricted Subsidiaries in connection with such Asset Disposition for such period (or, if the Capital Stock of any Restricted Subsidiary is sold, the Consolidated Interest Expense for such period directly attributable to the Indebtedness of such Restricted Subsidiary to the extent Pogo and its continuing Restricted Subsidiaries are no longer liable for such Indebtedness after such sale);

  (3)
  if since the beginning of such period Pogo or any Restricted Subsidiary (by merger or otherwise) has made an Investment in any Restricted Subsidiary (or any Person which becomes a Restricted Subsidiary or is merged with or into Pogo) or an acquisition of assets, including any acquisition of assets occurring in connection with a transaction causing a calculation to be made under the Indenture, which constitutes all or substantially all of a company, division, operating unit, segment, business, group of related assets or line of business, Consolidated EBITDA and Consolidated Interest Expense for such period will be calculated after giving pro forma effect thereto (including the Incurrence of any Indebtedness) as if such Investment or acquisition occurred on the first day of such period; and

  (4)
  if since the beginning of such period any Person (that subsequently became a Restricted Subsidiary or was merged with or into Pogo or any Restricted Subsidiary since the beginning of such period) has Incurred any Indebtedness or discharged any Indebtedness, made any Asset Disposition or any Investment or acquisition of assets that would have required an adjustment pursuant to clause (2) or (3) above if made by Pogo or a Restricted Subsidiary during such period, Consolidated EBITDA and Consolidated Interest Expense for such period will be calculated after giving pro forma effect thereto as if such Asset Disposition or Investment or acquisition of assets occurred on the first day of such period.

        For purposes of this definition, whenever pro forma effect is to be given to any calculation under this definition, the pro forma calculations will be determined in good faith by a responsible financial or accounting officer of Pogo (including pro forma expense and cost reductions calculated on a basis consistent with Regulation S-X under the Securities Act). If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest expense on such Indebtedness will be calculated as if the rate in effect on the date of determination had been the applicable rate for the entire period (taking into account any Interest Rate Agreement applicable to such Indebtedness if such Interest Rate Agreement has a remaining term in excess of 12 months). If any Indebtedness that is being given pro forma effect bears an interest rate at the option of Pogo, the interest rate shall be calculated by applying such optional rate chosen by Pogo.

        "Consolidated EBITDA" for any period means, without duplication, the Consolidated Net Income of Pogo and its consolidated Restricted Subsidiaries for such period, plus the following to the extent deducted in calculating such Consolidated Net Income:

  (1)
  Consolidated Interest Expense;

  (2)
  Consolidated Income Taxes;

  (3)
  consolidated depletion and depreciation expense;

  (4)
  consolidated exploration expense;

  (5)
  consolidated amortization expense or impairment charges recorded in connection with the application of Financial Accounting Standard No. 142 "Goodwill and Other Intangible Assets"; and

  (6)
  other non-cash charges reducing Consolidated Net Income (excluding any such non-cash charge to the extent it represents an accrual of or reserve for cash charges in any future period or amortization of a prepaid cash expense that was paid in a prior period not included in the calculation);

and less, to the extent included in calculating such Consolidated Net Income and in excess of any costs or expenses attributable thereto and deducted in calculating such Consolidated Net Income, the sum of (x) the amount of deferred revenues that are amortized during such period and are attributable to reserves that are subject to volumetric Production Payments, and (y) amounts recorded in accordance with GAAP as repayments of principal and interest pursuant to dollar-denominated Production Payments. Notwithstanding the preceding sentence, clauses (2) through (5) relating to amounts of a Restricted Subsidiary will be added to Consolidated Net Income to compute Consolidated EBITDA only to the extent (and in the same proportion) that the net income (loss) of such Restricted Subsidiary was included in calculating the Consolidated Net Income of Pogo and, to the extent the amounts set forth in clauses (2) through (5) are in excess of those necessary to offset a net loss of such Restricted Subsidiary or if such Restricted Subsidiary has net income for such period included in Consolidated Net Income, only if a corresponding amount would be permitted at the date of determination to be dividended to Pogo by such Restricted Subsidiary without prior approval (that has not been obtained), pursuant to the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to that Restricted Subsidiary or its stockholders.

        "Consolidated Income Taxes" means, for any period, taxes imposed upon Pogo or other payments required to be made by Pogo by any governmental authority, which taxes or other payments are calculated by reference to the income or profits of Pogo or Pogo and its Restricted Subsidiaries (to the extent such income or profits were included in computing Consolidated Net Income for such period), regardless of whether such taxes or payments are required to be remitted to any governmental authority.

        "Consolidated Interest Expense" means, for any period, the total interest expense of Pogo and its consolidated Restricted Subsidiaries, whether paid or accrued, plus, to the extent not included in such interest expense:

  (1)
  interest expense attributable to Capitalized Lease Obligations;

  (2)
  amortization of debt discount (provided that any amortization of bond premium will be credited to reduce Consolidated Interest Expense unless, pursuant to GAAP, such amortization of bond premium has otherwise reduced Consolidated Interest Expense);

  (3)
  commissions, discounts and other fees and charges owed with respect to letters of credit and bankers' acceptance financing;

  (4)
  interest actually paid by Pogo or any such Restricted Subsidiary under any Guarantee of Indebtedness or other obligation of any Person other than Pogo or any Restricted Subsidiary;

  (5)
  costs associated with Hedging Obligations (including amortization of fees but excluding obligations pursuant to Commodity Agreements); provided, however, that if Hedging Obligations result in net benefits rather than costs, such benefits shall be credited to reduce Consolidated Interest Expense unless, pursuant to GAAP, such net benefits are otherwise reflected in Consolidated Net Income;

  (6)
  the consolidated interest expense of Pogo and its Restricted Subsidiaries that was capitalized during such period; and

  (7)
  all dividends paid or payable to a Person other than Pogo or a Wholly-Owned Subsidiary, in cash, Cash Equivalents or Indebtedness or accrued during such period on any series of Disqualified Stock of Pogo or on Preferred Stock of its Restricted Subsidiaries;

provided, however, that there will be excluded therefrom any such interest expense attributable to dollar-denominated Production Payments.

        For purposes of the preceding definition, total interest expense will be determined (i) after giving effect to any net payments made or received by Pogo and its Restricted Subsidiaries with respect to Interest Rate Agreements and (ii) exclusive of amounts classified as other comprehensive income in the balance sheet of Pogo.

        "Consolidated Net Income" means, for any period, the net income (loss) of Pogo and its consolidated Restricted Subsidiaries for such period determined in accordance with GAAP; provided, however, that there will not be included in such Consolidated Net Income:

  (1)
  any net income (loss) of any Person if such Person is not a Restricted Subsidiary, except that:

  (a)
  subject to the limitations contained in clauses (3), (4) and (5) below, Pogo's equity in the net income of any such Person for such period will be included in such Consolidated Net Income up to the aggregate amount of cash actually distributed by such Person during such period to Pogo or a Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend or other distribution to a Restricted Subsidiary, to the limitations contained in clause (2) below); and

  (b)
  Pogo's equity in a net loss of any such Person (other than an Unrestricted Subsidiary) for such period will be included in determining such Consolidated Net Income to the extent such loss has been funded with cash from Pogo or a Restricted Subsidiary;

  (2)
  any net income (but not loss) of any Restricted Subsidiary if such Subsidiary is subject to restrictions, directly or indirectly, on the payment of dividends or the making of distributions by such Restricted Subsidiary, directly or indirectly, to Pogo, except that:

  (a)
  subject to the limitations contained in clauses (3), (4) and (5) below, Pogo's equity in the net income of any such Restricted Subsidiary for such period will be included in such Consolidated Net Income up to the aggregate amount of cash that could have been distributed by such Restricted Subsidiary during such period to Pogo or another Restricted Subsidiary as a dividend (subject, in the case of a dividend to another Restricted Subsidiary, to the limitation contained in this clause); and

  (b)
  Pogo's equity in a net loss of any such Restricted Subsidiary for such period will be included in determining such Consolidated Net Income;

  (3)
  any gain (loss) realized upon the sale or other disposition of any property, plant or equipment of Pogo or its consolidated Restricted Subsidiaries (including pursuant to any Sale/Leaseback

    Transaction) which is not sold or otherwise disposed of in the ordinary course of business and any gain (loss) realized upon the sale or other disposition of any Capital Stock of any Person;

  (4)
  any extraordinary gain or loss;

  (5)
  the cumulative effect of a change since December 31, 2004 in accounting principles;

  (6)
  any non-cash mark-to-market adjustments to assets or liabilities resulting in unrealized gains or losses in respect of Hedging Obligations; and

  (7)
  any impairments or write-downs of long-lived assets; provided, however, that any ceiling limitation write-downs in accordance with GAAP shall be treated as capitalized costs, as if such write-downs had not occurred.

In addition, notwithstanding the preceding, for the purposes of the covenant described under "—Certain Covenants—Limitation on Restricted Payments" only, there shall be excluded from Consolidated Net Income any nonrecurring charges relating to any premium or penalty paid, write off of deferred finance costs or other charges in connection with redeeming or retiring any Indebtedness prior to its Stated Maturity. Further, notwithstanding the preceding, the effects of SFAS 133 and SFAS 143 and any non-cash writedowns will be disregarded for purposes of calculating Consolidated Net Income.

        "Credit Facility" means, with respect to Pogo and any of its Restricted Subsidiaries, one or more debt facilities (including the Existing Credit Facility) or commercial paper facilities with banks or other institutional lenders providing for revolving credit loans, term loans, money market lines, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables), accounts payable overdraft financing or letters of credit, in each case, as amended, restated, modified, renewed, refunded, replaced or refinanced in whole or in part from time to time (and whether or not with the original administrative agent and lenders or another administrative agent or agents or other lenders and whether provided under the original Existing Credit Facility or any other credit or other agreement or indenture).

        "Currency Agreement" means in respect of a Person any foreign exchange contract, currency swap agreement, futures contract, option contract or other similar agreement as to which such Person is a party or a beneficiary.

        "Default" means any event which is, or after notice or passage of time or both would be, an Event of Default.

        "Designated Senior Indebtedness", with respect to a Person, means:

  (1)
  its Bank Indebtedness (to the extent such Bank Indebtedness constitutes Senior Indebtedness); and

  (2)
  any other Senior Indebtedness of such Person which, at the date of determination, has an aggregate principal amount outstanding of, or under which, at the date of determination, the holders thereof are committed to lend up to, at least $50 million and is specifically designated in the instrument evidencing or governing such Senior Indebtedness as "Designated Senior Indebtedness" for purposes of the Indenture.

        "Disqualified Stock" means, with respect to any Person, any Capital Stock of such Person which by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable) or upon the happening of any event:

  (1)
  matures or is mandatorily redeemable pursuant to a sinking fund obligation or otherwise;

  (2)
  is convertible or exchangeable for Indebtedness or Disqualified Stock (excluding Capital Stock which is convertible or exchangeable solely at the option of Pogo or a Restricted Subsidiary); or

  (3)
  is redeemable at the option of the holder of the Capital Stock in whole or in part,

in each case on or prior to the date that is 91 days after the earlier of the date (a) of the Stated Maturity of the Notes or (b) on which there are no Notes outstanding, provided, however, that only the portion of Capital Stock which so matures or is mandatorily redeemable, is so convertible or exchangeable or is so redeemable at the option of the holder thereof prior to such date will be deemed to be Disqualified Stock; and provided, further that any Capital Stock that would constitute Disqualified Stock solely because the holders thereof have the right to require Pogo to repurchase such Capital Stock upon the occurrence of a change of control or asset sale (each defined in a substantially similar manner to the corresponding definitions in the Indenture) shall not constitute Disqualified Stock if the terms of such Capital Stock (and all such securities into which it is convertible or for which it is exchangeable) provide that Pogo may not repurchase or redeem any such Capital Stock (and all such securities into which it is convertible or for which it is exchangeable) pursuant to such provision prior to compliance by Pogo with the provisions of the Indenture described under the captions "—Change of Control" and "—Certain Covenants—Limitation on Sales of Assets and Subsidiary Stock" and such repurchase or redemption complies with "—Certain Covenants—Limitation on Restricted Payments."

        "Equity Offering" means a public or private sale (including upon exercise of options, warrants or other rights) for cash by Pogo of its Common Stock, or options, warrants or other rights with respect to its Common Stock, other than public offerings with respect to Pogo's Common Stock, or options, warrants or other rights, registered on Form S-4 or S-8.

        "Existing Credit Facility" means the Credit Agreement dated as of December 16, 2004 between Pogo, as the Borrower, certain commercial lending institutions, as the Lenders, Bank of Montreal, acting through its Chicago, Illinois branch, as the Administrative Agent for the Lenders, Bank of America, N.A., Toronto Dominion (Texas) LLC and BNP Paribas, as Co-Syndication Agents, Wachovia Bank, National Association, as Documentation Agent, and Citibank, N.A. and The Bank of Nova Scotia, as Managing Agents.

        The term "fair market value" means, with respect to any asset or Investment, the fair market value of such asset or Investment at the time of the event requiring such determination, as determined in good faith by senior management of Pogo, which determination must be based upon an opinion or appraisal issued by an accounting, appraisal or investment banking firm of recognized standing in the case of any determination of fair market value exceeding $50 million.

        "Foreign Subsidiary" means any Restricted Subsidiary that is not organized under the laws of the United States of America or any state thereof or the District of Columbia and that conducts substantially all of its operations outside the United States.

        "GAAP" means generally accepted accounting principles in the United States of America as in effect as of the date of the Indenture, including those set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as approved by a significant segment of the accounting profession.

        Unless otherwise expressly provided in the Indenture, all ratios and computations based on GAAP contained in the Indenture will be computed in conformity with GAAP.

        "Guarantee" means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness of any other Person and any obligation, direct or indirect, contingent or otherwise, of such Person:

  (1)
  to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness of such other Person (whether arising by virtue of partnership arrangements, or by agreement to keep-well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement conditions or otherwise); or

  (2)
  entered into for purposes of assuring in any other manner the obligee of such Indebtedness of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part);

provided, however, that the term "Guarantee" will not include (i) endorsements for collection or deposit in the ordinary course of business or (ii) a contractual commitment by one Person to invest in another Person for so long as such Investment is reasonably expected to constitute a Permitted Investment. The term "Guarantee" used as a verb has a corresponding meaning.

        "Hedging Obligations" of any Person means the obligations of such Person pursuant to any Interest Rate Agreement, Currency Agreement or Commodity Agreement.

        The term "holder" means a Person in whose name a Note is registered on the Registrar's books.

        "Hydrocarbon Interests" means all rights, titles and interests in and to oil and gas leases, oil, gas and mineral leases, other Hydrocarbon leases, mineral interests, mineral servitudes, overriding royalty interests, royalty interests, net profits interests, Production Payments and other similar interests.

        "Hydrocarbons" means, collectively, crude oil, natural gas, casinghead gas, drip gasoline, natural gasoline, condensate, distillate and all other liquid or gaseous hydrocarbons and related minerals and all products therefrom, in each case whether in a natural or a processed state.

        "Incur" means issue, create, assume, Guarantee, incur or otherwise become liable for; provided, however, that any Indebtedness or Capital Stock of a Person existing at the time such Person becomes a Restricted Subsidiary (whether by merger, consolidation, acquisition or otherwise) will be deemed to be Incurred by such Restricted Subsidiary at the time it becomes a Restricted Subsidiary; and the terms "Incurred" and "Incurrence" have meanings correlative to the foregoing.

        "Indebtedness" means, with respect to any Person on any date of determination (without duplication):

  (1)
  the principal of and premium (if any) in respect of Indebtedness of such Person for borrowed money;

  (2)
  the principal of and premium (if any) in respect of obligations of such Person evidenced by bonds, debentures, notes or other similar instruments;

  (3)
  the principal component of all obligations of such Person in respect of letters of credit, bankers' acceptances or other similar instruments (including reimbursement obligations with respect thereto except to the extent such reimbursement obligation relates to a trade payable and such obligation is satisfied within 30 days of Incurrence);

  (4)
  the principal component of all obligations of such Person to pay the deferred and unpaid purchase price of property (except trade payables), which purchase price is due more than six months after the date of placing such property in service or taking delivery and title thereto;

  (5)
  Capitalized Lease Obligations and all Attributable Indebtedness of such Person;

  (6)
  the principal component or liquidation preference of all obligations of such Person with respect to the redemption, repayment or other repurchase of any Disqualified Stock or, with respect to any Subsidiary, any Preferred Stock (but excluding, in each case, any accrued dividends);

  (7)
  the principal component of all Indebtedness of other Persons secured by a Lien on any asset of such Person, whether or not such Indebtedness is assumed by such Person; provided, however, that the amount of such Indebtedness will be the lesser of (a) the fair market value of such asset at such date of determination and (b) the amount of such Indebtedness of such other Persons;

  (8)
  the principal component of Indebtedness of other Persons to the extent Guaranteed by such Person (including any Guarantees of production or payment by such Person with respect to a Production Payment but excluding other contractual obligations of such Person with respect to such Production Payment); and

  (9)
  to the extent not otherwise included in this definition, net obligations of such Person under Hedging Obligations (the amount of any such obligations to be equal at any time to the termination value of the agreement or arrangement giving rise to such obligation that would be payable by such Person at such time).

        The amount of Indebtedness of any Person at any date will be the outstanding balance at such date of all unconditional obligations as described above and the maximum liability, upon the occurrence of the contingency giving rise to the obligation, of any contingent obligations at such date.

        Notwithstanding the preceding, the following shall not constitute "Indebtedness:"

  (1)
  any obligation in respect of any Production Payment (except as set forth in clause (8) of the first paragraph of this definition of "Indebtedness"), royalty, overriding royalty, net profits interest, master limited partnership interest or other interest in oil and natural gas properties, reserves or the right to receive all or a portion of the production or the proceeds from the sale of production attributable to such properties;

  (2)
  any obligation in respect of a farm-in agreement;

  (3)
  any Indebtedness which has been defeased in accordance with GAAP or defeased pursuant to the deposit of cash or U.S. Government Obligations (in an amount sufficient to satisfy all such Indebtedness at Stated Maturity or redemption, as applicable, and all payments of interest and premium, if any) in a trust or account created or pledged for the sole benefit of the holders of such Indebtedness, and subject to no other Liens, and the other applicable terms of the instrument governing such Indebtedness;

  (4)
  oil or gas balancing liabilities incurred in the ordinary course of business and consistent with past practice;

  (5)
  any obligations in respect of (i) completion bonds, performance bonds, bid bonds, surety bonds and other similar bonds and (ii) bankers acceptances and letters of credit, in each case Incurred by Pogo or any Restricted Subsidiary in the ordinary course of business, and any Guarantees or letters of credit functioning as or supporting any of the foregoing obligations; and

  (6)
  any obligation arising from the honoring by a bank or other financial institution of a check, draft or similar instrument (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business, provided, however, that such Indebtedness is extinguished within five Business Days of lncurrence.

        "Interest Rate Agreement" means with respect to any Person any interest rate protection agreement, interest rate future agreement, interest rate option agreement, interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedge agreement or other similar agreement or arrangement as to which such Person is party or a beneficiary.

        "Investment" means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the form of any direct or indirect advance, loan (other than advances or extensions of credit to customers in the ordinary course of business) or other extensions of credit (including by way of Guarantee, but excluding any debt or extension of credit represented by a bank deposit other than a time deposit) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition of Capital Stock, Indebtedness or other similar instruments by such Person, and all other items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP; provided, however, that endorsements of negotiable instruments and documents in the ordinary course of business will not be deemed to be an Investment.

        For purposes of "—Certain Covenants—Limitation on Restricted Payments,"

  (1)
  "Investment" will include the portion (proportionate to Pogo's equity interest in a Restricted Subsidiary to be designated as an Unrestricted Subsidiary) of the fair market value of the net assets of such Restricted Subsidiary at the time that such Restricted Subsidiary is designated an Unrestricted Subsidiary; provided, however, that upon a redesignation of such Subsidiary as a Restricted Subsidiary, Pogo will be deemed to continue to have a permanent "Investment" in an Unrestricted Subsidiary in an amount (if positive) equal to (a) Pogo's "Investment" in such Subsidiary at the time of such redesignation less (b) the portion (proportionate to Pogo's equity interest in such Subsidiary) of the fair market value of the net assets (as determined in accordance with the definition of such term, the results of which determination shall be set forth in an Officers' Certificate delivered to the Trustee) of such Subsidiary at the time that such Subsidiary is so re-designated a Restricted Subsidiary;

  (2)
  any property transferred to or from an Unrestricted Subsidiary will be valued at its fair market value at the time of such transfer, in each case as determined in accordance with the definition of such term, the results of which determination shall be set forth in an Officers' Certificate delivered to the Trustee; and

  (3)
  if Pogo or any Restricted Subsidiary sells or otherwise disposes of any Voting Stock of any Restricted Subsidiary such that, after giving effect to any such sale or disposition, such entity is no longer a Subsidiary of Pogo, Pogo shall be deemed to have made an Investment on the date of any such sale or disposition equal to the fair market value (as determined in accordance with the definition of such term, the results of which determination shall be set forth in an Officers' Certificate delivered to the Trustee) of the Capital Stock of such Subsidiary not sold or disposed of.

        "Investment Grade Rating" means a rating equal to or higher than Baa3 (or the equivalent) by Moody's or BBB- (or the equivalent) by S&P.

        "Issue Date" means the date on which the Notes are originally issued.

        "Lien" means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof); provided, however, "Lien" shall not include rights created in a third Person in connection with the creation by Pogo or a Restricted Subsidiary of a Production Payment.

        "Material Change" means an increase or decrease (excluding changes that result solely from changes in prices and changes resulting from the incurrence of previously estimated future development costs) of more than 50% during a fiscal quarter in the discounted future net revenue from proved crude oil and natural gas reserves of Pogo and its Restricted Subsidiaries, calculated in accordance with clause (a)(i) of the definition of ACNTA; provided, however, that the following will be excluded from the calculation of Material Change:

  (1)
  any acquisitions during the fiscal quarter of oil and gas reserves that have been estimated by independent petroleum engineers and with respect to which a report or reports of such engineers exist; and

  (2)
  any disposition of properties existing at the beginning of such fiscal quarter that have been disposed of in compliance with the covenant described under "—Limitation on Sales of Assets and Subsidiary Stock."

        "Moody's" means Moody's Investors Service, Inc. or any successor to the rating agency business thereof.

        "Net Available Cash" from an Asset Disposition means cash payments received (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise and net proceeds from the sale or other disposition of any securities received as consideration, but only as and when received, but excluding any other consideration received in the form of assumption by the acquiring Person of Indebtedness or other obligations relating to the properties or assets that are the subject of such Asset Disposition or received in any other non-cash form) therefrom, in each case net of:

  (1)
  all legal, accounting, investment banking, title and recording tax expenses, commissions and other fees and expenses Incurred, and all Federal, state, provincial, foreign and local taxes required to be paid or accrued as a liability under GAAP (after taking into account any available tax credits or deductions and any tax sharing agreements), as a consequence of such Asset Disposition;

  (2)
  all permanent repayments made on any Indebtedness which is secured by any assets subject to such Asset Disposition, in accordance with the terms of any Lien upon such assets, or which must by its terms, or in order to obtain a necessary consent to such Asset Disposition, or by applicable law be repaid out of the proceeds from such Asset Disposition;

  (3)
  all distributions and other payments required to be made to minority interest holders in Subsidiaries or joint ventures as a result of such Asset Disposition; and

  (4)
  the deduction of appropriate amounts to be provided by the seller as a reserve, in accordance with GAAP, against any liabilities associated with the assets disposed of in such Asset Disposition and retained by Pogo or any Restricted Subsidiary after such Asset Disposition.

        "Net Cash Proceeds," with respect to any issuance or sale of Capital Stock, means the cash proceeds of such issuance or sale net of attorneys' fees, accountants' fees, underwriters' or placement agents' fees, listing fees, discounts or commissions and brokerage, consultant and other fees and charges actually Incurred in connection with such issuance or sale and net of taxes paid or payable as a result of such issuance or sale (after taking into account any available tax credit or deductions and any tax sharing arrangements).

        "Net Working Capital" means:

  (1)
  all current assets of Pogo and its Restricted Subsidiaries; minus

  (2)
  all current liabilities of Pogo and its Restricted Subsidiaries, except current liabilities included in Indebtedness;

determined in accordance with GAAP.

        "Non-Recourse Debt" means Indebtedness of a Person:

  (1)
  as to which neither Pogo nor any Restricted Subsidiary (a) provides any Guarantee or credit support of any kind (including any undertaking, guarantee, indemnity, agreement or instrument that would constitute Indebtedness) or (b) is directly or indirectly liable (as a guarantor or otherwise); and

  (2)
  no default with respect to which (including any rights that the holders thereof may have to take enforcement action against an Unrestricted Subsidiary) would permit (upon notice, lapse of time or both) any holder of any other Indebtedness of Pogo or any Restricted Subsidiary to declare a default under such other Indebtedness or cause the payment thereof to be accelerated or payable prior to its Stated Maturity.

        "Officer" means the Chairman of the Board, the Chief Executive Officer, the President, the Chief Financial Officer, any Vice President, the Treasurer or the Secretary of Pogo.

        "Officers' Certificate" means a certificate signed by two Officers or by an Officer and either an Assistant Treasurer or an Assistant Secretary of Pogo.

        "Oil and Gas Business" means:

  (1)
  the acquisition, exploration, exploitation, development, operation or disposition of interests in crude oil, natural gas or other Hydrocarbon properties;

  (2)
  the gathering, marketing, treating, processing, storage, selling, transporting or refining of any production from such interests or properties;

  (3)
  any business relating to or arising from exploration for or development, production, gathering, marketing, treatment, processing, storage, sale, transportation or refining of crude oil, natural gas and other Hydrocarbons and products produced in association therewith; or

  (4)
  any activity that is ancillary or necessary or desirable to facilitate the activities described in clauses (1) through (3) of this definition, including raising capital to finance operations.

        "Oil and Gas Properties" means Hydrocarbon Interests; Properties now or hereafter pooled or unitized with Hydrocarbon Interests; all existing or future unitization, pooling agreements and declarations of pooled units and the units created thereby (including all units created under orders, regulations and rules of any governmental authority having jurisdiction) which may affect all or any portion of Hydrocarbon Interests; all operating agreements, joint venture agreements, contracts and other agreements which relate to any Hydrocarbon Interests or the production, sale, purchase, exchange or processing of Hydrocarbons from or attributable to Hydrocarbon Interests; all Hydrocarbons in and under and which may be produced and saved or attributable to Hydrocarbon Interests, the lands covered thereby and all oil in tanks and all rents, issues, profits, proceeds, products, revenues and other incomes from or attributable to Hydrocarbon Interests; all tenements, profits à prendre, hereditaments, appurtenances and Properties in anywise appertaining, belonging, affixed or incidental to Hydrocarbon Interests, Properties, rights, titles, interests and estates described or referred to above, including any and all Property, real or personal, now owned or hereafter acquired and situated upon, used, held for use or useful in connection with the operating, working or development of any Hydrocarbon Interests or Property (excluding drilling rigs, automotive equipment or other personal Property which may be on such premises for the purpose of drilling a well or for other similar temporary uses) and including any and all oil wells, gas wells, water wells, injection wells or other wells, buildings, structures, fuel separators, liquid extraction plants, plant compressors, pumps, pumping units, field gathering systems, tanks and tank batteries, fixtures, valves, fittings, machinery and parts, engines, boilers, meters, apparatus, equipment, appliances, tools, implements, cables, wires, towers, casing, tubing and rods, surface leases, rights-of-way, easements and servitudes together with all additions, substitutions, replacements, accessions and attachments to any and all of the foregoing.

        "Opinion of Counsel" means a written opinion from legal counsel who is acceptable to the Trustee, that complies with the Indenture and that is delivered to the Trustee. The counsel may be an employee of or counsel to Pogo or the Trustee.

        "Permitted Business Investment" means any Investment made in the ordinary course of, and of a nature that is or shall have become customary in, the Oil and Gas Business as a means of exploiting, exploring for, acquiring, developing, processing, gathering, marketing or transporting crude oil, natural gas and other Hydrocarbons through any agreement, transaction, interest or arrangement that permits one to share risks or costs, comply with regulatory requirements regarding local ownership or satisfy other objectives customarily achieved through the conduct of the Oil and Gas Business jointly with third parties, including:

  (1)
  direct or indirect ownership of crude oil, natural gas and other Hydrocarbon properties or gathering, transportation, processing, storage or related systems; and

  (2)
  the entry into any one or more operating agreements, joint venture agreements, partnership agreements, processing agreements, farm-in agreements, farm-out agreements, contracts for the sale, transportation or exchange of crude oil, natural gas and other Hydrocarbons, unitization agreements, pooling arrangements, joint bidding agreements, service contracts, subscription agreements, stock purchase agreements, area of mutual interest agreements, production sharing agreements or other similar or customary agreements with one or more third parties, excluding, however, Investments in corporations and publicly-traded limited partnerships.

        "Permitted Investment" means an Investment by Pogo or any Restricted Subsidiary in:

  (1)
  a Restricted Subsidiary, B8/32 Partners or a Person which will, upon the making of such Investment, become a Restricted Subsidiary;

  (2)
  another Person if as a result of such Investment such other Person is merged or consolidated with or into, or transfers or conveys all or substantially all its properties and assets to, Pogo or a Restricted Subsidiary;

  (3)
  Permitted Business Investments;

  (4)
  cash and Cash Equivalents;

  (5)
  Capital Stock, obligations or securities received in settlement of debts created in the ordinary course of business and owing to Pogo or any Restricted Subsidiary or in satisfaction of judgments or pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of a debtor or in settlement of any litigation or dispute;

  (6)
  Investments made as a result of the receipt of non-cash consideration from an Asset Disposition that was made pursuant to and in compliance with "—Certain Covenants—Limitation on Sales of Assets and Subsidiary Stock";

  (7)
  Investments for consideration consisting of Capital Stock (other than Disqualified Stock) of Pogo;

  (8)
  Hedging Obligations Incurred in compliance with "—Certain Covenants—Limitation on Indebtedness"; and

  (9)
  Investments by Pogo or any of its Restricted Subsidiaries, together with all other Investments pursuant to this clause (9), in an aggregate amount not to exceed $75 million outstanding at any one time (with the fair market value of such Investment being measured at the time made and without giving effect to subsequent changes in value).

        "Permitted Junior Securities" means:

  (1)
  Capital Stock of Pogo or a Subsidiary Guarantor; or

  (2)
  debt securities that are subordinated to all Senior Indebtedness and any debt securities issued in exchange for Senior Indebtedness to substantially the same extent as or to a greater extent than, the Notes or the Subsidiary Guarantees, as the case may be, are subordinated to Senior Indebtedness under the Indenture.

        "Permitted Liens" means, with respect to any Person:

  (1)
  Liens securing Indebtedness of such Person under a Credit Facility or any other Senior Indebtedness of such Person;

  (2)
  Liens securing Hedging Obligations so long as the related Indebtedness is permitted under the Indenture;

  (3)
  Liens for the purpose of securing the payment of all or a part of the purchase price of, or purchase money obligations or other payments Incurred to finance the acquisition, improvement or construction of, assets or property acquired or constructed in the ordinary course of business, provided that:

  (a)
  the aggregate principal amount of Indebtedness secured by such Liens is otherwise permitted to be Incurred under the Indenture and does not exceed the cost of the assets or property so acquired or constructed; and

  (b)
  such Liens are created within 180 days of construction or acquisition of such assets or property and do not encumber any other assets or property of Pogo or any Restricted Subsidiary other than such assets or property and assets affixed or appurtenant thereto;

  (4)
  Liens existing on the Issue Date;

  (5)
  Liens in favor of Pogo or any Subsidiary Guarantor;

  (6)
  Liens on property or Capital Stock of a Person at the time such Person becomes a Restricted Subsidiary (plus improvements, accessions, proceeds or dividends or distributions in respect of any such property); provided, however, that such Liens are not Incurred in connection with, or in contemplation of, such other Person becoming a Restricted Subsidiary; and provided further, however, that any such Lien may not extend to any other property owned by Pogo or any Restricted Subsidiary;

  (7)
  Liens on property at the time Pogo or a Restricted Subsidiary acquired the property (plus improvements, accessions, proceeds or dividends or distributions in respect of any such property), including any acquisition by means of a merger or consolidation with or into Pogo or any Restricted Subsidiary; provided, however, that such Liens are not Incurred in connection with, or in contemplation of, such acquisition; and provided further, however, that such Liens may not extend to any other property owned by Pogo or any Restricted Subsidiary;

  (8)
  Liens securing the Notes or any Subsidiary Guarantee;

  (9)
  Liens securing Refinancing Indebtedness Incurred to refinance Indebtedness that was previously so secured, provided that any such Lien is limited to all or part of the same property (plus improvements, accessions, proceeds or dividends or distributions in respect thereof) that secured the Indebtedness being refinanced; or

  (10)
  Liens incurred in the ordinary course of business of Pogo and its Restricted Subsidiaries with respect to Indebtedness that does not exceed $10 million in the aggregate.

        "Person" means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company, government or any agency or political subdivision hereof or any other entity.

        "Preferred Stock," as applied to the Capital Stock of any corporation, means Capital Stock of any class or classes (however designated) which is preferred as to the payment of dividends, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such corporation, over shares of Capital Stock of any other class of such corporation.

        "Production Payment" means a production payment obligation (whether volumetric or dollar-denominated) of Pogo or any of its Subsidiaries which is payable from a specified share of proceeds received from production from specified Oil and Gas Properties, together with all undertakings and obligations in connection therewith.

        "Property" or "property" means any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible.

        "Refinancing Indebtedness" means Indebtedness that is Incurred to refund, refinance, replace, exchange, renew, repay or extend (including pursuant to any defeasance or discharge mechanism) (collectively, "refinance," and the terms "refinances" and "refinanced" shall have correlative meanings) any Indebtedness existing on the Issue Date or Incurred in compliance with the Indenture, including Indebtedness that refinances Refinancing Indebtedness; provided, however, that:

  (1)
  (a) if the Stated Maturity of the Indebtedness being refinanced is earlier than the Stated Maturity of the Notes, the Refinancing Indebtedness has a Stated Maturity no earlier than the Stated Maturity of the Indebtedness being refinanced or (b) if the Stated Maturity of the Indebtedness being refinanced is later than the Stated Maturity of the Notes, the Refinancing Indebtedness has a Stated Maturity at least 91 days later than the Stated Maturity of the Notes;

  (2)
  the Refinancing Indebtedness has an Average Life at the time such Refinancing Indebtedness is Incurred that is equal to or greater than the Average Life of the Indebtedness being refinanced;

  (3)
  such Refinancing Indebtedness is Incurred in an aggregate principal amount (or if issued with original issue discount, an aggregate issue price) that is equal to or less than the sum of the aggregate principal amount (or if issued with original issue discount, the aggregate accreted value) then outstanding of the Indebtedness being refinanced (plus, without duplication, any additional Indebtedness Incurred to pay interest or premiums required by the instruments governing such existing Indebtedness and fees and other transactional expenses Incurred in connection therewith);

  (4)
  if the Indebtedness being refinanced is subordinated in right of payment to the Notes or a Subsidiary Guarantee, such Refinancing Indebtedness is subordinated in right of payment to the Notes or such Subsidiary Guarantee on terms at least as favorable to the holders as those contained in the documentation governing the Indebtedness being refinanced; and

  (5)
  such Indebtedness is not incurred by a Restricted Subsidiary (other than a Subsidiary Guarantor) if Pogo or a Subsidiary Guarantor is the obligor on the Indebtedness being refinanced; and provided, however, that a Restricted Subsidiary that is also a Subsidiary Guarantor may Guarantee Refinancing Indebtedness Incurred by Pogo, whether or not such Restricted Subsidiary was an obligor or guarantor of the Indebtedness being refinanced; and provided further, however, that if such Refinancing Indebtedness is subordinated to the Notes, such Guarantee shall be subordinated to such Restricted Subsidiary's Subsidiary Guarantee to at least the same extent.

        "Related Business Assets" means long-term assets used or useful in the Oil and Gas Business or Capital Stock (other than Disqualified Stock) of a Person engaged principally in the Oil and Gas Business.

        "Representative" means any trustee, agent or representative (if any) of an issue of Senior Indebtedness.

        "Restricted Investment" means any Investment other than a Permitted Investment.

        "Restricted Subsidiary" means any Subsidiary of Pogo other than an Unrestricted Subsidiary.

        "S&P" means Standard & Poor's Ratings Services, a division of The McGraw-Hill Companies, Inc., or any successor to the rating agency business thereof.

        "Sale/Leaseback Transaction" means an arrangement relating to property now owned or hereafter acquired whereby Pogo or a Restricted Subsidiary transfers such property to a Person and Pogo or a Restricted Subsidiary leases it from such Person.

        "SEC" means the U.S. Securities and Exchange Commission.

        "Senior Indebtedness" means, with respect to either Pogo or a Subsidiary Guarantor, and whether such Senior Indebtedness is outstanding on the Issue Date or thereafter Incurred, its Bank Indebtedness and all amounts payable by it under or in respect of all of its other Indebtedness, including premiums and accrued and unpaid interest (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to such Person, at the rate specified in the documentation with respect thereto, whether or not a claim for post filing interest is allowed in such proceeding) and fees relating thereto; provided, however, that Senior Indebtedness will not include any of the following (if it constitutes Indebtedness):

  (1)
  any Indebtedness Incurred in violation of the Indenture;

  (2)
  any obligation of such Person to any Subsidiary;

  (3)
  any liability for Federal, state, foreign, local or other taxes owed or owing by such Person;

  (4)
  any accounts payable or other liability to trade creditors of such Person arising in the ordinary course of business (including Guarantees thereof or instruments evidencing such liabilities);

  (5)
  any Indebtedness, Guarantee or obligation of such Person that is expressly subordinate or junior in right of payment to any other Indebtedness, Guarantee or obligation of such Person, including any Senior Subordinated Indebtedness and any Subordinated Obligations of such Person; or

  (6)
  any Capital Stock of such Person.

        "Senior Subordinated Indebtedness" means, with respect to Pogo, the Notes and the 2011 Notes, and with respect to a Subsidiary Guarantor, its Subsidiary Guarantee and its Guarantee (if any) with respect to the 2011 Notes, and any other Indebtedness of such Person that specifically provides that such Indebtedness is to rank equally with the Notes or such Subsidiary Guarantee, as the case may be, in right of payment and is not subordinated by its terms in right of payment to any Indebtedness or other obligation of such Person which is not Senior Indebtedness of such Person.

        "Significant Subsidiary" means any Restricted Subsidiary that would be a "Significant Subsidiary" of Pogo within the meaning of Rule 1-02 under Regulation S-X promulgated by the SEC.

        "Stated Maturity" means, with respect to any security, the date specified in such security as the fixed date on which the payment of principal of such security is due and payable, including pursuant to any mandatory redemption provision, but shall not include any contingent obligations to repay, redeem or repurchase any such principal prior to the date originally scheduled for the payment thereof.

        "Subordinated Obligation" means, with respect to either Pogo or a Subsidiary Guarantor, any Indebtedness of such Person (whether outstanding on the Issue Date or thereafter Incurred) which is subordinate or junior in right of payment to the Notes or the Subsidiary Guarantee of such Person, as the case may be, pursuant to a written agreement.

        "Subsidiary" of any Person means:

  (1)
  any corporation, association or other business entity (other than a partnership, joint venture, limited liability company or similar entity) of which more than 50% of the total ordinary voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof (or persons performing similar functions) or

  (2)
  any partnership, joint venture, limited liability company or similar entity of which more than 50% of the capital accounts, distribution rights, total equity and voting interests or partnership interests, as applicable, is, in the case of clauses (1) and (2), at the time owned or controlled, directly or indirectly, by:

  (a)
  such Person,

  (b)
  such Person and one or more Subsidiaries of such Person or

  (c)
  one or more Subsidiaries of such Person.

        Unless otherwise specified herein, each reference to a "Subsidiary" is to a Subsidiary of Pogo.

        "Subsidiary Guarantee" means, individually, any unconditional Guarantee, on a senior subordinated basis, of payment of the Notes by a Subsidiary Guarantor pursuant to the terms of the Indenture and any supplemental indenture thereto.

        "Subsidiary Guarantor" means any Restricted Subsidiary that provides a Subsidiary Guarantee in accordance with the covenant described under "—Certain Covenants—Future Subsidiary Guarantees" and its successors and assigns.

        "Treasury Rate" means the yield to maturity at the time of computation of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15(519) which has become publicly available at least two Business Days prior to the date fixed for redemption (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the then remaining average life to March 15, 2010; provided, however, that if the average life to March 15, 2010 of the Notes is not equal to the constant maturity of a United States Treasury security for which a weekly average yield is given, the Treasury Rate shall be obtained by linear interpolation (calculated to the nearest one-twelfth of a year) from the weekly average yields of United States Treasury securities for which such yields are given, except that if the average life to March 15, 2010 of the Notes is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year shall be used.

        "2011 Notes" means the 8 1/4% Senior Subordinated Notes due 2011 of Pogo outstanding on the Issue Date.

        "Unrestricted Subsidiary" means:

  (1)
  any Subsidiary of Pogo that at the time of determination shall be designated an Unrestricted Subsidiary by Pogo in the manner provided below; and

  (2)
  any Subsidiary of an Unrestricted Subsidiary.

        Pogo may designate any Subsidiary of Pogo (including any newly acquired or newly formed Subsidiary or a Person becoming a Subsidiary through merger or consolidation or Investment therein) to be an Unrestricted Subsidiary only if:

  (1)
  such Subsidiary or any of its Subsidiaries does not, at the time of designation or at any time thereafter, own any Capital Stock or Indebtedness of or have any Investment in, or own or hold any Lien on any property of, any other Subsidiary of Pogo which is not a Subsidiary of the Subsidiary to be so designated or otherwise an Unrestricted Subsidiary;

  (2)
  all the Indebtedness of such Subsidiary and its Subsidiaries (excluding any Indebtedness owing to Pogo or any Restricted Subsidiary) shall, at the date of designation, and will at all times thereafter, consist of Non-Recourse Debt;

  (3)
  such designation and the Investment of Pogo in such Subsidiary complies with "—Certain Covenants—Limitation on Restricted Payments";

  (4)
  such Subsidiary, either alone or in the aggregate with all other Unrestricted Subsidiaries, does not operate, directly or indirectly, all or substantially all of the business of Pogo and its Subsidiaries;

  (5)
  such Subsidiary is a Person with respect to which neither Pogo nor any of its Restricted Subsidiaries has any direct or indirect obligation:

  (a)
  to subscribe for additional Capital Stock of such Person; or

  (b)
  to maintain or preserve such Person's financial condition or to cause such Person to achieve any specified levels of operating results; and

  (6)
  on the date such Subsidiary is designated an Unrestricted Subsidiary, such Subsidiary is not a party to any agreement, contract, arrangement or understanding with Pogo or any Restricted Subsidiary with terms substantially less favorable to Pogo or such Restricted Subsidiary, as applicable, than those that might have been obtained from Persons who are not Affiliates of Pogo.

        Any such designation by Pogo shall be evidenced to the Trustee by filing with the Trustee an Officers' Certificate reflecting such designation and certifying that such designation complies with the foregoing conditions. If, at any time, any Unrestricted Subsidiary would fail to meet the preceding requirements as an Unrestricted Subsidiary, it shall thereafter cease to be an Unrestricted Subsidiary for purposes of the Indenture.

        Pogo may designate any Unrestricted Subsidiary to be a Restricted Subsidiary, provided that immediately after giving effect to such designation, no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof and Pogo could Incur at least $1.00 of additional Indebtedness under the first paragraph of the "—Limitation on Indebtedness" covenant on a pro forma basis taking into account such designation.

        "U.S. Dollar-Equivalent" means, with respect to any monetary amount in a currency other than the U.S. dollar, at or as of any time for the determination thereof, the amount of U.S. dollars obtained by converting such foreign currency involved in such computation into U.S. dollars at the spot rate for the purchase of U.S. dollars with the applicable foreign currency as quoted by Reuters (or, if Reuters ceases to provide such spot quotations, by any other reputable service as is providing such spot quotations, as selected by Pogo) at approximately 11:00 a.m. (New York City time) on the date not more than two Business Days prior to such determination. Whenever the definitions under "—Certain Definitions" or the provisions described under "—Certain Covenants" or "—Events of Default" refer to an amount in U.S. dollars, that amount shall be deemed to refer to the U.S.-Dollar Equivalent of the amount denominated in any other currency or currency unit, including composite currencies.

        "U.S. Government Obligations" means securities that are:

  (1)
  direct obligations of the United States of America for the timely payment of which its full faith and credit is pledged or

  (2)
  obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America the timely payment of which is unconditionally guaranteed as a full faith and credit obligation of the United States of America, which, in either case, are not callable or redeemable at the option of the issuer thereof, and shall also include a depositary receipt issued by a bank (as defined in Section 3(a)(2) of the Securities Act), as custodian with respect to any such U.S. Government Obligations or a specific payment of principal of or interest on any such U.S. Government Obligations held by such custodian for the account of the holder of such depositary receipt, provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depositary receipt from any amount received by the custodian in respect of the U.S. Government Obligations or the specific payment of principal of or interest on the U.S. Government Obligations evidenced by such depositary receipt.

        "Voting Stock" of a corporation means all classes of Capital Stock of such corporation then outstanding and normally entitled to vote in the election of directors.

        "Wholly-Owned Subsidiary" means a Restricted Subsidiary, all of the Capital Stock of which (other than directors' qualifying shares) is owned by Pogo or another Wholly-Owned Subsidiary.

Registration Rights; Special Interest

        Pogo and the initial purchasers of the Outstanding Notes entered into the Exchange and Registration Rights Agreement on the original issuance date of the Notes. Pursuant to the Exchange and Registration Rights Agreement, Pogo agreed to file with the SEC an exchange offer registration statement on the appropriate form under the Securities Act with respect to the Exchange Notes (the "Exchange Offer Registration Statement"). Upon the effectiveness of the Exchange Offer Registration Statement, Pogo will offer to the holders of the Notes who are able to make certain representations the opportunity to exchange their Outstanding Notes for Exchange Notes (the "Exchange Offer").

        If:

  (1)
  prior to the consummation of the Exchange Offer, existing SEC interpretations are changed such that the Exchange Notes generally would not be freely transferable without restriction under the Securities Act,

  (2)
  the Exchange Offer is not completed within 255 days following the original issuance date of the Notes or

  (3)
  the Exchange Offer is not available to any holder because of applicable law or SEC interpretations and, unless it is an initial purchaser, such holder notifies Pogo of such unavailability prior to the 60th day following consummation of the Exchange Offer, then Pogo will file with the SEC a shelf registration statement (the "Shelf Registration Statement") to cover resales of the Outstanding Notes by the holders of the Outstanding Notes who satisfy certain conditions relating to the provision of information in connection with the Shelf Registration Statement.

        The Exchange and Registration Rights Agreement provides that:

  (1)
  Pogo will file an Exchange Offer Registration Statement with the SEC on or prior to 90 days after the original issuance date of the Notes;

  (2)
  Pogo will use its reasonable best efforts to have the Exchange Offer Registration Statement declared effective by the SEC on or prior to 180 days after the original issuance date of the Notes;

  (3)
  Pogo will use its reasonable best efforts to commence and complete the Exchange Offer within 45 days after the Exchange Offer Registration Statement becomes effective; and

  (4)
  if obligated to file the Shelf Registration Statement, Pogo will use its reasonable best efforts to file the Shelf Registration Statement with the SEC on or prior to the later of 90 days after the original issuance date of the Notes and 45 days after such filing obligation arises and to cause the Shelf Registration to be declared effective by the SEC on or prior to 120 days after the date the Shelf Registration Statement is filed.

        If:

  (1)
  Pogo fails to file any of the registration statements required by the Exchange and Registration Rights Agreement on or before the date specified for such filing;

  (2)
  any of such registration statements is not declared effective by the SEC on or prior to the date specified for such effectiveness;

  (3)
  Pogo fails to consummate the Exchange Offer within 45 days of the initial effective date of the Exchange Offer Registration Statement; or

  (4)
  the Shelf Registration Statement or the Exchange Offer Registration Statement is declared effective but thereafter ceases to be effective or usable in connection with resales of the Notes during the periods and subject to the exceptions specified in the Exchange and Registration Rights Agreement (each such event referred to in clauses (1) through (3) above and in this clause (4), a "Registration Default" and each period during which a Registration Default has occurred and is continuing, a "Registration Default Period"), then Pogo will pay additional interest ("Special Interest") to each holder of Outstanding Notes, with respect to the first 90 days of the Registration Default Period in an amount equal to 0.25% per annum of the principal amount of Outstanding Notes held by such holder.

        The amount of the Special Interest will increase to 0.50% per annum of the principal amount of the Outstanding Notes for the second 90 days of the Registration Default Period, to 0.75% per annum for the third 90 days of the Registration Default Period and to 1.0% per annum for the remaining portion of the Registration Default Period. Pogo will pay Special Interest on regular interest payment dates. Following the cure of all Registration Defaults, the accrual of Special Interest will cease.

        Holders of the Outstanding Notes will be required to make certain representations to Pogo (as described in the Exchange and Registration Rights Agreement) in order to participate in the Exchange Offer. In addition, holders of the Outstanding Notes will be required to deliver certain information to be used in connection with the Shelf Registration Statement and will need to provide comments, if any, on the Shelf Registration Statement within the time periods set forth in the Exchange and Registration Rights Agreement in order to have their Outstanding Notes included in the Shelf Registration Statement. Holders of the Outstanding Notes will be required to suspend their use of the prospectus included in the Shelf Registration Statement or the prospectus included in the Exchange Offer Registration Statement under certain circumstances upon receipt of written notice to that effect from Pogo.

        Subject only to limited exceptions applicable to persons to whom the exchange offer is not available, if you do not exchange your Outstanding Notes in the exchange offer, you will no longer be entitled to registration rights. You will not be able to offer or sell the Outstanding Notes unless they are later registered, sold pursuant to an exemption from registration or sold in a transaction not subject to the Securities Act or state securities laws. Other than in connection with the exchange offer or as specified in the Exchange and Registration Rights Agreement, we are not obligated to, nor do we currently anticipate that we will register the Outstanding Notes under the Securities Act.

BOOK-ENTRY, DELIVERY AND FORM

The Global Notes

        The Exchange Notes will be issued in the form of several registered notes in global form, without interest coupons (the "Global Notes"), in definitive, registered, book entry form. Upon issuance, each of the Global Notes will be deposited with the Trustee as custodian for DTC and registered in the name of Cede & Co., as nominee of DTC.

        Ownership of beneficial interests in each Global Note will be limited to persons who have accounts with DTC ("DTC participants") or persons who hold interests through DTC participants. We expect that under procedures established by DTC:

  •
  upon deposit of each Global Note with DTC's custodian, DTC will credit portions of the principal amount of the Global Note to the accounts of the DTC participants; and

  •
  ownership of beneficial interests in each Global Note will be shown on, and transfer of ownership of those interests will be effected only through, records maintained by DTC (with respect to interests of DTC participants) and the records of DTC participants (with respect to other owners of beneficial interests in the Global Note).

        Investors may hold their interests in a Global Note directly through the Euroclear System ("Euroclear") or Clearstream Banking, société anonyme ("Clearstream"), if they are participants in those systems, or indirectly through organizations that are participants in those systems. Each of Euroclear and Clearstream will appoint a DTC participant to act as its depositary for the interests in each Global Note that are held within DTC for the account of each settlement system on behalf of its participants.

        Beneficial interests in the Global Notes may not be exchanged for notes in physical, certificated form except in the limited circumstances described below under "—Certificated Notes."

Book-Entry Procedures for the Global Notes

        All interests in the Global Notes will be subject to the operations and procedures of DTC, Euroclear and Clearstream. We provide the following summaries of those operations and procedures solely for the convenience of investors. The operations and procedures of each settlement system are controlled by that settlement system and may be changed at any time. We are not responsible for those operations or procedures.

        DTC has advised us that it is:

  •
  a limited purpose trust company organized under the laws of the State of New York;

  •
  a "banking organization" within the meaning of the New York State Banking Law;

  •
  a member of the Federal Reserve System;

  •
  a "clearing corporation" within the meaning of the Uniform Commercial Code; and

  •
  a "clearing agency" registered under Section 17A of the Exchange Act.

        DTC was created to hold securities for its participants and to facilitate the clearance and settlement of securities transactions between its participants through electronic book-entry changes to the accounts of its participants. DTC's participants include securities brokers and dealers, banks and trust companies, clearing corporations and other organizations. Indirect access to DTC's system is also available to others such as banks, brokers, dealers and trust companies; these indirect participants clear through or maintain a custodial relationship with a DTC participant, either directly or indirectly. Investors who are not DTC participants may beneficially own securities held by or on behalf of DTC only through DTC participants or indirect participants in DTC.

        So long as DTC's nominee is the registered owner of a Global Note, that nominee will be considered the sole owner or holder of the Notes represented by that Global Note for all purposes under the Indenture. Except as provided below, owners of beneficial interests in a Global Note:

  •
  will not be entitled to have Notes represented by the Global Note registered in their names;

  •
  will not receive or be entitled to receive physical, certificated Notes; and

  •
  will not be considered the owners or holders of the Notes under the Indenture for any purpose, including with respect to the giving of any direction, instruction or approval to the Trustee under the Indenture.

        As a result, each investor who owns a beneficial interest in a Global Note must rely on the procedures of DTC to exercise any rights of a holder of Notes under the Indenture (and, if the investor is not a participant or an indirect participant in DTC, on the procedures of the DTC participant through which the investor owns its interest). Interests held through Euroclear or Clearstream may also be subject to the procedures and requirements of those systems. The laws of some states require that certain persons take physical delivery in definitive form of securities they own. Consequently, the ability to transfer beneficial interests in a Global Note to those persons will be limited to that extent. Because DTC can act only on behalf of participations, which in turn act on behalf of indirect participants, the ability of a beneficial owner of interests in a Global Note to pledge those interests to a person that does not participate in the DTC system or otherwise take actions in respect of those interests may be affected by the lack of a physical certificate evidencing the interests.

        Payments of principal, premium (if any) and interest with respect to the Notes represented by a Global Note will be made by the Trustee to DTC's nominee as the registered holder of the Global Note. Neither we, the Trustee nor any of our or its agents will have any responsibility or liability for the payment of amounts to owners of beneficial interests in a Global Note, for any aspect of the records relating to or payments made on account of those interests by DTC, or for maintaining, supervising or reviewing any records of DTC relating to those interests.

        Payments by participants and indirect participants in DTC to the owners of beneficial interests in a Global Note will be governed by standing instructions and customary industry practice and will be the responsibility of those participants or indirect participants and DTC.

        Transfers between participants in DTC will be effected under DTC's procedures and will be settled in same-day funds. Transfers between participants in Euroclear or Clearstream will be effected in the ordinary way under the rules and operating procedures of those systems.

        Subject to compliance with applicable transfer restrictions, cross-market transfers between DTC participants, on the one hand, and Euroclear or Clearstream participants, on the other hand, will be effected within DTC through the DTC participants that are acting as depositaries for Euroclear and Clearstream. To deliver or receive an interest in a Global Note held in a Euroclear or Clearstream account, an investor must send transfer instructions to Euroclear or Clearstream, as the case may be, under the rules and procedures of that system and within the established deadlines of that system. If the transaction meets its settlement requirements, Euroclear or Clearstream, as the case may be, will send instructions to its DTC depositary to take action to effect final settlement by delivering or receiving interests in the relevant Global Notes in DTC, and making or receiving payment under normal procedures for same-day funds settlement applicable to DTC. Euroclear and Clearstream participants may not deliver instructions directly to the DTC depositaries that are acting for Euroclear or Clearstream.

        Because of time zone differences, the securities account of a Euroclear or Clearstream participant that purchases an interest in a Global Note from a DTC participant will be credited on the business day for Euroclear or Clearstream immediately following the DTC settlement date. Cash received in Euroclear or Clearstream from the sale of an interest in a Global Note to a DTC participant will be received with value on the DTC settlement date but will be available in the relevant Euroclear or Clearstream cash account as of the business day for Euroclear or Clearstream following the DTC settlement date.

        DTC, Euroclear and Clearstream have agreed to the above procedures to facilitate transfers of interests in the Global Notes among participants in those settlement systems. However, the settlement systems are not obligated to perform these procedures and may discontinue or change these procedures at any time. Neither we nor the Trustee will have any responsibility for the performance by DTC, Euroclear or Clearstream or their participants or indirect participants of their obligations under the rules and procedures governing their operations.

Certificated Notes

        Notes in physical, certificated form will be issued and delivered to each person that DTC identifies as a beneficial owner of the related notes only if:

  •
  DTC notifies us at any time that it is unwilling or unable to continue as depositary for the Global Notes and a successor depositary is not appointed within 90 days;

  •
  DTC ceases to be registered as a clearing agency under the Securities Exchange Act of 1934 and a successor depositary is not appointed within 90 days; or

  •
  an Event of Default has occurred and is continuing and DTC notifies the trustee of its decision to exchange each Global Note for certificated Notes.

        In all cases, certificated Notes delivered in exchange for any Global Note or beneficial interests in Global Notes will be registered in the names, and issued in any approved denominations, requested by or on behalf of the depositary (in accordance with its customary procedures).

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

        The following is a summary of certain United States federal income and estate tax considerations relating to the exchange of Outstanding Notes for Exchange Notes and to the purchase, ownership and disposition of the Exchange Notes, but does not purport to be a complete analysis of all the potential tax considerations relating thereto. This summary is based on the Internal Revenue Code of 1986, as amended (the "Code"), Treasury regulations, rulings and pronouncements of the Internal Revenue Service (the "IRS"), and judicial decisions as of the date of this prospectus. These authorities may be changed, perhaps retroactively, so as to result in United States federal income tax consequences different from those described herein. Except for the discussion below entitled "Exchange of Notes," this summary is addressed only to persons who hold the Exchange Notes as capital assets and who acquire the Exchange Notes in a cash purchase from one or more of the initial purchasers of the Outstanding Notes in the first sale of such Exchange Notes by such initial purchaser after the Exchange Notes are first registered with the SEC. This summary does not address tax considerations arising under the laws of any foreign, state or local jurisdiction or the effect of any tax treaty. In addition, this discussion does not address tax considerations that are the result of a holder's particular circumstances or of special rules, such as those that apply to holders subject to the alternative minimum tax, financial institutions, tax exempt organizations, insurance companies, dealers or traders in securities or commodities, regulated investment companies, real estate investment trusts, United States Holders (as defined below) whose "functional currency" is not the U.S. dollar, certain former citizens or former long-term residents of the United States, or persons who will hold the Exchange Notes as a position in a hedging transaction, "straddle" or "conversion transaction." If a partnership holds Exchange Notes, then the United States federal income tax treatment of a partner will generally depend on the status of the partner and the activities of the partnership. Such a partner should consult its tax advisor as to its consequences. We have not sought any ruling from the IRS with respect to the statements made and conclusions reached in this summary, and there can be no assurance that the IRS will agree with these statements and conclusions.

        INVESTORS CONSIDERING THE PURCHASE OF EXCHANGE NOTES SHOULD CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THE APPLICATION OF THE UNITED STATES FEDERAL TAX LAWS TO THEIR PARTICULAR SITUATIONS AS WELL AS TO ANY TAX CONSEQUENCES ARISING UNDER THE LAWS OF ANY STATE, LOCAL OR OTHER TAXING JURISDICTION OR UNDER ANY APPLICABLE TAX TREATY.

Exchange of Notes

        We believe that the receipt of Exchange Notes in exchange for Outstanding Notes in the exchange offer should not be treated as a taxable exchange for United States federal income tax purposes because the Exchange Notes and the Outstanding Notes are not materially different in kind or in extent, and as a result on the receipt of Exchange Notes in exchange for Outstanding Notes in the exchange offer you should not recognize gain or loss, your initial tax basis in the Exchange Notes should be the same as your adjusted tax basis in the Outstanding Notes immediately before such exchange, and your holding period for the Exchange Notes should include your holding period for the Outstanding Notes.

United States Holders

        As used in this discussion, "United States Holder" means a beneficial owner of Exchange Notes that for United States federal income tax purposes is:

  •
  an individual who is a citizen or resident of the United States;

  •
  a corporation, or other entity taxable as a corporation, created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

  •
  an estate whose income is subject to United States federal income taxation regardless of its source; or

  •
  a trust (i) if it is subject to the primary supervision of a court within the United States and one or more United States persons have the authority to control all substantial decisions of the trust or (ii) that has a valid election in effect under applicable Treasury regulations to be treated as a United States person.

  Payment of Interest

        Interest on Exchange Notes generally will be taxable to you as ordinary income at the time it is received or accrued in accordance with your ordinary method of accounting for United States federal income tax purposes. In certain circumstances (see, for example, "Description of the Exchange Notes—Registration Rights; Special Interest"), we may pay amounts on the Exchange Notes that are in excess of the stated interest or principal of the Exchange Notes. We believe that the possibility that any such payment will be made is remote so that such possibility will not affect the timing or amount of interest income that you recognize unless and until any such payment is made. Our determination that these contingencies are remote is binding on you unless you disclose your contrary position to the IRS in the manner that is required by applicable Treasury regulations. Our determination is not, however, binding on the IRS. It is possible that the IRS might take a different position from that described above, in which case the timing, character and amount of taxable income in respect of the Exchange Notes may be different from that described herein.

  Market Discount

        Under the market discount rules of the Code, a United States Holder who purchases Exchange Notes at a market discount will generally be required to treat any gain realized on the sale, exchange, retirement or other disposition of the Exchange Notes as ordinary income to the extent of the accrued market discount that has not been previously included in income. A disposition of Exchange Notes by gift, and certain other dispositions that would normally qualify for nonrecognition treatment, will also require a holder to include accrued market discount in income to the same extent as if the holder had sold the Exchange Notes at their fair market value in a taxable transaction. Market discount is generally defined as the amount by which the United States Holder's purchase price for Exchange Notes is less than the Exchange Notes' stated redemption price at maturity (generally, the Exchange Notes' principal amount) on the date of purchase, subject to a statutory de minimis exception. In general, market discount accrues on a ratable basis over the remaining term of the Exchange Notes unless the United States Holder makes an irrevocable election to accrue market discount on a constant yield to maturity basis. A United States Holder who acquires Exchange Notes at a market discount may be required to defer a portion of any interest expense that otherwise may be deductible on any indebtedness incurred or continued to purchase or carry such Exchange Notes until the United States Holder disposes of the Exchange Notes. A United States Holder who has elected to include market discount in income annually as such discount accrues will not be required to treat any gain realized on disposition as ordinary income or to defer any deductions for interest expense under these rules. This election to include market discount in income currently, once made, applies to all market discount obligations acquired on or after the first day of the taxable year to which the election applies and may not be revoked without the consent of the IRS.

        United States Holders should consult their tax advisors as to the portion of any gain that would be taxable as ordinary income under the market discount rules, applicable elections, and any other consequences of the market discount rules that may apply to them in particular.

  Amortizable Bond Premium

        A United States Holder who purchases Exchange Notes for an amount in excess of their principal amount will be considered to have purchased the Exchange Notes at a premium. A United States Holder may elect to amortize the premium over the remaining term of the Exchange Notes on a constant yield to maturity basis, except that, in some cases, amortizable bond premium may be determined by reference to an early call date. The amount amortized in any year will be treated as a reduction of the United States Holder's interest income from the Exchange Notes. A United States Holder who elects to amortize any premium on Exchange Notes must reduce its tax basis in the Exchange Notes by the amount of the premium amortized in any year. An election to amortize premium applies to all taxable debt obligations held by the United States Holder at the beginning of the first taxable year to which the election applies and to all such obligations thereafter acquired by the United States Holder and may be revoked only with the consent of the IRS. Premium on Exchange Notes held by a United States Holder who does not make such an election will decrease the gain or increase the loss otherwise recognized on the disposition of the Exchange Notes.

  Election to Use Constant Yield Method

        Under applicable Treasury regulations, a United States Holder may elect to include stated interest on the Exchange Notes in income on a constant yield basis. Such an election could, in some instances, affect the timing of the inclusion of interest income and the treatment of market discount or amortizable bond premium. United States Holders should consult their own tax advisors as to the desirability and effects of such an election.

  Disposition of the Exchange Notes

        Except as described above with respect to market discount, upon the sale, exchange, redemption, retirement or other taxable disposition of Exchange Notes, you generally will recognize capital gain or loss equal to the difference between:

  •
  the amount of cash proceeds and the fair market value of any property received on such disposition (less any amount attributable to accrued and unpaid interest on the Exchange Notes that you have not previously included in income, which will generally be taxable as ordinary income); and

  •
  your adjusted tax basis in the Exchange Notes.

        Any gain or loss that is recognized on the disposition of the Exchange Notes generally will be capital gain or loss and will be long-term capital gain or loss if you have held the Exchange Notes for more than one year. Long-term capital gains of individuals, estates and trusts are generally taxed at a maximum rate of 15%; however, under current law the rate is scheduled to revert to 20% for taxable years beginning after December 31, 2008. Your ability to deduct capital losses is subject to certain limitations.

  Information Reporting and Backup Withholding

        In general, information reporting is required as to certain payments of principal and interest on the Exchange Notes and on the disposition of Exchange Notes unless you are a corporation or other exempt person. In addition, you will be subject to backup withholding if you are not exempt and you fail to properly furnish a taxpayer identification number or if the IRS has notified you that you are subject to backup withholding.

        Any amount withheld from a payment under the backup withholding rules may be allowed as a credit against your United States federal income tax liability and may entitle you to a refund, provided that the required information is furnished to the IRS.

Non-United States Holders

        As used in this tax discussion, "non-United States Holder" means any beneficial owner (other than a partnership) of Exchange Notes that is not a United States Holder. The rules governing the United States federal income taxation of a non-United States Holder are complex, and no attempt will be made herein to provide more than a summary of certain of those rules. NON-UNITED STATES HOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS TO DETERMINE THE EFFECT OF UNITED STATES FEDERAL, STATE AND OTHER TAX LAWS, AS WELL AS FOREIGN TAX LAWS, INCLUDING ANY REPORTING REQUIREMENTS.

  Payment of Interest

        Interest on Exchange Notes that you receive will not be subject to United States federal income tax or withholding tax if the interest is not effectively connected with your conduct of a trade or business in the United States and if you qualify for the portfolio interest exception. You will qualify for the portfolio interest exception if you:

  •
  do not own, actually or constructively, 10% or more of the combined voting power of all classes of our stock entitled to vote;

  •
  are not a controlled foreign corporation related to us through stock ownership;

  •
  are not a bank whose receipt of interest on the Exchange Notes is interest received pursuant to a loan agreement entered into in the ordinary course of your trade or business; and

  •
  appropriately certify as to your foreign status.

        You may meet the certification requirement listed above by providing to us or our agent a properly completed IRS Form W-8BEN. If the portfolio interest exception is not available to you, then payments of interest on the Exchange Notes may be subject to United States federal income tax (which may be collected by withholding) at a rate of 30 percent or such lower rate as is provided by an applicable treaty.

        Interest that is effectively connected with your conduct of a trade or business in the United States (and, if certain tax treaties apply, is attributable to a permanent establishment maintained by you in the United States) is not subject to withholding if you provide a properly completed IRS Form W-8ECI. However, you will generally be subject to United States federal income tax on such interest on a net income basis at rates applicable to United States persons generally. In addition, if you are a foreign corporation you may incur a branch profits tax on such interest.

  Disposition of the Exchange Notes

        You will generally not be subject to United States federal income tax on any gain realized on the sale, exchange, redemption, retirement or other disposition of Exchange Notes unless the gain is effectively connected with your conduct of a trade or business in the United States (and, if certain tax treaties apply, is attributable to a permanent establishment maintained by you in the United States), or you are an individual present in the United States for 183 days or more in the taxable year in which such disposition occurs and certain other conditions are met. However, to the extent that the proceeds of disposition represent interest accruing between interest payment dates, you may be required to establish an exemption from United States federal income tax. See "—Non-United States Holders—Payment of Interest."

  Certain United States Federal Estate Tax Considerations for Non-United States Holders

        Exchange Notes beneficially owned by an individual who is not a citizen or resident of the United States (as defined for United States federal estate tax purposes) at the time of death will generally not be includable in the decedent's gross estate for United States federal estate tax purposes, provided that the beneficial owner did not at the time of death actually or constructively own 10% or more of the combined voting power of all classes of our stock entitled to vote, and provided that, at the time of the holder's death, payments with respect to such Exchange Notes would not have been effectively connected with the holder's conduct of a trade or business within the United States.

  Information Reporting and Backup Withholding

        Payments to a non-United States Holder of interest on Exchange Notes, and amounts withheld from such payments, if any, generally will be required to be reported to the IRS and to the non-United States Holder.

        United States backup withholding tax generally will not apply to payments of interest and principal on Exchange Notes to a non-United States Holder if the statement described in "—Non-United States Holders—Payment of Interest" is duly provided by the holder or the holder otherwise establishes an exemption, provided that we do not have actual knowledge or reason to know that the holder is a United States person.

        Payment of the proceeds of a sale of Exchange Notes effected by the U.S. office of a U.S. or foreign broker will be subject to information reporting requirements and backup withholding unless you properly certify under penalties of perjury as to your foreign status and certain other conditions are met or you otherwise establish an exemption. Information reporting requirements and backup withholding generally will not apply to any payment of the proceeds of the sale of Exchange Notes effected outside the United States by a foreign office of a broker. However, unless such a broker has documentary evidence in its records that you are a non-United States Holder and certain other conditions are met, or you otherwise establish an exemption, information reporting will apply to a payment of the proceeds of the sale of Exchange Notes effected outside the United States by such a broker if it:

  •
  is a United States person;

  •
  is a foreign person which derives 50% or more of its gross income for certain periods from the conduct of a trade or business in the United States;

  •
  is a controlled foreign corporation for U.S. federal income tax purposes; or

  •
  is a foreign partnership that, at any time during its taxable year, has more than 50% of its income or capital interests owned by United States persons or is engaged in the conduct of a U.S. trade or business.

        Any amount withheld from a payment under the backup withholding rules may be allowed as a credit against your United States federal income tax liability and may entitle you to a refund, provided that the required information is furnished to the IRS.

PLAN OF DISTRIBUTION

        Based on interpretations by the staff of the SEC in no-action letters issued to third parties, we believe that you may transfer Exchange Notes issued in the exchange offer in exchange for the Outstanding Notes if:

  •
  you acquire the Exchange Notes in the ordinary course of your business; and

  •
  you are not engaged in, and do not intend to engage in, and have no arrangement or understanding with any person to participate in, a distribution of Exchange Notes.

        We believe that you may not transfer Exchange Notes issued in the exchange offer in exchange for the Outstanding Notes if you are:

  •
  our "affiliate," within the meaning of Rule 405 under the Securities Act;

  •
  a broker-dealer that acquired Outstanding Notes directly from us; or

  •
  a broker-dealer that acquired Outstanding Notes as a result of market-making activities or other trading activities, unless you comply with the registration and prospectus delivery provisions of the Securities Act.

        If you wish to exchange your Outstanding Notes for Exchange Notes in the exchange offer, you will be required to make representations to us as described above under "The Exchange Offer—Procedures for Tendering—Your Representations to Us" of this prospectus and in the letter of transmittal. In addition, if you are a broker-dealer that receives Exchange Notes in the exchange offer in exchange for Outstanding Notes that were acquired by you for your own account as a result of market-making or other trading activities, you must acknowledge that you will deliver a prospectus in connection with any resale of those Exchange Notes.

        This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of Exchange Notes received in exchange for Outstanding Notes where such Outstanding Notes were acquired as a result of market-making activities or other trading activities. We have agreed that, for a period of up to 180 days after the expiration date of the exchange offer, we will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale. In addition, until November 12, 2005, all dealers effecting transactions in the Exchange Notes may be required to deliver a prospectus.

        Broker-dealers who use this prospectus in connection with resales of Exchange Notes may be required to suspend use of this prospectus under various circumstances, including:

  •
  the issuance by the SEC of a stop order suspending the effectiveness of the registration statement to which this prospectus relates;

  •
  during the period that we agreed to make this prospectus available to broker-dealers in connection with resales of Exchange Notes, this prospectus or the registration statement to which it relates does not conform in all material respects to the Securities Act and the Trust Indenture Act or contains an untrue statement of a material fact or omits to state any material fact required to be stated herein or therein or necessary to make the statements herein or therein not misleading in light of the circumstances then existing; or

  •
  we determine in the exercise of our reasonable judgment that disclosure of a potential acquisition or business combination or other transaction, business development or event is not in our best interests or that obtaining financial statements relating to an acquisition or business combination that would be required to be included in the registration statement to which this prospectus relates would be impracticable, in which case we may suspend the effectiveness of the registration statement for up to two periods, each of up to 60 consecutive days, during any

    365-day period, provided that the registration statement may not be suspended for more than a total of 75 days in any 12-month period.

        We will not receive any proceeds from any sale of Exchange Notes by broker-dealers. Exchange Notes received by broker-dealers for their own account in the exchange offer may be sold from time to time in one or more transactions:

  •
  in the over-the-counter market;

  •
  in negotiated transactions;

  •
  through the writing of options on the Exchange Notes; or

  •
  a combination of those methods of resale.

        The prices at which these sales occur may be at:

  •
  market prices prevailing at the time of resale;

  •
  prices related to prevailing market prices; or

  •
  negotiated prices.

        Any resales may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from the selling broker-dealer and/or the purchasers of the Exchange Notes. Any broker-dealer that resells Exchange Notes that were received by it for its own account in the exchange offer and any broker or dealer that participates in a distribution of the Exchange Notes may be deemed to be an "underwriter" within the meaning of the Securities Act. Any profit on any resale of Exchange Notes and any commissions or concessions received by these persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

        For a period of 180 days after the expiration date of the exchange offer (or such earlier date as eligible broker-dealers no longer own Exchange Notes), we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any eligible broker-dealer that requests such documents in the letter of transmittal. We have agreed to pay all expenses incidental to the exchange offer, other than commissions and concessions of any brokers or dealers. We also have agreed that we will indemnify specified holders of the Exchange Notes, including broker-dealers, against certain liabilities, including liabilities under the Securities Act.

TRANSFER RESTRICTIONS ON OUTSTANDING NOTES

        The Outstanding Notes were not registered under the Securities Act. Accordingly, we offered and sold the Outstanding Notes only in private sales exempt from or not subject to the registration requirements of the Securities Act:

  •
  to "qualified institutional buyers" under Rule 144A under the Securities Act; and

  •
  outside the United States in compliance with Regulation S under the Securities Act.

You may not offer or sell those Outstanding Notes in the United States or to, or for the account or benefit of, U.S. persons except in transactions exempt from or not subject to the Securities Act registration requirements.

LEGAL MATTERS

        Certain legal matters in connection with the issuance of the Exchange Notes will be passed upon for us by Baker Botts L.L.P., Houston, Texas.

EXPERTS

        The financial statements of Pogo as of December 31, 2004 and December 31, 2003 and for each of the three years in the period ended December 31, 2004 and management's assessment of the effectiveness of internal control over financial reporting (which is included in Management's Report on Internal Control over Financial Reporting) as of December 31, 2004, incorporated in this prospectus by reference to the Current Report on Form 8-K dated August 25, 2005, have been audited by PricewaterhouseCoopers LLP, an independent registered public accounting firm, as stated in their report appearing therein.

        The audited historical financial statements of Northrock Resources Ltd. as of December 31, 2004 and 2003 and for each of the three years in the period ended December 31, 2004, included as Exhibit 99.1 to (and incorporated by reference into) Pogo Producing Company's Current Report on Form 8-K filed September 20, 2005, have been audited by PricewaterhouseCoopers LLP—Canada, independent accountants, as stated in their report appearing therein.

INDEPENDENT PETROLEUM ENGINEERS

        Certain information with respect to the oil and natural gas reserves associated with our oil and natural gas properties is derived from the reports of Ryder Scott Company, L.P. and Miller and Lents, Ltd., independent petroleum engineers, and has been included and incorporated by reference in this prospectus upon the authority of said firms as experts with respect to matters covered by such reports and in giving such reports.

        Certain information with respect to the oil and natural gas reserves associated with Northrock's oil and natural gas properties is derived from the report of Ryder Scott Company, L.P., independent petroleum engineers, and has been included and incorporated by reference in this prospectus upon the authority of said firm as experts with respect to matters covered by such report and in giving such report.

Pogo Producing Company

$300,000,000

Offer to Exchange
registered
6.625% Senior Subordinated Notes due 2015
for all outstanding
6.625% Senior Subordinated Notes due 2015

Prospectus